                                PROSPECTUS FOR
                    KEMPER INVESTORS LIFE INSURANCE COMPANY

-------------------------------------------------------------------------------

    INDIVIDUAL AND GROUP VARIABLE, FIXED AND MARKET VALUE ADJUSTED DEFERRED
                               ANNUITY CONTRACTS

-------------------------------------------------------------------------------

                             ZURICH PREFERRED PLUS
                                   Issued By
                   KILICO VARIABLE ANNUITY SEPARATE ACCOUNT
                                      and
                    KEMPER INVESTORS LIFE INSURANCE COMPANY

   This Prospectus describes Variable and Market Value Adjusted Deferred Annuity Contracts (the "Contract") offered by Kemper Investors Life Insurance Company ("we" or "KILICO"). The Contract is designed to provide annuity benefits for retirement which may or may not qualify for certain federal tax advantages or as nonqualified annuities. Depending on particular state requirements, the Contracts may be issued on a group or individual basis. Contracts issued on a group basis are represented by a certificate. Contracts issued on an individual basis are represented by an individual annuity contract. For purposes of this Prospectus, the term "Contract" refers both to certificates and to individual annuity contracts.

   You may allocate purchase payments to one or more of the variable options or the Fixed Options, including the Fixed Option that is subject to a market value adjustment in states where a market value adjustment is authorized. The Contract currently offers twenty-seven investment options, each of which is a Subaccount of KILICO Variable Annuity Separate Account. Currently, you may choose among the following Portfolios:

 . Scudder Variable Series I*           . Alger American MidCap Growth
 . Scudder Capital Growth (formerly     . Janus Aspen Series
  Scudder VLIF Capital Growth)         . Janus Aspen Growth
 . Scudder International (formerly      . Janus Aspen Aggressive Growth
  Scudder VLIF International)          . Janus Aspen Worldwide Growth
 . Scudder Bond (formerly Scudder       . Janus Aspen Balanced
  VLIF Bond                            . Fidelity Variable Insurance Products
 . Scudder Variable Series II*            Fund ("VIP")
 . Scudder Money Market (formerly       . Fidelity VIP Equity-Income (Initial
  Kemper Money Market)                   Class Shares)
 . Scudder Technology Growth            . Fidelity VIP Growth (Initial Class
  (formerly Kemper Technology            Shares)
  Growth)                              . Fidelity Variable Insurance Products
 . Scudder Total Return** (formerly       Fund II ("VIP II")
  Kemper Total Return)                 . Fidelity VIP II Index 500 (Service
 . Scudder High Yield (formerly           Class 2 Shares)
  Kemper High Yield)                   . Fidelity VIP II Contrafund(R)
 . Scudder Growth (formerly Kemper        (Initial Class Shares)
  Growth)                              . American Century Variable
 . Scudder Government Securities          Portfolios, Inc. ("VP")
  (formerly Kemper Government          . American Century VP Income & Growth
  Securities)                          . American Century VP Value
 . Scudder Small Cap Growth             . J.P. Morgan Series Trust II
  (formerly Kemper Small Cap           . J.P. Morgan Small Company
  Growth)                              . Credit Suisse Warburg Pincus Trust
 . Scudder Investment Grade Bond          (formerly Warburg Pincus Trust)
  (formerly Kemper Investment Grade    . Credit Suisse Warburg Pincus Trust-
  Bond)                                  Emerging Markets
 . The Alger American Fund              . The Dreyfus Socially Responsible
 . Alger American Growth                  Growth Fund, Inc. (Initial Share
 . Alger American Small                   Class)
  Capitalization

    *Effective May 1, 2001, pursuant to a restructuring program, the Scudder Variable Life Investment Fund and the Kemper Variable Series are renamed Scudder Variable Series I and Scudder Variable Series II, respectively. The portfolios of the Scudder Variable Series II will be rebranded from Kemper and KVS to Scudder and SVS, respectively.

   **Effective April 30, 2001, pursuant to shareholder approval, the Kemper Horizon 5 Portfolio, the Kemper Horizon 10+ Portfolio and the Kemper Horizon 20+ Portfolio merged into the Kemper Total Return Portfolio, and Kemper Total Return Portfolio was renamed Scudder Total Return Portfolio.

This is a bonus annuity. The expenses for a bonus annuity may be higher than for an annuity without a bonus. The amount of the bonus credit may be more than offset by additional fees and charges associated with the bonus.

The Contracts are not insured by the FDIC. They are obligations of the issuing insurance company and not a deposit of, or guaranteed by, any bank or savings institution and are subject to risks, including possible loss of principal.

This Prospectus contains important information about the Contracts that you should know before investing. You should read it before investing and keep it for future reference. We have filed a Statement of Additional Information ("SAI") with the Securities and Exchange Commission. The current SAI has the same date as this Prospectus and is incorporated by reference in this Prospectus. You may obtain a free copy by writing us or calling (888) 477-9700. A table of contents for the SAI appears on page [57]. You may also find this prospectus and other information about the separate account and us required to be filed with the Securities and Exchange Commission ("SEC") at the SEC's web site at http://www.sec.gov.

The date of this prospectus is May 1, 2001.

The Securities and Exchange Commission has not approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----
DEFINITIONS...............................................................    1
SUMMARY...................................................................    4
SUMMARY OF EXPENSES.......................................................    6
KILICO, THE MVA OPTION, THE SEPARATE ACCOUNT AND THE FUNDS................   16
FIXED ACCOUNT OPTION......................................................   21
THE CONTRACTS.............................................................   21
CONTRACT CHARGES AND EXPENSES.............................................   28
THE ANNUITY PERIOD........................................................   31
FEDERAL INCOME TAXES......................................................   34
DISTRIBUTION OF CONTRACTS.................................................   39
VOTING RIGHTS.............................................................   40
REPORTS TO CONTRACT OWNERS AND INQUIRIES..................................   40
DOLLAR COST AVERAGING.....................................................   40
SYSTEMATIC WITHDRAWAL PLAN................................................   41
ASSET ALLOCATION SERVICE..................................................   41
EXPERTS...................................................................   42
LEGAL MATTERS.............................................................   42
SPECIAL CONSIDERATIONS....................................................   42
AVAILABLE INFORMATION.....................................................   43
BUSINESS..................................................................   44
PROPERTIES................................................................   50
LEGAL PROCEEDINGS.........................................................   50
SELECTED FINANCIAL DATA...................................................   51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   52
KILICO'S DIRECTORS AND EXECUTIVE OFFICERS.................................   64
EXECUTIVE COMPENSATION....................................................   67
TABLE OF CONTENTS--STATEMENT OF ADDITIONAL INFORMATION....................   68
FINANCIAL STATEMENTS......................................................   68
APPENDIX A ILLUSTRATION OF A MARKET VALUE ADJUSTMENT......................   95
APPENDIX B KEMPER INVESTORS LIFE INSURANCE COMPANY DEFERRED FIXED AND
 VARIABLE ANNUITY IRA, ROTH IRA AND SIMPLE IRA DISCLOSURE STATEMENT.......   97

                                  DEFINITIONS

   The following terms as used in this Prospectus have the indicated meanings:

   Accumulated Guarantee Period Value--The sum of your Guarantee Period
Values.

   Accumulation Period--The period between the Date of Issue of a Contract and the Annuity Date when you make premium payments to us.

   Accumulation Unit--A unit of measurement used to determine the value of each Subaccount during the Accumulation Period.

   Allocation Option--The twenty-seven (27) Subaccounts, the Fixed Account Options, including the MVA Option available under the Contract for allocation of Purchase Payments, or transfers of Contract Value during the Accumulation Period.

   Annuitant--The person designated to receive or who is actually receiving annuity payments. Life annuity payments involving life contingencies depend upon the annuitant.

   Annuity Date--The date on which annuity payments from us to the annuitant start.

   Annuity Option--One of several forms in which annuity payments can be made.

   Annuity Period--The period starting on the Annuity Date when we make annuity payments to the annuitant.

   Annuity Unit--A unit of measurement used to determine the amount of Variable Annuity payments.

   Beneficiary--The person you designate to receive any benefits under a Contract upon your death or upon the Annuitant's death prior to the Annuity Period.

   Company ("we", "us", "our", "KILICO")--Kemper Investors Life Insurance Company. Our home office is located at 1 Kemper Drive, Long Grove, Illinois 60049.

   Contract--A Variable, Fixed and Market Value Adjusted Deferred Annuity Contract offered on an individual or group basis. Contracts issued on a group basis are represented by a certificate. Contracts issued on an individual basis are represented by an individual annuity contract.

   Contract Value--The sum of the values of your Accumulated Guarantee Period Value, Fixed Account Contract Value and Separate Account Value during the Accumulation Period.

   Contract Year--Period between anniversaries of the Date of Issue of a Contract.

   Contribution Year--Each Contract Year in which a Purchase Payment is made and each later year measured from the end of the Contract Year when the Purchase Payment was made.

   Date of Issue--The date on which the first Contract Year commences.

   Debt--The principal of any outstanding loan plus any accrued interest. Requests for loans must be made in writing to us.

   Fixed Account--A portion of a Contract that is supported by the assets of our General Account. A Fixed Account provides for a guaranteed fixed rate of return on Contract Value allocated to a Fixed Account.

   Fixed Account Contract Value--The value of your interest in the Fixed
Account.

   Fixed Annuity--An annuity where we guarantee the amount of each annuity payment.

   Fund or Funds--Scudder Variable Series I (formerly Scudder Variable Life Investment Fund, Scudder Variable Series II (formerly Kemper Variable Series), The Alger American Fund, Janus Aspen Series, Fidelity Variable Insurance Products Fund, Fidelity Variable Insurance Products Fund II, American Century Variable

Portfolios, Inc., J.P. Morgan Series Trust II, Credit Suisse Warburg Pincus Trust (formerly Warburg Pincus Trust) and The Dreyfus Socially Responsible Growth Fund, Inc., including any Portfolios thereunder.

   General Account--All our assets other than those allocated to any legally segregated separate account.

   Guaranteed Interest Rate--The rate of interest we set for a given Guarantee Period or the Fixed Account.

   Guarantee Period--The period of time for which a Guaranteed Interest Rate of an MVA Option is guaranteed. You may elect MVA Options having Guarantee Periods of from one to ten years.

   Guarantee Period Value--The sum of:

    . your Purchase Payments allocated to an MVA Option or amounts you transfer to an MVA Option, plus

    . interest credited, minus

    . your withdrawals and transfers, plus or minus

    . any applicable Market Value Adjustment previously made.

   Market Adjusted Value--A Guarantee Period Value adjusted by the market value adjustment formula.

   Market Value Adjustment--An adjustment of values under a Guarantee Period in accordance with the market value adjustment formula. The adjustment reflects the change in the value of the Guarantee Period Value due to changes in interest rates since the date the Guarantee Period commenced. The adjustment is computed using the market value adjustment formula stated in the Contract.

   MVA Option--A Fixed Account option to which Purchase Payments may be allocated or Contract Value transferred during the Accumulation Period..

   Non-Qualified Contract--A Contract issued which does not receive favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code, but is an annuity contract under Section 72 of the Internal Revenue Code.

   Owner ("you, your, yours")--The person designated in the Contract as having the privileges of ownership defined in the Contract.

   Portfolio(s)--The underlying portfolios in which the Subaccounts invest. Each Portfolio is an investment company registered with the SEC or a separate investment series of a registered investment company.

   Purchase Payments--Premium amounts paid to us by you or on your behalf.

   Purchase Payment Bonus ("PPB")--The amount by which we will increase your Purchase Payments on Purchase Payments made within the first 15 Contract Years.

   Qualified Contract--A Contract issued in connection with a retirement plan which receives favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code.

   Separate Account--The KILICO Variable Annuity Separate Account.

   Separate Account Contract Value--The sum of your Subaccount Values.

   Subaccounts--The twenty-seven subdivisions of the Separate Account, the assets of which consist solely of shares of the corresponding Portfolios.

   Subaccount Value--The value of your allocations to a Subaccount.

   Valuation Date--Each day when a Subaccount is valued. Subaccounts are normally valued every day the New York Stock Exchange is open for trading.

   Valuation Period--The interval of time between two consecutive Valuation
Dates.

   Variable Annuity--An annuity with payments varying in amount in accordance with the investment experience of the Subaccount(s) you specify.

   Withdrawal Charge--The "contingent deferred sales charge" assessed against certain withdrawals of Contract Value in the first eight Contribution Years or against certain annuitizations of Contract Value in the first eight Contribution Years.

   Withdrawal Value--Contract Value minus Debt, any applicable premium tax, applicable market value adjustment and any Withdrawal Charge.

                                    SUMMARY

   Because this is a summary, it does not contain all of the information that may be important. Read the entire Prospectus and Statement of Additional Information before deciding to invest.

   It is important to remember that this Contract is a long-term investment. Consider your need to make withdrawals or terminate this Contract in the short-term as your expenses can outweigh the benefits of the Purchase Payment Bonus offered. We also offer variable annuity contracts that do not provide a Purchase Payment Bonus and, therefore, have lower fees. You should carefully consider whether or not this Contract is the best variable annuity for you. Generally, this Contract is most suited to those who intend to hold it for a relatively long time. We use a portion of the mortality and expense risk charges and the surrender charge to pay for the Purchase Payment Bonus.

   After you have held the Contract for 15 Contract Years, the administration expenses will be decreased by 0.25%. In addition, we will waive Withdrawal Charges on Purchase Payments made after 15 Contract years. However, after 15 Contract Years, additional Purchase Payments will not receive the Purchase Payment Bonus.

   The Contracts provide for investment on a tax-deferred basis and annuity benefits. Both Non-Qualified and Qualified Contracts are described in this Prospectus.

   The minimum initial Purchase Payment is $10,000 and, subject to certain exceptions, the minimum subsequent payment is $100.

   This is a bonus Contract. This means your Contract Value may be increased by the Purchase Payment Bonus. The Purchase Payment Bonus is 4%. There are important limitations on this bonus. (See "Limitations on Your Purchase Payment Bonus," page 22.)

   Variable accumulations and benefits are provided by crediting Purchase Payments and any Purchase Payment Bonus to one or more Subaccounts that you select. Each Subaccount invests in a corresponding Portfolio. (See "The Funds," page 17.)

   Contract Value allocated to the Separate Account varies with the investment experience of the selected Subaccount(s).

   We provide for fixed accumulation and benefits in the Fixed Account. Any portion of the Purchase Payment allocated to the Fixed Account is credited with interest daily at a rate we periodically declare that is not to be less than 3% annually. (See "Fixed Account Option," page 21.)

   The investment risk under the Contract is borne by you, except to the extent that Contract Value is allocated to the Fixed Account and is guaranteed to earn at least 3% annually.

   The MVA Options provide fixed-rate accumulations, each for a specified Guarantee Period. MVA Options are only available during the Accumulation Period. You may allocate amounts to one or more MVA Options. We may offer additional MVA Options with different Guarantee Periods at our discretion. For new Contracts, we may limit to 3 the number of MVA Options available. We credit a Guaranteed Interest Rate daily to amounts allocated to an MVA Option. Each Guaranteed Interest Rate is set at our discretion, but once set is guaranteed not to change for the duration of the Guarantee Period. At the end of a Guarantee Period, your money will be transferred to the money market subaccount unless you timely elect another MVA Option.

   Transfers between Subaccounts are permitted before and after annuitization, subject to limitations. A transfer from a Guarantee Period is subject to a Market Value Adjustment. Restrictions apply to amounts transferred from the Fixed Account (See "Transfer During Accumulation Period" and "Transfer During Annuity Period," pages 25 and 33, respectively.)

   The minimum withdrawal amount is $500 for the Subaccounts and Fixed Account and $5,000 for the MVA Options. A minimum $5,000 Contract Value plus Debt must remain after a withdrawal. If less than $5,000 Contract Value plus Debt remains after a partial withdrawal, we will terminate the Contract. If a partial withdrawal is made in connection with a 1035 exchange, direct transfer, or direct rollover, a $5,000 Contract Value plus Debt must also remain in the Contract after the transfer. If this withdrawal request would reduce the Contract Value to less than $5,000 Contract Value plus Debt, and you have not terminated your Contract, your partial withdrawal request will be limited so that the Contract Value remaining will be $5,000. No transfer, rollover, or 1035 exchange is permitted until the outstanding loan on your Contract is paid. Once the outstanding loan is paid, you may implement a transfer, rollover or 1035 exchange.

   No sales charge is deducted from any Purchase Payment. You may withdraw up to 10% of the Contract Value less Debt in any Contract Year without assessment of a Withdrawal Charge. If you withdraw an amount in excess of 10% of the Contract Value less Debt in any Contract Year, the amount withdrawn in excess of 10% is subject to a contingent deferred sales charge (See "Withdrawal Charge," page 29.) The Withdrawal Charge starts at 8% in the first and second Contribution Years and reduces each subsequent Contribution Year. There are no Withdrawal Charges after eight Contribution Years (See "Withdrawal Charge," page 29.) The Withdrawal Charge also applies at the annuitization of Contract Value in the eighth Contribution Year or earlier, except as set forth under "Withdrawal Charge." Withdrawals will have tax consequences, which may include the amount of the withdrawal being subject to income tax and in some circumstances an additional 10% penalty tax. Withdrawals are permitted from Contracts issued in connection with Section 403(b) Qualified Plans only under limited circumstances. (See "Federal Income Taxes," page 34.)

   A Market Value Adjustment also applies to any withdrawal, transfer or purchase of an annuity option from a Guarantee Period Value. The Market Value Adjustment does not apply during the "free look" period. Upon death, the Market Value Adjustment will only apply to the extent it increases the death benefit.

   Contract charges include:

    . mortality and expense risk charges,

    . administration expenses,

    . records maintenance charge,

    . Withdrawal Charges,

    . applicable premium taxes, and

    . MIAA Expense (Optional)

   (See "Summary of Expenses," page 6.) In addition, the Funds pay their investment advisers varying fees for investment advice and also incur other operational expenses. (See the Funds' prospectuses for such information.)

   Automatic Asset Rebalancing and Dollar Cost Averaging are available to you. (See "Automatic Asset Rebalancing" and "Dollar Cost Averaging," pages 28 and 40, respectively.)

   The Contract may be purchased as an Individual Retirement Annuity, Simplified Employee Pension--IRA, Traditional and Roth Individual Retirement Annuity, tax sheltered annuity, and as a nonqualified annuity. (See "Taxation of Annuities in General," page 34 and "Qualified Plans," page 37.)

   You have the right within the "free look" period (generally ten days, subject to state variation) after receiving the Contact to cancel the Contract by delivering or mailing it to us. If you decide to return your Contract for a refund during the "free look" period, please also include a letter of instruction. Upon receipt by us, the Contract will be cancelled and amounts refunded. The amount of the refund depends on the state where issued; however, generally the refund is at least the Contract Value minus any Purchase Payment Bonus as adjusted for any negative investment performance, or any positive investment performance. Thus, if you return the Contract during the "free look" period, you will not receive the Purchase Payment Bonus. (See "The Contracts," page 21.) In addition, a special "free look" period applies in some circumstances to Contracts issued as individual retirement annuities or as Roth Individual Retirement Annuities.

   You may elect, where available, to enter into a separate investment advisory agreement with our affiliate, PMG Asset Management, Inc. ("PMG"). PMG provides asset allocation services under PMG's Managed Investment Advisory Account ("MIAA"). MIAA allocates Contract Value among certain Subaccounts and the Fixed Account. (See "Asset Allocation Service," page 41.) The MIAA and applicable fees are described more fully in the disclosure statement provided by PMG. MIAA is not available in all states or through all distributors.

                              SUMMARY OF EXPENSES
--------------------------------------------------------------------------------
 Contract Owner Transaction Expenses

  Sales Load
   Imposed on
   Purchases
   (as a
   percentage
   of purchase
   payments)...  None
  Contingent
   Deferred
   Sales Load
   (as a
   percentage
   of amount
   surrendered)*

                   Contribution Year(1)
                   --------------------
                     First Year........................................  8%
                     Second Year.......................................  8%
                     Third Year........................................  7%
                     Fourth Year.......................................  6%
                     Fifth Year........................................  5%
                     Sixth Year........................................  4%
                     Seventh Year......................................  3%
                     Eighth Year.......................................  2%
                     Ninth Year and Following..........................  0%

  Surrender Fees (in addition to Withdrawal Charge).....................  None
  Surrenders and other withdrawals from the MVA Option are subject to a
   Market Value Adjustment. The Market Value Adjustment may increase or reduce the Guarantee Period Value.
  Transfer Fees (voluntary transfers in excess of 12 per year)..........   $10
  Maximum Quarterly Records Maintenance Charge.......................... $7.50
  Under certain circumstances the quarterly Records Maintenance Charge may be reduced or waived. The quarterly Records Maintenance Charge will be $3.75 for Contracts with a Contract Value between $25,000 and
   $50,000 and will be waived for Contracts with a Contract Value exceeding $50,000 on the date of assessment.

 *We will waive this charge on Purchase Payments made after 15 Contract Years.

  MIAA Expenses
  MIAA Initial Set Up Fee (optional).................................... $ 30
  MIAA Expense (optional)............................................... 0.50%**

 **Charged quarterly in arrears at the rate of .125% per quarter of Contract
    Value subject to the MIAA Expense, using an average daily weighted balance methodology. (See "Asset Allocation Service.")

  Separate Account Annual Expenses (as a percentage of average daily account value)
  Mortality and Expense Risk........................................  1.00%
  Administration
  Current...........................................................  0.50%
  Maximum...........................................................  0.70%***
  Account Fees and Expenses.........................................  0.00%
  Total Current Separate Account Annual Expense.....................  1.50%
  Total Maximum Separate Account Annual Expense.....................  1.70%

 ***We reserve the right for new Contracts to increase the administration charge up to a maximum of .70%. We currently do not charge the maximum. After 15 Contract Years, the administration expenses will be decreased by 0.25%.

  Fund Annual Expenses (After Any Fee Waivers and Expense Reductions)
  (as percentage of each Portfolio's average net assets for the period ended December 31, 2000)

                                   Management  Other   Rule 12b-1    Total Annual
             Portfolio                Fees    Expenses    Fees    Portfolio Expenses
             ---------             ---------- -------- ---------- ------------------
  Scudder Capital Growth.........    0.46%     0.03%     0.00%          0.49%
  Scudder International..........    0.82%     0.14%     0.00%          0.96%
  Scudder Bond...................    0.48%     0.10%     0.00%          0.58%
  Scudder Money Market...........    0.50%     0.08%     0.00%          0.58%
  Scudder Technology Growth (1)..    0.75%     0.07%     0.00%          0.82%
  Scudder Total Return...........    0.55%     0.06%     0.00%          0.61%
  Scudder High Yield.............    0.60%     0.08%     0.00%          0.68%
  Scudder Growth.................    0.60%     0.05%     0.00%          0.65%
  Scudder Government Securities
   (2)...........................    0.55%     0.05%     0.00%          0.60%
  Scudder Small Cap Growth.......    0.65%     0.07%     0.00%          0.72%
  Scudder Investment Grade Bond
   (1)(2)........................    0.60%     0.07%     0.00%          0.67%
  Alger American Growth..........    0.75%     0.04%     0.00%          0.79%
  Alger American Small
   Capitalization................    0.85%     0.05%     0.00%          0.90%
  Alger American MidCap Growth...    0.80%     0.04%     0.00%          0.84%
  Janus Aspen Growth (3).........    0.65%     0.02%     0.00%          0.67%
  Janus Aspen Aggressive Growth
   (3)...........................    0.65%     0.01%     0.00%          0.66%
  Janus Aspen Worldwide Growth
   (3)...........................    0.65%     0.04%     0.00%          0.69%
  Janus Aspen Balanced (3).......    0.65%     0.01%     0.00%          0.66%
  Fidelity VIP Equity-Income (4).    0.48%     0.08%     0.00%          0.56%
  Fidelity VIP Growth (4)........    0.57%     0.08%     0.00%          0.65%
  Fidelity VIP II Index 500(5).......0.24%     0.27%     0.25%          0.76%
  Fidelity VIP II Contrafund (4).    0.57%     0.09%     0.00%          0.66%
  American Century VP Income &
   Growth........................    0.70%     0.00%     0.00%          0.70%
  American Century VP Value......    1.00%     0.00%     0.00%          1.00%
  J.P. Morgan Small Company (6)..    0.60%     0.55%     0.00%          1.15%
  Credit Suisse Warburg Pincus
   Trust-Emerging Markets (7)....    1.09%     0.31%     0.00%          1.40%
  Dreyfus Socially Responsible
   Growth........................    0.75%     0.03%     0.00%          0.78%


(1) Pursuant to their respective agreements with Scudder Variable Series II, the investment manager and the accounting agent have agreed, for the one year period commencing on May 1, 2001, to limit their respective fees and to reimburse other expenses to the extent necessary to limit total operating expenses of the following described Portfolios to the amounts set forth after the Portfolio names: Scudder Technology Growth (0.95%) and Scudder Investment Grade Bond (0.80%).

(2) "Other Expenses" have been restated to exclude reorganization costs.

(3) Expenses are based upon expenses for the fiscal year ended December 31, 2000, restated to reflect a reduction in the management fee for Janus Aspen Growth, Janus Aspen Aggressive Growth, Janus Aspen Worldwide Growth and Janus Aspen Balanced Portfolios. All expenses are shown without the effect of any expense offset arrangements.

(4) Actual annual class operating expenses were lower because a portion of the brokerage commissions that the Portfolio paid was used to reduce the Portfolio's expenses. Through arrangements with the Portfolio's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the Portfolio's custodian expenses. These offsets may be discontinued at any time. With these offsets, Management Fees, Other Expenses and Total Portfolio Annual Expenses would have been .48%, .07% and .55%, respectively, for the Fidelity VIP Equity-Income Portfolio, .57%, .07% and .64%, respectively, for the Fidelity VIP Growth Portfolio; and .57%, .06% and .63%, respectively, for the Fidelity VIP II Contrafund Portfolio.

(5) Fidelity VIP II Index 500 (Service Class 2 Shares) Portfolio's total annual expenses reflect Fidelity Management & Research Company's ("FMR") voluntary agreement to reimburse the class to the extent that total operating expenses (excluding interest, taxes, certain securities lending costs, brokerage commissions and extraordinary expenses) exceed 0.53%. FMR's voluntary agreement may be discontinued by FMR at any time. With this reimbursement, Management Fees, Other Expenses, Rule 12b-1 Fees and Total Portfolio Annual Expenses would have been .24%, .04%, .25% and .53%, respectively.

(6) Reflects an agreement by Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, to reimburse the Portfolio to the extent certain expenses exceed 1.15% of the Portfolio's average daily net assets during the fiscal year 2001. Absent fee waiver and expense reimbursement, total operating expenses would have been 1.32%.

(7) The expense figures shown are net of certain fee waivers or reductions from the Portfolio's investment adviser and/or its affiliates based on actual expenses for fiscal year ended December 31, 2000. Without such waivers, Management Fees, Other Expenses and Total Portfolio Annual Expenses for the Credit Suisse Warburg Pincus Trust-Emerging Markets Portfolio would have been 1.25%, 0.44% and 1.69%, respectively. Fee waivers and expense reimbursements may be discontinued at any time.

Table 1a

   If you surrender your Contract, you would pay the following expenses on a $1,000 investment, assuming:
    .5% annual return on assets,
    .the current .50% administration charge,
    .you did not participate in the optional MIAA program, and .the current level of fund expenses for all years shown.

   The example assumes that any fund expense caps, waivers or reimbursement arrangements described in the footnotes above are in effect for the time periods presented below. The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

                                    EXAMPLE
-------------------------------------------------------------------------------

  Subaccount                                   1 year 3 years 5 years 10 years
  ----------                                   ------ ------- ------- --------
  Scudder Capital Growth                        $103   $139    $166     $234
  Scudder International                          107    153     189      282
  Scudder Bond                                   104    142     171      243
  Scudder Money Market                           104    142     171      243
  Scudder Technology Growth                      106    149     182      268
  Scudder Total Return                           104    143     172      246
  Scudder High Yield                             105    145     175      254
  Scudder Growth                                 104    144     174      250
  Scudder Government Securities                  104    143     172      245
  Scudder Small Cap Growth                       105    146     177      258
  Scudder Investment Grade Bond                  104    145     175      252
  Alger American Growth                          106    148     181      265
  Alger American Small Capitalization            107    151     186      276
  Alger American MidCap Growth                   106    149     183      270
  Janus Aspen Growth                             104    145     175      252
  Janus Aspen Aggressive Growth                  104    144     174      251
  Janus Aspen Worldwide Growth                   105    145     176      255
  Janus Aspen Balanced                           104    144     174      251
  Fidelity VIP Equity-Income                     103    141     170      241
  Fidelity VIP Growth                            104    144     174      250
  Fidelity VIP II Index 500                      105    147     179      262
  Fidelity VIP II Contrafund                     104    144     174      251
  American Century VP Income & Growth            105    145     176      256
  American Century VP Value                      108    154     191      286
  J.P. Morgan Small Company                      109    158     198      301
  Credit Suisse Warburg Pincus Trust-Emerging
   Markets                                       111    165     210      326
  Dreyfus Socially Responsible Growth            106    148     180      264

Table 1b

   Same assumptions as Table 1a above, except that you decide not to surrender your Contract at the end of each period.

                                    EXAMPLE
-------------------------------------------------------------------------------

  Subaccount                                   1 year 3 years 5 years 10 years
  ----------                                   ------ ------- ------- --------
  Scudder Capital Growth                        $20     $63    $108     $234
  Scudder International                          25      78     133      282
  Scudder Bond                                   21      66     113      243
  Scudder Money Market                           21      66     113      243
  Scudder Technology Growth                      24      73     125      268
  Scudder Total Return                           22      67     115      246
  Scudder High Yield                             22      69     118      254
  Scudder Growth                                 22      68     117      250
  Scudder Government Securities                  22      66     114      245
  Scudder Small Cap Growth                       23      70     120      258
  Scudder Investment Grade Bond                  22      69     118      252
  Alger American Growth                          23      72     124      265
  Alger American Small Capitalization            25      76     129      276
  Alger American MidCap Growth                   24      74     126      270
  Janus Aspen Growth                             22      69     118      252
  Janus Aspen Aggressive Growth                  22      68     117      251
  Janus Aspen Worldwide Growth                   22      69     119      255
  Janus Aspen Balanced                           22      68     117      251
  Fidelity VIP Equity-Income                     21      65     112      241
  Fidelity VIP Growth                            22      68     117      250
  Fidelity VIP II Index 500                      23      71     122      262
  Fidelity VIP II Contrafund                     22      68     117      251
  American Century VP Income & Growth            23      70     119      256
  American Century VP Value                      26      79     135      286
  J.P. Morgan Small Company                      27      83     142      301
  Credit Suisse Warburg Pincus Trust-Emerging
   Markets                                       30      91     155      326
  Dreyfus Socially Responsible Growth            23      72     123      264


   The purpose of the preceding tables is to assist you in understanding the various costs and expenses that an Owner in a Subaccount will bear directly or indirectly. The tables reflect expenses of both the Separate Account and the Fund but not the MVA Option. This table is limited to disclosure with regard to the variable portion of the Contract. See "Contract Charges and Expenses" and "The MVA Option" for more information regarding the various costs and expenses. The examples should not be considered to be representations of past or future expenses and do not include the deduction of state premium taxes, which may be assessed before or upon annuitization. Actual expenses may be greater or less than those shown. The examples assume a 5% annual rate of return pursuant to requirements of the Securities and Exchange Commission. This hypothetical rate of return is not intended to be representative of past or future performance of any Subaccount. The Records Maintenance Charge is a single charge; it is not a separate charge for each Subaccount. In addition, the effect of the Records Maintenance Charge has been reflected by applying the percentage derived by dividing the total amounts of quarterly Records Maintenance Charge collected by the total net assets of all the Subaccounts in the Separate Account.

Table 2a

   If you surrender your Contract, you would pay the following expenses on a $1,000 investment, assuming:
    . 5% annual return on assets,
    . the maximum .70% administration charge (we reserve the right to charge),
    . you did not participate in the optional MIAA program, and . the current level of fund expenses for all years shown.

   The example assumes that any fund expense caps, waivers or reimbursement arrangements described in the footnotes above are in effect for the time periods presented below. The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

                                    EXAMPLE
-------------------------------------------------------------------------------

  Subaccount                                   1 year 3 years 5 years 10 years
  ----------                                   ------ ------- ------- --------
  Scudder Capital Growth                        $105   $145    $176     $255
  Scudder International                          109    159     199      302
  Scudder Bond                                   106    148     180      264
  Scudder Money Market                           106    148     180      264
  Scudder Technology Growth                      108    155     192      288
  Scudder Total Return                           106    149     182      267
  Scudder High Yield                             106    151     185      274
  Scudder Growth                                 106    150     184      271
  Scudder Government Securities                  106    148     181      266
  Scudder Small Cap Growth                       107    152     187      278
  Scudder Investment Grade Bond                  106    150     185      273
  Alger American Growth                          107    154     190      285
  Alger American Small Capitalization            109    157     196      296
  Alger American MidCap Growth                   108    155     193      290
  Janus Aspen Growth                             106    150     185      273
  Janus Aspen Aggressive Growth                  106    150     184      272
  Janus Aspen Worldwide Growth                   107    151     186      275
  Janus Aspen Balanced                           106    150     184      272
  Fidelity VIP Equity-Income                     105    147     179      262
  Fidelity VIP Growth                            106    150     184      271
  Fidelity VIP II Index 500                      107    153     189      282
  Fidelity VIP II Contrafund                     106    150     184      272
  American Century VP Income & Growth            107    151     186      276
  American Century VP Value                      109    160     201      306
  J.P. Morgan Small Company                      111    164     208      321
  Credit Suisse Warburg Pincus Trust-Emerging
   Markets                                       113    171     220      345
  Dreyfus Socially Responsible Growth            107    153     190      284

Table 2b

   Same assumptions as Table 2a above, except that you decide not to surrender your Contract at the end of each period.

                                    EXAMPLE
-------------------------------------------------------------------------------

  Subaccount                                   1 year 3 years 5 years 10 years
  ----------                                   ------ ------- ------- --------
  Scudder Capital Growth                        $22     $69    $119     $255
  Scudder International                          27      84     143      302
  Scudder Bond                                   23      72     123      264
  Scudder Money Market                           23      72     123      264
  Scudder Technology Growth                      26      79     136      288
  Scudder Total Return                           24      73     125      267
  Scudder High Yield                             24      75     128      274
  Scudder Growth                                 24      74     127      271
  Scudder Government Securities                  24      73     124      266
  Scudder Small Cap Growth                       25      76     130      278
  Scudder Investment Grade Bond                  24      75     128      273
  Alger American Growth                          26      78     134      285
  Alger American Small Capitalization            27      82     140      296
  Alger American MidCap Growth                   26      80     137      290
  Janus Aspen Growth                             24      75     128      273
  Janus Aspen Aggressive Growth                  24      74     127      272
  Janus Aspen Worldwide Growth                   25      75     129      275
  Janus Aspen Balanced                           24      74     127      272
  Fidelity VIP Equity-Income                     23      71     122      262
  Fidelity VIP Growth                            24      74     127      271
  Fidelity VIP II Index 500                      25      78     133      282
  Fidelity VIP II Contrafund                     24      74     127      272
  American Century VP Income & Growth            25      76     129      276
  American Century VP Value                      28      85     145      306
  J.P. Morgan Small Company                      29      90     152      321
  Credit Suisse Warburg Pincus Trust-Emerging
   Markets                                       32      97     165      345
  Dreyfus Socially Responsible Growth            25      78     134      284


   The purpose of the preceding tables is to assist you in understanding the various costs and expenses that an Owner in a Subaccount will bear directly or indirectly. The tables reflect expenses of both the Separate Account and the Fund but not the MVA Option. This table is limited to disclosure with regard to the variable portion of the Contract. See "Contract Charges and Expenses" and "The MVA Option" for more information regarding the various costs and expenses. The examples should not be considered to be representations of past or future expenses and do not include the deduction of state premium taxes, which may be assessed before or upon annuitization. Actual expenses may be greater or less than those shown. The examples assume a 5% annual rate of return pursuant to requirements of the Securities and Exchange Commission. This hypothetical rate of return is not intended to be representative of past or future performance of any Subaccount. The Records Maintenance Charge is a single charge; it is not a separate charge for each Subaccount. In addition, the effect of the Records Maintenance Charge has been reflected by applying the percentage derived by dividing the total amounts of quarterly Records Maintenance Charge collected by the total net assets of all the Subaccounts in the Separate Account.

Table 3a

   If you surrender your Contract, you would pay the following expenses on a $1,000 investment, assuming:
    . 5% annual return on assets,
    . the current .50% administration charge, . you did participate in the optional MIAA program with a .50% MIAA
       Expense, and the current level of fund expenses for all years shown.

   The example assumes that any fund expense caps, waivers or reimbursement arrangements described in the footnotes above are in effect for the time periods presented below. The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

                                    EXAMPLE
-------------------------------------------------------------------------------

  Subaccount                                   1 year 3 years 5 years 10 years
  ----------                                   ------ ------- ------- --------
  Scudder Capital Growth                        $112   $158    $195     $289
  Scudder International                          117    171     217      335
  Scudder Bond                                   113    161     199      298
  Scudder Money Market                           113    161     199      298
  Scudder Technology Growth                      115    167     210      322
  Scudder Total Return                           113    162     200      301
  Scudder High Yield                             114    164     204      308
  Scudder Growth                                 114    163     202      305
  Scudder Government Securities                  113    161     200      300
  Scudder Small Cap Growth                       114    165     206      312
  Scudder Investment Grade Bond                  114    163     203      307
  Alger American Growth                          115    167     209      319
  Alger American Small Capitalization            116    170     214      330
  Alger American MidCap Growth                   115    168     211      324
  Janus Aspen Growth                             114    163     203      307
  Janus Aspen Aggressive Growth                  114    163     203      306
  Janus Aspen Worldwide Growth                   114    164     204      309
  Janus Aspen Balanced                           114    163     203      306
  Fidelity VIP Equity-Income                     113    160     198      296
  Fidelity VIP Growth                            114    163     202      305
  Fidelity VIP II Index 500                      115    166     208      316
  Fidelity VIP II Contrafund                     114    163     203      306
  American Century VP Income & Growth            114    164     205      310
  American Century VP Value                      117    173     219      339
  J.P. Morgan Small Company                      118    177     226      353
  Credit Suisse Warburg Pincus Trust-Emerging
   Markets                                       121    184     238      377
  Dreyfus Socially Responsible Growth            115    166     209      318

Table 3b

   Same assumptions as Table 3a above, except that you decide not to surrender your Contract at the end of each period.

                                    EXAMPLE
-------------------------------------------------------------------------------

  Subaccount                                   1 year 3 years 5 years 10 years
  ----------                                   ------ ------- ------- --------
  Scudder Capital Growth                        $31     $83    $139     $289
  Scudder International                          35      98     162      335
  Scudder Bond                                   31      86     143      298
  Scudder Money Market                           31      86     143      298
  Scudder Technology Growth                      34      93     155      322
  Scudder Total Return                           32      87     145      301
  Scudder High Yield                             32      89     148      308
  Scudder Growth                                 32      88     147      305
  Scudder Government Securities                  32      87     144      300
  Scudder Small Cap Growth                       33      90     150      312
  Scudder Investment Grade Bond                  32      89     148      307
  Alger American Growth                          34      92     154      319
  Alger American Small Capitalization            35      96     159      330
  Alger American MidCap Growth                   34      94     156      324
  Janus Aspen Growth                             32      89     148      307
  Janus Aspen Aggressive Growth                  32      88     147      306
  Janus Aspen Worldwide Growth                   33      89     149      309
  Janus Aspen Balanced                           32      88     147      306
  Fidelity VIP Equity-Income                     31      85     142      296
  Fidelity VIP Growth                            32      88     147      305
  Fidelity VIP II Index 500                      33      91     152      316
  Fidelity VIP II Contrafund                     32      88     147      306
  American Century VP Income & Growth            33      90     149      310
  American Century VP Value                      36      99     164      339
  J.P. Morgan Small Company                      37     103     172      353
  Credit Suisse Warburg Pincus Trust-Emerging
   Markets                                       40     111     184      377
  Dreyfus Socially Responsible Growth            34      92     153      318


   The purpose of the preceding table is to assist you in understanding the various costs and expenses that an Owner in a Subaccount will bear directly or indirectly. The table reflects expenses of the Separate Account, the Funds, and the Owner under the optional MIAA program. The Example should not be considered to be a representation of past or future expenses and does not include the deduction of state premium taxes, which may be assessed before or upon annuitization. Actual expenses may be greater or less than those shown. "Management Fees" and "Other Expenses" in the "SUMMARY OF EXPENSES" for the Funds have been provided by the Funds' investment managers or advisers and have not been independently verified. The Example assumes a 5% annual rate of return pursuant to requirements of the Securities and Exchange Commission. This hypothetical rate of return is not intended to be representative of past or future performance of any Subaccount. The Records Maintenance Charge is a single charge; it is not a separate charge for each Subaccount. In addition, the effect of the Records Maintenance Charge has been reflected in the Example by applying the percentage derived by dividing the total amounts of annual Records Maintenance Charge collected by the total net assets of all the Subaccounts in the Separate Account. The Example also assumes that all of the Contract Value in a particular Subaccount is in the MIAA program. See "Contract Charges and Expenses" for more information regarding the various costs and expenses.

Table 4a

   If you surrender your Contract, you would pay the following expenses on a $1,000 investment, assuming:
    . 5% annual return on assets,
    . the maximum .70% administration charge (we reserve the right to charge),
    . you did participate in the optional MIAA program with a .50% MIAA
       Expense, and
    . the current level of fund expenses for all years shown.

   The example assumes that any fund expense caps, waivers or reimbursement arrangements described in the footnotes above are in effect for the time periods presented below. The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

                                    EXAMPLE
-------------------------------------------------------------------------------

  Subaccount                                   1 year 3 years 5 years 10 years
  ----------                                   ------ ------- ------- --------
  Scudder Capital Growth                        $114   $164    $204     $309
  Scudder International                          118    177     226      354
  Scudder Bond                                   115    166     209      318
  Scudder Money Market                           115    166     209      318
  Scudder Technology Growth                      117    173     220      341
  Scudder Total Return                           115    167     210      321
  Scudder High Yield                             116    169     213      328
  Scudder Growth                                 115    168     212      325
  Scudder Government Securities                  115    167     209      320
  Scudder Small Cap Growth                       116    170     215      331
  Scudder Investment Grade Bond                  116    169     213      327
  Alger American Growth                          117    172     218      338
  Alger American Small Capitalization            118    175     224      349
  Alger American MidCap Growth                   117    174     221      343
  Janus Aspen Growth                             116    169     213      327
  Janus Aspen Aggressive Growth                  116    169     212      326
  Janus Aspen Worldwide Growth                   116    169     214      329
  Janus Aspen Balanced                           116    169     212      326
  Fidelity VIP Equity-Income                     115    166     208      316
  Fidelity VIP Growth                            115    168     212      325
  Fidelity VIP II Index 500                      117    171     217      335
  Fidelity VIP II Contrafund                     116    169     212      326
  American Century VP Income & Growth            116    170     214      330
  American Century VP Value                      119    178     228      358
  J.P. Morgan Small Company                      120    182     235      372
  Credit Suisse Warburg Pincus Trust-Emerging
   Markets                                       123    189     247      395
  Dreyfus Socially Responsible Growth            117    172     218      337

Table 4b

   Same assumptions as Table 4a above, except that you decide not to surrender your Contract at the end of each period.

                                    EXAMPLE
-------------------------------------------------------------------------------

  Subaccount                                   1 year 3 years 5 years 10 years
  ----------                                   ------ ------- ------- --------
  Scudder Capital Growth                        $33    $ 89    $149     $309
  Scudder International                          37     104     172      354
  Scudder Bond                                   34      92     153      318
  Scudder Money Market                           34      92     153      318
  Scudder Technology Growth                      36      99     165      341
  Scudder Total Return                           34      93     155      321
  Scudder High Yield                             35      95     158      328
  Scudder Growth                                 34      94     157      325
  Scudder Government Securities                  34      93     154      320
  Scudder Small Cap Growth                       35      96     160      331
  Scudder Investment Grade Bond                  34      95     158      327
  Alger American Growth                          36      98     164      338
  Alger American Small Capitalization            37     102     169      349
  Alger American MidCap Growth                   36     100     166      343
  Janus Aspen Growth                             34      95     158      327
  Janus Aspen Aggressive Growth                  34      95     157      326
  Janus Aspen Worldwide Growth                   35      95     159      329
  Janus Aspen Balanced                           34      95     157      326
  Fidelity VIP Equity-Income                     33      91     152      316
  Fidelity VIP Growth                            34      94     157      325
  Fidelity VIP II Index 500                      35      98     162      335
  Fidelity VIP II Contrafund                     34      95     157      326
  American Century VP Income & Growth            35      96     159      330
  American Century VP Value                      38     105     174      358
  J.P. Morgan Small Company                      39     109     182      372
  Credit Suisse Warburg Pincus Trust-Emerging
   Markets                                       42     117     194      395
  Dreyfus Socially Responsible Growth            36      98     163      337


   The purpose of the preceding table is to assist you in understanding the various costs and expenses that an Owner in a Subaccount will bear directly or indirectly. The table reflects expenses of the Separate Account, the Funds, and the Owner under the optional MIAA program. The Example should not be considered to be a representation of past or future expenses and does not include the deduction of state premium taxes, which may be assessed before or upon annuitization. Actual expenses may be greater or less than those shown. "Management Fees" and "Other Expenses" in the "SUMMARY OF EXPENSES" for the Funds have been provided by the Funds' investment managers or advisers and have not been independently verified. The Example assumes a 5% annual rate of return pursuant to requirements of the Securities and Exchange Commission. This hypothetical rate of return is not intended to be representative of past or future performance of any Subaccount. The Records Maintenance Charge is a single charge; it is not a separate charge for each Subaccount. In addition, the effect of the Records Maintenance Charge has been reflected in the Example by applying the percentage derived by dividing the total amounts of annual Records Maintenance Charge collected by the total net assets of all the Subaccounts in the Separate Account. The Example also assumes that all of the Contract Value in a particular Subaccount is in the MIAA program. See "Contract Charges and Expenses" for more information regarding the various costs and expenses.

          KILICO, THE MVA OPTION, THE SEPARATE ACCOUNT AND THE FUNDS

Kemper Investors Life Insurance Company

   We were organized under the laws of the State of Illinois in 1947 as a stock life insurance company. Our offices are located at 1 Kemper Drive, Long Grove, Illinois 60049. We offer annuity and life insurance products and are admitted to do business in the District of Columbia and all states except New York. We are a wholly-owned subsidiary of Kemper Corporation, a nonoperating holding company. Kemper Corporation is a wholly-owned subsidiary of Zurich Group Holding ("ZGH"), a Swiss holding company, formerly known as Zurich Financial Services. ZGH is wholly-owned by Zurich Financial Services ("ZFS"), a new Swiss holding company. ZFS was formerly Zurich Allied AG, which was merged with Allied Zurich in October 2000.

The MVA Option

   The MVA Option is a special form of Fixed Account Option distinguished by the Market Value Adjustment. You may allocate amounts in the Market Value Adjustment ("MVA") Option to one or more Guarantee Periods with durations of one to ten years during the Accumulation Period. You may choose a different Guarantee Period by preauthorized telephone instructions or by giving us written notice (See "Guarantee Periods of the MVA Option" below). The MVA Option is not available in all states. At our discretion, we may offer additional Guarantee Periods.

   The amounts allocated to the MVA Option under the Contracts are invested under the state insurance laws regulating our General Account. Assets supporting the amounts allocated to Guarantee Periods are held in a "non-unitized" separate account. However, our General Account assets are available to fund benefits under the Contracts. A non-unitized separate account is a separate account in which you do not participate in the performance of the assets through unit values. There are no discrete units for this separate account. The assets of the non-unitized separate account are held as reserves for our guaranteed obligations under the Contracts and other contracts we may issue. The assets of the separate account are not chargeable with liabilities arising out of the business conducted by any other separate account or out of any other business we may conduct.

   State insurance laws concerning the nature and quality of investments regulate our General Account investments and any non-unitized separate account investments. These laws generally permit investment in federal, state and municipal obligations, preferred and common stocks, corporate bonds, real estate mortgages, real estate and certain other investments. (See "Management's Discussion and Analysis--INVESTMENTS" and "FINANCIAL STATEMENTS" for information on KILICO's investments.) Our affiliate, Zurich Scudder Investments, Inc. (formerly Scudder Kemper Investments, Inc.) ("ZSI"), manages our General Account.

   We consider the return available on the instruments in which Contract proceeds are invested when establishing Guaranteed Interest Rates. This return is only one of many factors considered in establishing Guaranteed Interest Rates. (See "The Contracts -- Establishment of Guaranteed Interest Rates.")

   Our investment strategy for the non-unitized separate account is generally to match Guarantee Period liabilities with assets, such as debt instruments. We expect to invest in debt instruments such as:

    . securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government;

    . debt securities which have an investment grade, at the time of purchase, within the four (4) highest grades assigned by Moody's Investors Services, Inc. ("Moody's") (Aaa, Aa, A or Baa), Standard & Poor's Corporation ("Standard & Poor's") (AAA, AA, A or BBB), or any other nationally recognized rating service;

    . other debt instruments including issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's, are deemed by our management to have an investment quality comparable to securities which may be otherwise purchased; and

    . options and futures transactions on fixed income securities.

   Our General Account at December 31, 2000 included approximately 83.9 percent in cash, short-term investments and investment grade fixed maturities,
3.2 percent in below investment grade (high risk) bonds, 3.7 percent in mortgage loans and other real estate-related investments and 9.2 percent in all other investments. (See "Management's Discussion and Analysis-- INVESTMENTS.")

   We are not obligated to invest the amounts allocated to the MVA Option according to any particular strategy, except as state insurance laws may require. (See "Management's Discussion and Analysis--INVESTMENTS.")

The Separate Account

   We established the KILICO Variable Annuity Separate Account on May 29, 1981 pursuant to Illinois law as the KILICO Money Market Separate Account. KILICO Money Market Separate Account was initially registered with the Securities and Exchange Commission ("SEC") as an open-end, diversified management investment company. On November 2, 1989, contract owners approved a Reorganization under which the Separate Account was restructured as a unit investment trust. The SEC does not supervise the management, investment practices or policies of the Separate Account or KILICO.

   Benefits provided under the Contracts are our obligations. Although the assets in the Separate Account are our property, they are held separately from our other assets and are not chargeable with liabilities arising out of any other business we may conduct. Income, capital gains and capital losses, whether or not realized, from the assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, capital gains and capital losses arising out of any other business we may conduct.

   Twenty-seven Subaccounts of the Separate Account are currently available. Each Subaccount invests exclusively in shares of one of the corresponding Portfolios. We may add or delete Subaccounts in the future.

   The Separate Account purchases and redeems shares from the Funds at net asset value. We redeem shares of the Funds as necessary to provide benefits, to deduct Contract charges and to transfer assets from one Subaccount to another as you request. All dividends and capital gains distributions received by the Separate Account from a Portfolio are reinvested in that Portfolio at net asset value and retained as assets of the corresponding Subaccount.

   The Separate Account's financial statements appear in the Statement of Additional Information.

The Funds

   The Separate Account invests in shares of the following Funds:

    . Scudder Variable Series I (formerly Scudder Variable Life Investment
      Fund ) (Class A Shares)

    . Scudder Variable Series II (formerly Kemper Variable Series)

    . The Alger American Fund

    . Janus Aspen Series

    . Fidelity Variable Insurance Products Fund

    . Fidelity Variable Insurance Products Fund II

    . American Century Variable Portfolios, Inc.

    . J.P. Morgan Series Trust II

    . Credit Suisse Warburg Pincus Trust (formerly Warburg Pincus Trust)

    . The Dreyfus Socially Responsible Growth Fund, Inc.

   The Funds provide investment vehicles for variable life insurance and variable annuity contracts. Shares of the Funds are sold only to insurance company separate accounts and qualified retirement plans. Shares of the Funds may be sold to separate accounts of other insurance companies, whether or not affiliated with us. It is conceivable that in the future it may be disadvantageous for variable life insurance separate accounts and variable annuity separate accounts of companies unaffiliated with us, or for variable life insurance separate accounts, variable annuity separate accounts and qualified retirement plans to invest simultaneously in the Funds. Currently, we do not foresee disadvantages to variable life insurance owners, variable annuity owners or qualified retirement plans. The Funds monitor events for material conflicts between owners and determine what action, if any, should be taken. In addition, if we believe that the Funds' responses to any of those events insufficiently protects Owners, we will take appropriate action.

   The Funds consist of separate Portfolios. The assets of each Portfolio are held separate from the assets of the other Portfolios, and each Portfolio has its own distinct investment objective and policies. Each Portfolio operates as a separate investment fund, and the investment performance of one Portfolio has no effect on the investment performance of any other Portfolio.

   The twenty-seven Portfolios are summarized below:

Scudder Variable Series I (formerly Scudder Variable Life Investment Fund) (Class A Shares)

   Scudder Capital Growth (formerly Scudder VLIF Capital Growth) Portfolio seeks to maximize long-term capital growth through a broad and flexible investment program.

   Scudder International (formerly Scudder VLIF International) Portfolio seeks long-term growth of capital primarily through diversified holdings of marketable foreign equity investments.

   Scudder Bond (formerly Scudder VLIF Bond) Portfolio seeks to provide a high level of income consistent with a high quality portfolio of debt securities.

Scudder Variable Series II (formerly Kemper Variable Series)

   Scudder Money Market (formerly Kemper Money Market) Portfolio seeks maximum current income to the extent consistent with stability of principal.

   Scudder Technology Growth (formerly Kemper Technology Growth) Portfolio seeks growth of capital.

   Scudder Total Return (formerly Kemper Total Return) Portfolio seeks a high total return, a combination of income and capital appreciation.

   Scudder High Yield (formerly Kemper High Yield) Portfolio seeks to provide a high level of current income.

   Scudder Growth (formerly Kemper Growth) Portfolio seeks maximum appreciation of capital.

   Scudder Government Securities (formerly Kemper Government Securities) Portfolio seeks high current income consistent with preservation of capital.

   Scudder Small Cap Growth (formerly Kemper Small Cap Growth) Portfolio seeks maximum appreciation of investors' capital.

   Scudder Investment Grade Bond (formerly Kemper Investment Grade Bond) Portfolio seeks high current income.

The Alger American Fund

   Alger American Growth Portfolio seeks long-term capital appreciation.

   Alger American Small Capitalization Portfolio seeks long-term capital appreciation.

   Alger American MidCap Growth Portfolio seeks long-term capital appreciation.

Janus Aspen Series

   Janus Aspen Growth Portfolio seeks long-term growth of capital in a manner consistent with the preservation of capital

   Janus Aspen Aggressive Growth Portfolio seeks long-term growth of capital.

   Janus Aspen Worldwide Growth Portfolio seeks long-term growth of capital in a manner consistent with the preservation of capital.

   Janus Aspen Balanced Portfolio seeks long-term capital growth, consistent with preservation of capital and balanced by current income.

Fidelity Variable Insurance Products Fund

   Fidelity VIP Equity-Income Portfolio (Initial Class Shares) seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund seeks a yield which exceeds the composite yield on the securities comprising the S&P 500.

   Fidelity VIP Growth Portfolio (Initial Class Shares) seeks capital appreciation.

Fidelity Variable Insurance Products Fund II

   Fidelity VIP II Index 500 Portfolio (Service Class 2 Shares) seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the S&P 500.

   Fidelity VIP II Contrafund Portfolio (Initial Class Shares) seeks long-term capital appreciation.

American Century Variable Portfolios, Inc.

   American Century VP Income & Growth Portfolio seeks capital growth by investing in common stocks. Income is a secondary objective.

   American Century VP Value Portfolio seeks long-term capital growth. Income is a secondary objective.

J.P. Morgan Series Trust II

   J.P. Morgan Small Company Portfolio seeks to provide a high total return from a portfolio of small company stocks.

Credit Suisse Warburg Pincus Trust (formerly Warburg Pincus Trust)

   Credit Suisse Warburg Pincus Trust-Emerging Markets Portfolio seeks long-term growth of capital by investing in equity securities of emerging markets.

The Dreyfus Socially Responsible Growth Fund, Inc. (Initial Share Class)

   The Fund's primary goal is to provide capital growth with current income as a secondary goal by investing in common stocks of companies that, in the opinion of the Fund's Management, not only meet traditional investment standards, but also conduct their business in a manner that contributes to the enhancement of the quality of life in America.

                                ---------------

   The Portfolios may not achieve their stated objectives. More detailed information, including a description of risks involved in investing in the Portfolios, is found in the Funds' prospectuses accompanying this Prospectus, and Statements of Additional Information available from us upon request.

   Zurich Scudder Investments, Inc., our affiliate, serves as investment manager for each of the available Portfolios of Scudder Variable Series I and Scudder Variable Series II. Fred Alger Management, Inc. serves as the investment adviser for the available Portfolios of The Alger American Fund. Janus Capital Corporation is the investment adviser for the four available Portfolios of the Janus Aspen Series. Fidelity Management & Research Company is the investment adviser for the available Portfolios of the Fidelity Variable Insurance Products Fund and Fidelity Variable Insurance Products Fund
II. Bankers Trust Company, a wholly-owned subsidiary of Bankers Trust New York Corporation, serves as the sub-adviser to the Fidelity VIP II Index 500 Portfolio. American Century Investment Management, Inc. is the investment adviser for the two available Portfolios of the American Century Variable Portfolios, Inc. J.P. Morgan Investment Management, Inc. is the investment adviser for the J.P. Morgan Small Company Portfolio. Credit Suisse Asset Management, LLC is the investment adviser for the Credit Suisse Warburg Pincus Trust-Emerging Markets Portfolio. The Dreyfus Corporation serves as the investment adviser, and NCM Capital Management Group, Inc. is the sub-adviser, for The Dreyfus Socially Responsible Growth Fund, Inc. The investment advisers are paid fees for their services by the Funds they manage. We may receive compensation from the investment advisers of the Funds for services related to the Funds. Such compensation will be consistent with the services rendered or the cost savings resulting from the arrangement.

Change of Investments

   We reserve the right to make additions to, deletions from, or substitutions for the shares held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the Portfolios and to substitute shares of another Portfolio or of another investment company, if the shares of a Portfolio are no longer available for investment, or if in our judgment further investment in any Portfolio becomes inappropriate in view of the purposes of the Separate Account. We will not substitute any shares attributable to any shares held by a Subaccount without prior notice and the SEC's prior approval, if required. The Separate Account may purchase other securities for other series or classes of policies, or may permit a conversion between series or classes of policies on the basis of requests made by Owners.

   We may establish additional subaccounts of the Separate Account, each of which would invest in a new portfolio of the Funds, or in shares of another investment company. New subaccounts may be established when marketing needs or investment conditions warrant. New subaccounts may be made available to existing Owners as we determine. We may also eliminate or combine one or more subaccounts, transfer assets, or substitute one subaccount for another subaccount if marketing, tax, or investment conditions warrant. We will notify all Owners of these changes.

   If we deem it to be in the best interests of persons having voting rights under the Contract, the Separate Account may be:

    . operated as a management company under the Investment Company Act of 1940 ("1940 Act");

    . deregistered under that Act in the event such registration is no longer required; or

    . combined with our other separate accounts.

   To the extent permitted by law, we may transfer the assets of the Separate Account to another separate account or to the General Account.

Performance Information

   The Separate Account may advertise several types of performance information for the Subaccounts. All Subaccounts may advertise standardized "average annual total return" and nonstandardized "total return." The Scudder High Yield Subaccount, Scudder Government Securities Subaccount and Scudder Investment Grade Bond Subaccount may also advertise "yield". The Scudder Money Market Subaccount may advertise "yield" and "effective yield." Each of these figures is based upon historical earnings and is not necessarily representative of Subaccount's future performance.

   Standardized average annual total return and nonstandardized total return calculations measure a Subaccount's net income plus the effect of any realized or unrealized appreciation or depreciation of the Subaccount's underlying investments. Standardized average annual total return and nonstandardized total return will be quoted for periods of at least one year, three years, five years and ten years, if applicable. In addition, we will show standardized average annual total return and nonstandardized total return for the life of the Portfolio, meaning the time the underlying Portfolio has been in existence. Standardized average annual total return will be current to the most recent calendar quarter. Nonstandardized total return will be current to most recent calendar month. Standardized average annual total return figures are annualized and, therefore, represent the average annual percentage change in the value of a Subaccount investment over the applicable period. Nonstandardized total return may include annualized and nonannualized (cumulative) figures. Standardized and nonstandardized performance will also show the effect of contingent deferred sales loads.

   Yield is a measure of the net dividend and interest income earned over a specific one month or 30-day period (seven-day period for the Scudder Money Market Subaccount) expressed as a percentage of the value of the Subaccount's Accumulation Units. Yield is an annualized figure, which means that it is assumed that the Subaccount generates the same level of net income over a one year period, compounded on a semi-annual basis. The effective yield for the Scudder Money Market Subaccount is calculated similarly, but includes the effect of assumed compounding calculated under rules prescribed by the SEC. The Scudder Money Market Subaccount's effective yield will be slightly higher than its yield due to this compounding effect.

   The Subaccounts' performance figures and Accumulation Unit values fluctuate. The standardized performance figures reflect the deduction of all expenses and fees, including a prorated portion of the Records Maintenance Charge. The nonstandardized performance figures reflect the deduction of all expenses and fees, excluding a prorated portion of the Records Maintenance Charge.

   The Subaccounts may be compared to relevant indices and performance data from independent sources, including the Dow Jones Industrial Average, the Standard & Poor's 500 Stock Index, the Consumer Price Index, the CDA Certificate of Deposit Index, the Salomon Brothers High Grade Corporate Bond Index, the Lehman Brothers Government/Corporate Bond Index, the Merrill Lynch Government/Corporate Master Index, the Lehman Brothers Long Government/Corporate Bond Index, the Lehman Brothers Government/Corporate 1-3 Year Bond Index, the Standard & Poor's Midcap 400 Index, the NASDAQ Composite Index, the Russell 2000 Index and the Morgan Stanley Capital International Europe, Australia, Far East Index. Please note the differences and similarities between the investments which a Subaccount may purchase and the investments measured by the indexes. In particular, the comparative information with regard to the indexes will not reflect the deduction of any Contract charges or portfolio expenses. In addition, certificates of deposit may offer fixed or variable yields and principal is guaranteed and may be insured. The Subaccounts are not insured and the value of their units will fluctuate.

   From time to time, the Separate Account may quote information from publications such as Morningstar, Inc., The Wall Street Journal, Money Magazine, Forbes, Barron's, Fortune, The Chicago Tribune, USA Today, Institutional Investor, National Underwriter, Selling Life Insurance, Broker World, Registered Representative, Investment Advisor and VARDS.

   Additional information concerning a Subaccount's performance is provided in the Statement of Additional Information.

                             FIXED ACCOUNT OPTION

   Amounts allocated or transferred to the Fixed Account are part of our General Account, supporting insurance and annuity obligations. Interests in the Fixed Account are not registered under the Securities Act of 1933 ("1933 Act"), and the Fixed Account is not registered as an investment company under the 1940 Act. Accordingly, neither the Fixed Account or the interests therein generally are subject to the provisions of the 1933 or 1940 Acts. We have been advised that the staff of the SEC has not reviewed the disclosures in this Prospectus relating to the Fixed Account. Disclosures regarding the Fixed Account, however, may be subject to the general provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

   Under the Fixed Account Option, we pay a fixed interest rate for stated periods. This Prospectus describes only the aspects of the Contract involving the Separate Account, unless we refer to fixed accumulation and annuity elements.

   We guarantee that payments allocated to the Fixed Account earn a minimum fixed annual interest rate of 3%. At our discretion, we may credit interest in excess of 3%. We reserve the right to change the amount of excess interest credited. We also reserve the right to declare different rates of excess interest depending upon when amounts are allocated or transferred to the Fixed Account. As a result, amounts at any time may be credited with a different rate of excess interest than the rate previously credited to such amounts and to amounts allocated or transferred at any other designated time.

                                 THE CONTRACTS

A. General Information.

   The minimum initial Purchase Payment is $10,000 and the minimum subsequent payment is $100. Purchase Payments in excess of $1,000,000 per Contract Year require our prior approval.

   Generally, a bonus contract has higher expenses than a similar annuity without a bonus credit. You should consider the expenses along with the features and enhancements to be sure a bonus annuity meets your financial needs and goals. In certain circumstances you might be worse off due to a bonus credit.

   We may, at any time, amend the Contract in accordance with changes in the law, including applicable tax laws, regulations or rulings, and for other purposes.

   You may examine a Contract and return it for a refund during the "free look" period. The length of the free look period depends upon the state in which the Contract is issued. However, it will be at least 10 days from the date you receive the Contract. The amount of the refund depends on the state in which the Contract is issued. Generally, it will be an amount at least equal to the Separate Account Contract Value, without consideration of the Purchase Payment Bonus, plus the amounts of purchase payments in the Guarantee Periods and the Fixed Account on the date we receive the returned Contract, without any deduction for Records Maintenance Charges. If you return the Contract during the free look period you will not receive the Purchase Payment Bonus. Some states require the return of the Purchase Payment. In addition, a special free look period applies in some circumstances to Contracts issued as Individual Retirement Annuities, Simplified Employee Pensions--IRAs or as Roth Individual Retirement Annuities.

   During the Accumulation Period, you may change a Beneficiary at any time by signing our form. No Beneficiary change is binding on us until we receive it. We assume no responsibility for the validity of a Beneficiary change.

   Amounts payable during the Annuity Period may not be assigned. In addition, to the extent permitted by law, annuity payments are not subject to levy, attachment or other judicial process for the payment of the payee's debts or obligations.

   You designate the Beneficiary. If you or the Annuitant dies, and no designated Beneficiary or contingent beneficiary is alive at that time, we will pay you or the Annuitant's estate.

   Under a Qualified Contract, the provisions of the applicable plan may prohibit a change of Beneficiary. Generally, an interest in a Qualified Contract may not be assigned.

B. Purchase Payment Bonus.

   This is a bonus Contract. This means that your Purchase Payments may be increased by the Purchase Payment Bonus ("PPB") prior to your allocation selection. It is important to remember that this Contract is a long-term investment. Consider your need to make withdrawals from or terminate this Contract in the short-term as your expenses can outweigh the benefits of the PPB offered.

   We also offer variable annuity contracts that do not provide a PPB and, therefore, have lower fees. You should carefully consider whether or not the Contract is the best variable annuity for you. Generally this Contract is most suited for those who intend to hold it for a relatively long time. We use a portion of the mortality and expense risk charges and the surrender charge to help recover the cost of providing the PPB under the Contract. We expect to make a profit from these charges. Under certain circumstances (such as a period of poor market performance) the cost associated with the PPB may exceed the sum of the PPB and any related earnings. You should consider this possibility before purchasing the Contract.

   The PPB is 4%. The PPB offered at Contract issue is guaranteed for as long as you own the Contract. No PPB is applied after 15 Contract Years. The PPB is not considered to be "investment in the contract" for income tax purposes. (See "Federal Income Taxes.")

C. Limitations on Your Purchase Payment Bonus.

   There are important limitations on your PPB. These limitations are:

    . You will not receive the PPB if you return the Contract during the free look period. We assume all investment risk on the forfeited PPB.

    . You will not receive the PPB if at the time a Purchase Payment is made, the sum of partial withdrawals and loans made exceeds the sum of Purchase Payments and loan repayments you made to the Contract.

    . You will not receive any additional PPB after the Contract's 15th
      Contract Year.

D. Application of Purchase Payments.

   You allocate your Purchase Payments to the MVA Option(s), the Subaccount(s) and/or the Fixed Account. Your PPB will be allocated ratably pursuant to your initial Purchase Payment allocation. Each Purchase Payment allocated to a Subaccount purchases a number of Accumulation Units, determined by the Accumulation Unit Value as computed after we receive the Purchase Payment. Generally, we determine the value of an Accumulation Unit by 3:00 p.m. Central time on each day that the New York Stock Exchange is open for trading. Purchase Payments allocated to the MVA Option(s) or to the Fixed Account begin earning interest one day after we receive them. However, with respect to initial Purchase Payments, the amount is credited no later than 2 business days after the application for the Contract is complete. After the initial purchase, we determine the number of Accumulation Units credited by dividing the Purchase Payment allocated to a Subaccount by the Subaccount's Accumulation Unit value, as computed after we receive the Purchase Payment.

   The number of Accumulation Units will not change due to investment experience. Accumulation Unit value varies to reflect the investment experience of the Subaccount and the assessment of charges against the Subaccount, other than the Records Maintenance Charge. The number of Accumulation Units, Fixed Account Contract Value and Accumulated Guarantee Period Value is reduced when the Records Maintenance Charge is assessed (See "Records Maintenance Charge" below).

   If we are not provided with information sufficient to establish a Contract or to properly credit the initial Purchase Payment, we will promptly request the necessary information. If the requested information is not furnished within 5 business days after we receive the initial Purchase Payment, or if we determine that we cannot issue the Contract within the 5 day period, we will return the initial Purchase Payment to you, unless you consent to our retaining the Purchase Payment until the application is completed.

E. Accumulation Unit Value.

   Each Subaccount has an Accumulation Unit value. When Purchase Payments or other amounts are allocated to a Subaccount, the number of units credited is based on the Subaccount's Accumulation Unit value at the end of the current Valuation Period. When amounts are transferred out of or deducted from a Subaccount, units are canceled in a similar manner.

   The Accumulation Unit value for each subsequent Valuation Period is the investment experience factor for that Valuation Period times the Accumulation Unit value for the preceding Valuation Period. Each Valuation Period has a single Accumulation Unit value which applies to each day in the Valuation Period.

   Each Subaccount has its own investment experience factor. The investment experience of the Separate Account is calculated by applying the investment experience factor to the Accumulation Unit value in each Subaccount during a Valuation Period.

   The investment experience factor of a Subaccount for any Valuation Period is determined by the following formula:

   (a + b) - c, where:

   (a) is the net result of:

    . the net asset value per share of the investment held in the Subaccount determined at the end of the current Valuation Period; plus

    . the per share amount of any dividend or capital gain distributions made by the investments held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

    . a charge or credit for any taxes reserved for the current Valuation
      Period which we determine have resulted from the investment operations of the Subaccount;

     (b) is the net asset value per share of the investment held in the Subaccount determined at the end of the preceding Valuation Period;

     (c) is the factor representing the mortality and expense risk and administration charges.

F. Guarantee Periods of the MVA Option.

   You may allocate Purchase Payments or transfer Contract Value to one or more Guarantee Periods with durations of one to ten years. Each MVA Option has a Guaranteed Interest Rate which will not change during the Guarantee Period. Interest is credited daily at the effective annual rate. The minimum Purchase Payment is $5,000 per MVA Option per allocation.

   The following example illustrates how we credit Guarantee Period interest.

               EXAMPLE OF GUARANTEED INTEREST RATE ACCUMULATION

      Contract Value...................................... $40,000
      Guarantee Period.................................... 5 Years
                                                           4.0%
      Guaranteed Interest Rate............................ Effective Annual Rate

                                                            Interest
                                                            Credited  Cumulative
                                                             During    Interest
      Year                                                    Year     Credited
      ----                                                  --------- ----------
      1.................................................... $1,600.00 $1,600.00
      2....................................................  1,664.00  3,264.00
      3....................................................  1,730.56  4,994.56
      4....................................................  1,799.78  6,794.34
      5....................................................  1,871.77  8,666.11

   Accumulated Value at the end of 5 years is:

                       $40,000 + $8,666.11 = $48,666.11

   Note: This example assumes that no withdrawals are made during the five-year period. If you make withdrawals or transfers during this period, Market Value Adjustments apply.

   The hypothetical interest rate is not intended to predict future Guaranteed Interest Rates. Actual Guaranteed Interest Rates for any Guarantee Period may be more or less than those shown.

   We send, 30 days before the beginning of a new Guarantee Period, written notice of the expiration of your Guarantee Period. If you do not elect a new Guarantee Period, the MVA assets will be transferred automatically to the Kemper Money Market Subaccount on the Guarantee Period maturity date. You may choose a different Guarantee Period by preauthorized telephone instructions or by giving us written notice. (See "Market Value Adjustment" below.)

   The amount reinvested at the beginning of a new Guarantee Period is the Guarantee Period Value for the Guarantee Period just ended. The Guaranteed Interest Rate in effect when the new Guarantee Period begins applies for the duration of the new Guarantee Period.

   You may call us at 1-888-477-9700 or write to Kemper Investors Life Insurance Company, Customer Service, 1 Kemper Drive, Long Grove, Illinois 60049 for the new Guaranteed Interest Rates.

G. Establishment of Guaranteed Interest Rates.

   We declare the Guaranteed Interest Rates for each of the ten durations of Guarantee Periods from time to time as market conditions and other factors dictate. Once established, rates are guaranteed for the respective Guarantee Periods. We advise you of the Guaranteed Interest Rate for a chosen Guarantee Period when we receive a Purchase Payment, when a transfer is made or when a Guarantee Period renews. Withdrawals of Accumulated Guarantee Period Value, before the end of a Guarantee Period, are subject to a Market Value Adjustment. (See "Market Value Adjustment" below.)

   We have no specific formula for establishing the Guaranteed Interest Rates. The determination may be influenced by, but not necessarily correspond to, the current interest rate environment. (See "The MVA Option".) We may also consider, among other factors, the duration of a Guarantee Period, regulatory and tax requirements, sales commissions and administration expenses we bear, and general economic trends.

   We make the final determination of the Guaranteed Interest Rates to be declared.

   We cannot predict or guarantee the level of future Guaranteed Interest
Rates.

H. Contract Value.

   On any Valuation Date, Contract Value equals the total of:

    . the number of Accumulation Units credited to each Subaccount, times

    . the value of a corresponding Accumulation Unit for each Subaccount, plus

    . Accumulated Guarantee Period Value, plus

    . your Fixed Account Contract Value.

I. Transfer During Accumulation Period.

   During the Accumulation Period, you may transfer your Contract Value among the MVA Option(s), the Subaccounts and the Fixed Account, subject to the following provisions:

    . the Fixed Account Contract Value, minus 125% of Debt, may be transferred during one of two times during the Contract Year to one or more of Subaccounts or Guarantee Periods in the thirty days following an anniversary of a Contract Year or the thirty days following the date of your next quarterly statement; and

    . the Contract Value transferred into or out of the Guarantee Periods must be at least $5,000, unless the entire Guarantee Period Value is transferred;

    . we reserve the right to charge $10 for each transfer (that is not part of the Automatic Asset Rebalancing) when there are more than 12 transfers in a Contract Year.

   In addition, transfers of Guarantee Period Value before the Guarantee Period end date are subject to Market Value Adjustment. Because a transfer before the end of a Guarantee Period is subject to a Market Value Adjustment, the amount transferred from the Guarantee Period may be more or less than the requested dollar amount.

   If you authorize an unaffiliated third party outside the MIAA program (See "Asset Allocation Service") to transact transfers on your behalf, we will reallocate the Contract Value pursuant to the authorized advisory program. However, we take no responsibility for any unaffiliated third party advisory program. We may suspend, limit or cancel acceptance of an unaffiliated third party's instructions at any time and may restrict the investment options available for transfer under third party authorizations. We will not take any of these steps unless transfers initiated by unaffiliated third parties could potentially disadvantage or impair your rights.

   We make transfers pursuant to written or telephone instructions specifying in detail the requested changes. Transfers involving a Subaccount are based upon the Accumulation Unit values, as calculated after we receive transfer instructions. We may suspend, modify or terminate the transfer provision. We disclaim all liability if we follow good faith instructions given in accordance with our procedures, including requests for personal identifying information, that are designed to limit unauthorized use of the privilege. Therefore, you bear the risk of loss in the event of a fraudulent telephone transfer.

J. Partial Withdrawals During Accumulation Period.

   You may redeem some or all of the Contract Value minus Debt, Withdrawal Charges and plus or minus any applicable Market Value Adjustment. Withdrawals will have tax consequences. (See "Federal Income Taxes.") A withdrawal of the entire Contract Value is called a surrender. Your ability to surrender may be limited by the terms of a qualified plan. (See "Federal Income Taxes ".)

   Partial withdrawals are subject to the following:

   In any Contract Year, you may make a partial withdrawal, subject to the following:

    . the partial withdrawal from the Subaccounts must be at least $500,

    . the minimum withdrawal from the MVA Options must be at least $5,000
      (before any Market Value Adjustment),

    . the greater of $5,000 of Contract Value plus Debt or 120% of Debt must remain in the Contract after the withdrawal,

    . direct transfers, rollovers, and exchanges are not permitted if there is an outstanding loan.

   If Contract Value is allocated to more than one investment option, you must specify the source of the partial withdrawal. If you do not specify the source, we (1) cancel Accumulation Units on a pro rata basis from all Subaccounts in which you have an interest, (2) redeem ratably from the Fixed Account and (3) redeem ratably from the MVA Options.

   Election to withdraw shall be made in writing to Kemper Investors Life Insurance Company, Customer Service, 1 Kemper Drive, Long Grove, Illinois 60049 and should be accompanied by the Contract if surrender is requested. Withdrawal requests are processed only on days when the New York Stock Exchange is open. The Withdrawal Value attributable to the Subaccounts is determined on the basis of the Accumulation Unit values, as calculated after we receive the request. The Withdrawal Value attributable to the Subaccounts is paid within 7 days after we receive the request. However, we may suspend withdrawals or delay payment:

    . during any period when the New York Stock Exchange is closed,

    . when trading in a Portfolio is restricted or the SEC determines that an emergency exists, or

    . as the SEC by order may permit.

   For withdrawal requests from the MVA Option and the Fixed Account, we may defer any payment for up to six months, as permitted by state law. During the deferral period, we will continue to credit interest at the current applicable interest rates.

   A participant in the Texas Optional Retirement System ("ORP") must obtain a certificate of termination from the participant's employer before the Contract can be redeemed. The Attorney General of Texas has ruled that participants in the ORP may redeem their interest in a Contract issued pursuant to the ORP only upon termination of employment in Texas public institutions of higher education, or upon retirement, death or total disability. In those states adopting similar requirements for optional retirement programs, we will follow similar procedures.

K. Market Value Adjustment.

   Any withdrawal, transfer or annuitization of Guarantee Period Values, unless effected on the Guarantee Period end date or during the "free look" period, may be adjusted up or down by a Market Value Adjustment.

   The Market Value Adjustment reflects the relationship between

    . the currently established interest rate ("Current Interest Rate") for a Guarantee Period equal to the length of the Guarantee Period, and

    . the Guaranteed Interest Rate applicable to the amount being withdrawn.
      Generally, if the Guaranteed Interest Rate is the same or lower than the applicable Current Interest Rate, the Market Value Adjustment reduces Market Adjusted Value and results in a lower payment. Thus, if interest rates increase, the withdrawal could be less than the original Purchase Payment or the original amount allocated to a Guarantee Period. Conversely, if the Guaranteed Interest Rate is higher than the applicable Current Interest Rate, the Market Value Adjustment increases Market Adjusted Value and results in a higher payment.

   The Market Value Adjustment (MVA) uses this formula:

                        MVA = GPV x .075 X (J -- I) X N

   Where:

     GPV is the Guarantee Period Value being withdrawn,

     I is the Guaranteed Interest Rate being credited to the Guarantee Period Value (GPV) subject to the Market Value Adjustment,

     J is the Current Interest Rate we declare, as of the effective date of the application of the Market Value Adjustment, for current allocations to a Guarantee Period the length of which is equal to the Guarantee Period for the Guarantee Period Amount subject to the Market Value Adjustment, and

     N is the number of months remaining in the Guarantee Period.

     The .075 factor used in the MVA formula is based on testing a number of interest rate scenarios so that the entire formula provides reasonable financial parity between terminating and continuing Contract

  Owners and between Contract Owners and us with respect to changes in interest rates and asset values during various time periods.

   For an illustration showing an upward and a downward adjustment, see Appendix A.

L. Death Benefit.

   If you (or the Annuitant) die during the Accumulation Period, prior to attaining age 75, the beneficiary will be paid the greatest of:

    . the Contract Value plus PPB less Debt, or

    . the total amount of Purchase Payments, minus both Debt and the aggregate dollar amount of all previous partial withdrawals, or

    . the amount that would have been payable in the event of a full surrender.

   If you (or the Annuitant) die at age 75 or later, the death benefit is the Contract Value minus Debt or, if larger, the amount that would have been paid in the event of a full surrender.

   You or the Beneficiary, as appropriate, may elect to have all or a part of the death proceeds paid to the Beneficiary under one of the Annuity Options described under "Annuity Options" below.

   For Non-Qualified Contracts, if you are not the Annuitant and you die before the Annuitant, the death benefit will be paid to your designated Beneficiary. The available Annuity Options are limited by the Code, as described under "Annuity Options". The death benefit is determined as stated above, except your age at death is used in determining the amount payable. If the Beneficiary is your surviving spouse, the surviving spouse may elect to be treated as the successor Owner of the Contract and is not required to begin death benefit distribution. The issue age of the deceased Owner applies in computing the death benefit, payable at the death of a spouse who has elected to be treated as the successor Owner.

M. Loans.

   The Owner of a Contract issued as a tax sheltered annuity under Section 403(b) of the Code or with a qualified plan under Code Section 401 may request a loan (if permitted by the ERISA Qualified Plan) any time during the accumulation period. Loans are made from the Fixed Account and not the Subaccounts. If there are insufficient funds in the Fixed Account to secure the loan, you will be required to transfer funds to the Fixed Account. In general, under the Code loans may not exceed 50% of the Contract Value. If the Contract Value is at least $20,000 or the Contract is part of an ERISA qualified plan, the maximum loan amount is the lesser of:

    . 50% of the Contract Value, or

    . $50,000 reduced by the principal of any outstanding loan, plus loan interest due or accrued ("loan balance") over the prior 12 months.

   If the Contract Value is less than $20,000 and is not part of an ERISA qualified plan, the maximum loan amount is the lesser of:

    . $10,000, or

    . 80% of the Contract Value, less Debt.

   The minimum loan is $1,000. A minimum of $5,000 of Withdrawal Value must remain in your Contract at the time of the loan.

   For non-ERISA loans, the loan interest rate is 5.5% per year. For loans issued under ERISA plans, the loan interest rate will vary based on current rates. Interest that is not paid when due is added to the loan and will bear interest at the same rate as the loan. While the loan is outstanding, the portion of the Fixed Account Contract Value that equals the debt will earn interest at a rate 2.5% less than the loan rate.

   Loans must be repaid in substantially equal quarterly payments within 5 years. Loans used to purchase your principal residence must be repaid within 15 years.

   If a loan payment is not made when due, interest will continue to accrue. On 403(b) Contracts, to the extent permitted by law, the amount of the missed payment will be deducted from your Contract and paid to us. Any loan payment which is not made when due, plus interest, will be treated as a distribution of the entire remaining loan balance and will be taxable to the borrower, and may be subject to early withdrawal tax penalty.

   If there is an outstanding loan balance when the Contract is surrendered or annuitized, or when a death benefit is paid, the amount payable will be reduced by the amount of the loan outstanding plus accrued interest. Any loans made under a Contract will be subject to Code requirements, our administrative procedures as reflected under our loan agreements, and, if applicable, ERISA.

N. Automatic Asset Rebalancing.

   We currently offer Automatic Asset Rebalancing on a monthly, quarterly, semi-annual or annual basis. Funds held under the Dollar Cost Averaging program or MVA options are not eligible for this option. There is currently no charge for this service.

                         CONTRACT CHARGES AND EXPENSES

   We deduct the following charges and expenses:

    . mortality and expense risk charge,

    . administration expenses,

    . records maintenance charge, investment management fees and other expenses,

    . Withdrawal Charge,

    . applicable premium taxes, and

    . MIAA Expense (Optional) (See "Asset Allocation Service.")

   Subject to certain expense limitations, you indirectly bear investment management fees and other Fund expenses.

A. Charges Against the Separate Account.

1. Mortality and Expense Risk Charge.

   We assess each Subaccount a daily asset charge for mortality and expense risks at a rate of 1.00% per annum. Variable Annuity payments reflect the investment experience of each Subaccount but are not affected by changes in actual mortality experience or by actual expenses we incur.

   The mortality risk we assume arises from two contractual obligations. First, if you or the Annuitant die before you attain age 75, we may, in some cases, pay more than Contract Value. (See "Death Benefit.") Second, when Annuity Options involving life contingencies are selected, we assume the risk that Annuitants will live beyond actuarial life expectancies.

   We also assume an expense risk. Actual expenses of administering the Contracts may exceed the amounts we recover from the Records Maintenance Charge or the administration expenses portion of the daily asset charge.

2. Administration Expenses.

   We assess each Subaccount a daily asset charge for administration expenses at a rate of 0.50% per annum. For new Contracts we reserve the right to increase this charge to a maximum of 0.70% per annum. After you have held the Contract for 15 Contract Years, the per annum administration expenses will be decreased by 0.25%. The administration expenses reimburse us for expenses incurred for administering the Contracts. These expenses include your inquiries, changes in allocations, reports to you, Contract maintenance costs, and data processing costs. The administration expenses cover the average anticipated administrative expenses incurred while the Contracts are in force. There is not necessarily a direct relationship between the amount of the charge and the administrative costs of the particular Contract.

B. Records Maintenance Charge.

   We will assess a quarterly Records Maintenance Charge during the Accumulation Period against each Contract which has participated in the Separate Account during the calendar quarter. The Records Maintenance Charge is:

    . $7.50 quarterly for Contracts with Contract Value under $25,000.

    . $3.75 quarterly for Contracts with Contract Value between $25,000 and
      $50,000.

    . No Records Maintenance Charge for Contracts with Contract Value over
      $50,000.

   The Record Maintenance Charge is not assessed during the Annuity Period.

   The Records Maintenance Charge is to reimburse us for expenses incurred in establishing and maintaining the records relating to a Contract's participation in the Separate Account. The Records Maintenance Charge will be assessed at the end of each calendar quarter, based on the Contract Value at that time, and will constitute a reduction in Contract Value.

   At any time the Records Maintenance Charge is assessed, the applicable charge will be assessed ratably against each Subaccount in which the Contract is participating and a number of Accumulation Units sufficient to equal the proper portion of the charge will be redeemed from such Subaccount. If necessary to meet the assessment, amounts are also redeemed from the Fixed Account and from the Guarantee Periods.

C. Withdrawal Charge.

   A Withdrawal Charge is imposed to reimburse us for Contract sales expense, including commissions and other distribution, promotion and acquisition expenses. A Withdrawal Charge is based upon Contribution Years. A Contribution Year is each Contract Year in which a Purchase Payment is made and each later year measured from the end of the Contract Year when the Purchase Payment was made. We do not impose the Withdrawal Charge on Purchase Payments made after 15 Contract Years.

   Each Contract Year you may withdraw, without Withdrawal Charge, 10% of the Contract Value, minus Debt. If you withdraw a larger amount, the excess withdrawn is subject to a Withdrawal Charge. The Withdrawal Charge applies in the first 8 Contribution Years as follows:

     Contribution                                                    Withdrawal
         Year                                                          Charge
     ------------                                                    ----------
       First Year...................................................     8%
       Second Year..................................................     8%
       Third Year...................................................     7%
       Fourth Year..................................................     6%
       Fifth Year...................................................     5%
       Sixth Year...................................................     4%
       Seventh Year.................................................     3%
       Eighth Year..................................................     2%
       Ninth Year and following.....................................     0%

   Purchase Payments are deemed surrendered in the order they were received.

   When a withdrawal is requested, you receive a check in the amount requested. If a Withdrawal Charge applies, Contract Value is reduced by the Withdrawal Charge and the dollar amount sent to you.

   Because Contribution Years are based upon the date each Purchase Payment is made, you may be subject to a Withdrawal Charge even though the Contract may have been issued many years earlier. (For additional details, see "Partial Withdrawals During Accumulation Period.") For example:

    . You make a $15,000 Purchase Payment in the first Contract Year.

    . You make a $10,000 Purchase Payment in the fourth Contract year.

    . In the fifth Contract Year

     . The $15,000 Purchase Payment is in its fifth Contribution year and the $10,000 Purchase Payment is in its second Contribution Year.

   Currently, we anticipate Withdrawal Charges will not fully cover distribution expenses. Unrecovered distribution expenses may be recovered from our general assets. Those assets may include proceeds from the mortality and risk expense charge.

   The Withdrawal Charge also applies at annuitization to amounts attributable to Purchase Payments in their eighth Contribution Year or earlier. No Withdrawal Charge applies upon annuitization if you select Annuity Options 2, 3 or 4, or if payments under Annuity Option 1 are scheduled to continue for at least 5 years. See "The Annuity Period--Annuity Options" for a description of the Annuity Options available.

   We may reduce or eliminate the Withdrawal Charge if we anticipate that we will incur lower sales expenses or perform fewer services because of economies due to characteristics including the size of a group, the average contribution per participant, or the use of mass enrollment procedures.

D. Investment Management Fees and Other Expenses.

   Each Portfolio's net asset value may reflect the deduction of investment management fees, Rule 12b-1 fees and general operating expenses. Subject to limitations, you indirectly bear these fees and expenses. (See "Summary of Expenses.") Further detail is provided in the attached prospectuses for the Portfolios and the Funds' Statements of Additional Information.

E. State Premium Taxes.

   Certain state and local governments impose a premium tax currently ranging from 0% to 3.5% of Purchase Payments. If we pay state premium taxes, we may charge the amount paid against Contract Value upon annuitization, unless the tax was previously assessed. See "Appendix B--State Premium Tax Chart" in the Statement of Additional Information. It is our current practice under this Contract to pay premium tax directly and not charge you. This practice is subject to change without notice.

F. Reduction or Elimination of Certain Charges.

   Contracts may be available for purchase in certain group or sponsored arrangements that qualify for reductions or eliminations of certain charges, the time periods in which such charges apply, or both. Group arrangements include those in which a trustee, an employer or an association purchases Contracts covering a group of individuals. Sponsored arrangements include those in which an employer or association allows us to offer Contracts to its employees or members on an individual basis.

   In certain circumstances, the risk of adverse mortality and expense experience for Contracts purchased in certain group or sponsored arrangements may be reduced. Then, the daily asset charge for mortality and expense costs may likewise be reduced. The daily asset charge for administration expenses and the Records Maintenance Charge may also be reduced or eliminated if we anticipate lower administration expenses. In certain other circumstances, sales expenses in certain group or sponsored arrangements may be reduced or eliminated.

   When a group or sponsored arrangement is eligible for reduced or eliminated charges, we will consider items such as:

    . the size and type of group to which sales are to be made and administrative services provided, and the persistency expected from the group;

    . the total amount of Purchase Payments to be received and the method in which they will be remitted;

    . any prior or existing relationship with us;

    . the level of commission paid to selling broker-dealers;

    . the purpose for which the Contract is being purchased, and whether that purchase makes it likely that sales costs and administrative expenses will be reduced; and

    . the frequency of projected surrenders or distributions.

   We make any reductions or eliminations according to objective guidelines in effect when an application for a Contract is approved. We may change these guidelines from time to time. Any variation in the charges will reflect differences in costs or services and will be offered uniformly to all members of the group or sponsored arrangement. In no event will a charge reduction or elimination be permitted if it is unfairly discriminatory to any person or prohibited by law.

   We may also decrease the mortality and expense risk charge, the administration expenses, and the Records Maintenance Charge without notice. However, beyond what is disclosed above, we guarantee that they will not increase. We bear the risk that such charges will not cover our costs. On the other hand, should such charges exceed our costs, we will not refund any charges. Any profit is available for corporate purposes including, among other things, payment of distribution expenses.

   We may also offer reduced fees and charges, including but not limited to, Records Maintenance Charge and mortality and expense risk and administration expenses, for certain sales that may result in cost savings. Reductions in these fees and charges will not unfairly discriminate against any Owner.

                              THE ANNUITY PERIOD

   Contracts may be annuitized under one of several Annuity Options, which are available either on a fixed or variable basis. You may annuitize any time after the first Contract Year but no later than the Annuitant's 95th birthday. We make annuity payments beginning on the Annuity Date under the Annuity Option you select.

1. Annuity Payments.

   Annuity payments are based on:

    . the annuity table specified in the Contract,

    . the selected Annuity Option, and

    . the investment performance of the selected Subaccount(s) (if variable annuitization is elected).

   Under variable annuitization, the Annuitant receives the value of a fixed number of Annuity Units each month. An Annuity Unit's value reflects the investment performance of the Subaccount(s) selected. The amount of each annuity payment varies accordingly.

2. Annuity Options.

   You may elect one of the Contract's Annuity Options. You may decide at any time (subject to the provisions of any applicable retirement plan and state variations) to begin annuity payments. You may change the Annuity Option before, but not after, the Annuity Date. Generally, annuity payments are made in monthly installments. However, we may make a lump sum payment if the net proceeds available to apply under an Annuity Option are less than $5,000. In addition, if the first monthly payment is less than $50 we may change the frequency of payments to quarterly, semiannual or annual intervals so that the initial payment is at least $50.

   The amount of periodic annuity payments may depend upon:

    . the Annuity Option you select;

    . the age of the payee;

    . the investment experience of the selected Subaccount(s); and

    . the interest rates at the time of annuitization.

   For example:

    . if Option 1, income for a specified period, is selected, shorter periods result in fewer payments with higher values.

    . if Option 2, life income, is selected, it is likely that each payment will be smaller than would result if income for a shorter period were specified.

    . if Option 3, life income with installments guaranteed, is selected, each payment will probably be smaller than would result if the life income option were selected.

    . if Option 4, the joint and survivor annuity, is selected, each payment is smaller than those measured by an individual life income option.

   The age of the payee also influences the amount of periodic annuity payments because an older payee is expected to have a shorter life span, resulting in larger payments. Finally, if you participate in a Subaccount with higher investment performance, it is likely you will receive a higher periodic payment.

   If the Beneficiary is not an individual, the entire interest must be distributed within 5 years of your death. The Death Benefit distribution must begin no later than one year from your death, unless a later date is prescribed by federal regulation.

   For Non-Qualified Contracts, if you die before the Annuity Date, available Annuity Options are limited. The Annuity Options available are:

    . Option 2 or

    . Option 1 or 3 for a period no longer than the life expectancy of the Beneficiary (but not less than 5 years from your death).

Option 1--Income for Specified Period.

   Option 1 provides an annuity payable monthly for a selected number of years ranging from five to thirty. Upon the payee's death, if the Beneficiary is an individual, we automatically continue payments to the Beneficiary for the remainder of the period specified. If the Beneficiary is not an individual (e.g., an estate or trust), we pay the discounted value of the remaining payments in the specified period. Although there is no life contingency risk associated with Option 1, we continue to deduct the daily asset charges for mortality and expense risks and administration expenses.

   You may elect to surrender the Contract or make partial withdrawals after annuity payments begin under Option 1. We will then pay the discounted value of the remaining payments.

Option 2--Life Income.

   Option 2 provides for an annuity over the lifetime of the payee. If Option 2 is elected, annuity payments terminate automatically and immediately on the payee's death without regard to the number or total amount of payments made. Thus, it is possible for an individual to receive only one payment if death occurred prior to the date the second payment was due.

Option 3--Life Income with Installments Guaranteed.

   Option 3 provides an annuity payable monthly during the payee's lifetime. However, Option 3 also provides for the automatic continuation of payments for the remainder of the specified period if the Beneficiary is an individual and payments have been made for less than the specified period. The period specified may be five, ten, fifteen or twenty years. If the Beneficiary is not an individual, we pay the discounted value of the remaining payments in the specified period.

Option 4--Joint and Survivor Annuity.

   Option 4 provides an annuity payable monthly while both payees are living. Upon either payee's death, the monthly income payable continues over the life of the surviving payee at a percentage specified when Option 4 is elected. Annuity payments terminate automatically and immediately upon the surviving payee's death without regard to the number or total amount of payments received.

3. Allocation of Annuity.

   You may elect payments on a fixed or variable basis, or a combination. Any Guarantee Period Value is annuitized on a fixed basis. Any Separate Account Contract Value is annuitized on a variable basis. The MVA Option is not available during the Annuity Period. You may exercise the transfer privilege during the Accumulation Period to arrange for your desired mix of fixed and/or variable annuitization. Transfers during the Annuity Period are subject to certain limitations. We reserve the right to restrict the number of Subaccounts available during the Annuity Period.

4. Transfer During Annuity Period.

   During the Annuity Period, the payee may, by written request, transfer Subaccount Value from one Subaccount to another Subaccount, subject to the following limitations:

    . Transfers to a Subaccount are prohibited during the first year of the Annuity Period; subsequent transfers are limited to one per year.

    . All interest in a Subaccount must be transferred.

    . If we receive notice of transfer to a Subaccount more than 7 days before an annuity payment date, the transfer is effective during the Valuation Period after the date we receive the notice.

    . If we receive notice of transfer to a Subaccount less than 7 days before an annuity payment date, the transfer is effective during the Valuation Period after the annuity payment date.

    . Transfers to the Fixed Account are available only on an anniversary of the first Annuity Date. We must receive notice at least 30 days prior to the anniversary.

   A Subaccount's Annuity Unit value is determined at the end of the Valuation Period preceding the effective date of the transfer. We may suspend, change or terminate the transfer privilege at any time.

5. Annuity Unit Value.

   Annuity Unit value is determined independently for each Subaccount.

   Annuity Unit value for any Valuation Period is:

    . Annuity Unit value for the preceding Valuation Period, times

    . the net investment factor for the current Valuation Period, times

    . an interest factor which offsets the 2.5% per annum rate of investment earnings assumed by the Contract's annuity tables.

   The net investment factor for a Subaccount for any Valuation Period is:

    . the Subaccount's Accumulation Unit value at the end of the current
      Valuation Period, plus or minus the per share charge or credit for taxes reserved; divided by

    . the Subaccount's Accumulation Unit value at the end of the preceding
      Valuation Period, plus or minus the per share charge or credit for taxes reserved.

6. First Periodic Payment Under Variable Annuity.

   When annuity payments begin, the value of your Contract interest is:

    . Accumulation Unit values at the end of the Valuation Period falling on the 20th or 7th day of the month before the first annuity payment is due, times

    . the number of Accumulation Units credited at the end of the Valuation
      Period, minus

    . premium taxes.

   The first annuity payment is determined by multiplying the benefit per $1,000 of value shown in the applicable annuity table by the number of thousands of dollars of Contract Value.

   A 2.5% per annum rate of investment earnings is currently assumed by the Contract's annuity tables. If the actual net investment earnings rate exceeds 2.5% per annum, payments increase accordingly. Conversely, if the actual rate is less than 2.5% per annum, annuity payments decrease.

7. Subsequent Periodic Payments Under Variable Annuity.

   Subsequent annuity payments are determined by multiplying the number of Annuity Units by the Annuity Unit value at the Valuation Period before each annuity payment is due. The first annuity payment is divided by the Annuity Unit value as of the Annuity Date to establish the number of Annuity Units representing each annuity payment. This number does not change.

8. Fixed Annuity Payments.

   Each Fixed Annuity payment is determined from tables we prepare. These tables show the monthly payment for each $1,000 of Contract Value allocated to a Fixed Annuity. Payment is based on the Contract Value at the date before the annuity payment is due. Fixed Annuity payments do not change regardless of investment, mortality or expense experience.

9. Death Proceeds.

   If the payee dies after the Annuity Date while the Contract is in force, the death benefit, if any, depends upon the form of annuity payment in effect at the time of death. (See "Annuity Options.")

                             FEDERAL INCOME TAXES

A. Introduction

   This discussion is not exhaustive and is not intended as tax advice. A qualified tax adviser should always be consulted with regard to the application of the law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and the courts.

   This discussion does not address state or local tax consequences nor federal estate or gift tax consequences, associated with buying a Contract. In addition, we make no guarantee regarding any tax treatment--federal, state, or local--of any Contract or of any transaction involving a Contract.

B. Our Tax Status

   We are taxed as a life insurance company and the operations of the Separate Account are treated as a part of our total operations. The Separate Account is not separately taxed as a "regulated investment company". Investment income and capital gains of the Separate Account are not taxed to the extent they are applied under a Contract. We do not anticipate that we will incur federal income tax liability attributable to the income and gains of the Separate Account, and therefore we do not intend to provide for these taxes. If we are taxed on investment income or capital gains of the Separate Account, then we may impose a charge against the Separate Account to provide for these taxes.

C. Taxation of Annuities in General

1. Tax Deferral During Accumulation Period

   Under the Code, except as described below, increases in the Contract Value of a Non-Qualified Contract are generally not taxable to you or the Annuitant until received as annuity payments or otherwise distributed. However, certain requirements must be satisfied for this general rule to apply, including:

    . the Contract must be owned by an individual,

    . Separate Account investments must be "adequately diversified",

    . we, rather than you, must be considered the owner of Separate Account assets for federal tax purposes, and

    . annuity payments must appropriately amortize Purchase Payments and Contract earnings.

   Non-Natural Owner. As a general rule, deferred annuity contracts held by "non-natural persons", such as corporations, trusts or similar entities, are not annuity contracts for federal income tax purposes. The investment income on these contracts is taxed each year as ordinary income received or accrued by the non-natural owner. There are exceptions to this general rule for non-natural owners. Contracts are generally treated as held by a natural person if the nominal owner is a trust or other entity holding the contract as an agent for a natural person. However, this special exception does not apply to an employer who is the nominal owner of a contract under a non-qualified deferred compensation plan for its employees.

   Additional exceptions to this rule include:

    . certain contracts acquired by a decedent's estate,

    . certain Qualified Contracts,

    . certain contracts used with structured settlement agreements, and

    . certain contracts purchased with a single premium when the annuity starting date is no later than a year from contract purchase and substantially equal periodic payments are made at least annually.

   Diversification Requirements. For a contract to be treated as an annuity for federal income tax purposes, separate account investments must be "adequately diversified". The Treasury Secretary issued regulations prescribing standards for adequately diversifying separate account investments. If the separate account failed to comply with these diversification standards, the contract would not be treated as an annuity contract for federal income tax purposes and the owner would generally be taxed on the difference between the contract value and the purchase payments.

   Although we do not control Fund investments, we expect that each Portfolio of the Fund will comply with these regulations so that each Subaccount of the Separate Account will be considered "adequately diversified."

   Ownership Treatment. In certain circumstances, a variable annuity contract owner may be considered the owner of the assets of the separate account supporting the contract. In those circumstances, income and gains from separate account assets are includible in the owner's gross income. The Internal Revenue Service ("IRS"), in published rulings, stated that a variable contract owner will be considered the owner of separate account assets if the owner possesses the ability to exercise investment control over the assets. As of the date of this Prospectus, no comprehensive guidance has been issued by the IRS clarifying the circumstances when such investment control by a variable contract owner would exist. As a result, your right to allocate the Contract Value among the Subaccounts may cause you to be considered the owner of the assets of the Separate Account.

   We do not know what limits may be set forth in any guidance that the IRS may issue, or whether any such limits will apply to existing Contracts. We therefore reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the owner of the Separate Account assets. However there is no assurance that such efforts would be successful.

   Delayed Annuity Dates. If the Annuity Date occurs (or is scheduled to occur) when you have reached an advanced age, e.g., past age 85, the Contract might not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in your income.

   The following discussion assumes that the Contract is treated as an annuity contract for tax purposes and that we are treated as the owner of Separate Account assets.

2. Taxation of Partial and Full Withdrawals from Nonqualified Contracts

   Partial withdrawals from a Non-Qualified Contract are includible in income to the extent the Contract Value exceeds the "investment in the contract." This amount is referred to as the "income on the contract". Full withdrawals are also includible in income to the extent they exceed the "investment in the contract." Investment in the contract equals the total of Purchase Payments minus any amounts previously received from the Contract that were not includible in your income.

   Any assignment or pledge (or agreement to assign or pledge) of Contract Value, is treated as a withdrawal. Investment in the contract is increased by the amount includible in income with respect to such assignment or pledge. If you transfer a contract interest, without adequate consideration, to someone other than your spouse (or to a former spouse incident to divorce), you will be taxed on the income on the contract. In this case, the transferee's investment in the contract is increased to reflect the increase in your income.

   There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax adviser should be consulted in those situations.

3. Taxation of Annuity Payments

   Normally, the portion of each annuity payment taxable as income equals the payment minus the exclusion amount. The exclusion amount for variable annuity payments is the "investment in the contract" allocated to the variable annuity option and adjusted for any period certain or refund feature, divided by the number of payments expected to be made. The exclusion amount for fixed annuity payments is the payment times the ratio of the investment in the contract allocated to the fixed annuity option and adjusted for any period certain or refund feature, to the expected value of the fixed annuity payments. For income tax purposes, the Purchase Payment Bonus you receive is not considered "investment in the contract." This means the Purchase Payment Bonus will be taxed.

   Once the total amount of the investment in the contract is excluded using these ratios, annuity payments will be fully taxable. If annuity payments stop because the annuitant dies before the total amount of the investment in the contract is recovered, the unrecovered amount generally is allowed as a deduction to the annuitant in the last taxable year.

4. Taxation of Death Benefits

   Amounts may be distributed upon your or the Annuitant's death. Before the Annuity Date, death benefits are includible in income and:

    . if distributed in a lump sum are taxed like a full withdrawal, or

    . if distributed under an Annuity Option are taxed like annuity payments.

   After the Annuity Date, where a guaranteed period exists and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income and:

    . if received in a lump sum are includible in income if they exceed the unrecovered investment, or

    . if distributed in accordance with the selected annuity option are fully excludable from income until the remaining investment in the contract is deemed to be recovered.

   Thereafter, all annuity payments are fully includible in income.

5. Penalty Tax on Premature Distributions

   A 10% penalty tax applies to a taxable payment from a Non-Qualified Contract unless:

    . received on or after you reach age 59 1/2,

    . attributable to your disability,

    . made to a Beneficiary after your death or, for non-natural Owners, after the primary Annuitant's death,

    . made as a series of substantially equal periodic payments (at least annually) for your life (or life expectancy) or for the joint lives (or joint life expectancies) of you and a designated beneficiary (within the meaning of the tax law),

    . made under a Contract purchased with a single premium when the annuity starting date is no later than a year from Contract purchase and substantially equal periodic payments are made at least annually, or

    . made with annuities used with certain structured settlement agreements.

6. Aggregation of Contracts

   The taxable amount of an annuity payment or withdrawal from a Non-Qualified Contract may be determined by combining some or all of the Non-Qualified Contracts you own. For example, if you purchase a Contract and also purchase an immediate annuity at approximately the same time, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of his interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if you purchase two or more deferred annuity contracts from the same company (or its affiliates) during any calendar year, these contracts are treated as one contract. The effects of this aggregation are not always clear. However, it could affect the taxable amount of an annuity payment or withdrawal and the amount which might be subject to the 10% penalty tax.

7. Loss of Interest Deduction Where Contracts are Held by or for the Benefit of Certain Non-Natural Persons

   For Contracts issued after June 8, 1997 to a non-natural owner, all or some portion of otherwise deductible interest may not be deductible by the owner. However, this interest deduction disallowance does not affect Contracts where the Owner is taxable each year on the investment income under the Contract. Entities considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax adviser.

D. Qualified Plans

   Qualified Contracts are used with retirement plans which receive favorable tax treatment as Individual Retirement Annuities, Simplified Employee Pensions--IRAs, Simple IRAs, Roth Individual Retirement Annuities, tax sheltered annuities, and certain deferred compensation plans ("qualified plans"). Numerous special tax rules apply to qualified plans and to Qualified Contracts. Therefore, we make no attempt to provide more than general information about use of Qualified Contracts.

   Under the Code, qualified plans generally enjoy tax-deferred accumulation of amounts invested in the plan. Therefore, in considering whether or not to purchase a Contract in a qualified plan, you should only consider the Contract's other features, including the availability of lifetime annuity payments and death benefit protection.

   The tax rules applicable to qualified plans vary according to the type, terms and conditions of the plan. For example, for both withdrawals and annuity payments under certain Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable. Both the amount of the permitted contribution, and the corresponding deduction or exclusion, are limited under qualified plans. In Qualified Contracts, the Owner and Annuitant generally are the same individual. Also, if the joint Annuitant is not the Annuitant's spouse, the annuity options may be limited, depending on the difference in their ages. Furthermore, the length of any Guarantee Period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code.

   Qualified Contracts are subject to special rules specifying the time at which distributions must begin and the amount that must be distributed each year. In the case of Individual Retirement Annuities, distributions of minimum amounts must generally begin by April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2. An excise tax is imposed for the failure to comply with the minimum distribution requirements. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the accrual distribution.

   A 10% penalty tax may apply to the taxable amount of payments from Qualified Contracts. For Individual Retirement Annuities, the penalty tax does not apply to a payment:

    . received after you reach age 59 1/2,

    . received after your death or because of your disability, or

    . made as a series of substantially equal periodic payments (at least annually) for your life (or life expectancy) or for the joint lives (or joint life expectancies) of you and your designated beneficiary.

   In addition, the penalty tax does not apply to certain distributions used for qualified first time home purchases or for higher education expenses. Special conditions must be met to qualify for these exceptions. If you wish to take a distribution for these purposes you should consult your tax adviser. Other exceptions may apply.

   Qualified Contracts are amended to conform to plan requirements. However, you are cautioned that the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, we are not bound by terms and conditions of qualified plans if they are inconsistent with the Contract.

1. Qualified Plan Types

   We may issue Contracts for the following types of qualified plans.

   Individual Retirement Annuities. The Code permits eligible individuals to contribute to an individual retirement annuity known as an "IRA." The Code limits the amounts contributed, the persons eligible and the time when distributions start. Also, subject to direct rollover and mandatory withholding requirements, distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not fund an "Education IRA."

   Simplified Employee Pensions (SEP-IRAs). The Code allows employers to establish simplified employee pension plans, using the employees' IRAs. Under these plans the employer may make limited deductible contributions on behalf of the employees to IRAs. Employers and employees intending to use the Contract in connection with these plans should consult a tax adviser.

   SIMPLE IRAs. The Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. As discussed above (see Individual Retirement Annuities), there is some uncertainty regarding the proper characterization of the Contract's death benefit for purposes of the tax rules governing IRAs (which would include SIMPLE IRAs). Employers and employees intending to use the Contract with such plans should consult a tax adviser.

   Roth IRAs. The Code permits contributions to an IRA known as a "Roth IRA." Roth IRAs differ from other IRAs in certain respects, including:

    . Roth IRA contributions are never deductible,

    . ""qualified distributions" from a Roth IRA are excludable from income,

    . mandatory distribution rules do not apply before death,

    . a rollover to a Roth IRA must be a "qualified rollover contribution," under the Code,

    . special eligibility requirements apply, and

    . contributions to a Roth IRA can be made after the Owner reaches age 70
      1/2.

   All or part of an IRA may be converted into a Roth IRA without taking an actual distribution. You may convert by notifying the IRA issuer or trustee. You must be eligible for a qualified rollover contribution to convert an IRA to a Roth IRA. A conversion typically results in the inclusion of some or all of the IRA value in gross income, except that the 10% penalty tax does not apply. Persons with adjusted gross incomes in excess of $100,000 or who are married and file a separate return are not eligible to make a qualified rollover contribution or a transfer in a taxable year from a non-Roth IRA to a Roth IRA.

   Any "qualified distribution," as defined in Section 408A, from a Roth IRA is excludible from gross income. A qualified distribution includes a distribution made after you reach age 59 1/2, after your death, because of your disability, or made to a first-time homebuyer.

   Tax-Sheltered Annuities. Code Section 403(b) permits public school employees and employees of certain types of charitable, educational and scientific organizations to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities". If you purchase a Contract for such purposes, you should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. In particular, you should consider that the Contract provides a death benefit that in certain circumstances may exceed the greater of the Purchase Payments and the Contract Value. It is possible that such death benefit could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in currently taxable income to you. In addition, there are limitations on the amount of incidental benefits that may be provided under a tax-sheltered annuity. Even if the death benefit under the Contract were characterized as an incidental death benefit, it is unlikely to violate those limits unless you also purchase a life insurance contract as part of your tax-sheltered annuity plan.

   Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

    . contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988,

    . earnings on those contributions, and

    . earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988. These amounts can be paid only if you have reached age 59 1/2, separated from service, died, or becomes disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to Section 403(b)(7) custodial accounts may be subject to more stringent restrictions. (These limitations on withdrawals generally do not apply to the extent you direct us to transfer some or all of the Contract Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.) Additional restrictions may be imposed by the plan sponsor.

   Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. The Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a Contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

2. Direct Rollovers

   If the Contract is used with a retirement plan that is qualified under Sections 401(a), 403(a), or 403(b) of the Code, any "eligible rollover distribution" from the Contract will be subject to "direct rollover" and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from such a qualified retirement plan, excluding certain amounts such as:

    . minimum distributions required under Section 401(a)(9) of the Code, and

    . certain distributions for life, life expectancy, or for 10 years or more which are part of a "series of substantially equal periodic payments."

   Under these requirements, federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the Contract, discussed below, you cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, you elect to have it directly transferred to certain Qualified Plans. Prior to receiving an eligible rollover distribution, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

E. Federal Income Tax Withholding

   We withhold and send to the U.S. Government a part of the taxable portion of each distribution unless the payee notifies us before distribution of an available election not to have any amounts withheld. In certain circumstances, we may be required to withhold tax. The withholding rates for the taxable portion of periodic annuity payments are the same as the withholding rates for wage payments. In addition, the withholding rate for the taxable portion of non-periodic payments (including withdrawals prior to the maturity date and conversions of, or rollovers from, non-Roth IRAs to Roth IRAs) is 10%. The withholding rate for eligible rollover distributions is 20%.

                           DISTRIBUTION OF CONTRACTS

   The Contracts are sold by licensed insurance agents in those states where the Contract may be lawfully sold. The agents are also registered representatives of registered broker-dealers who are members of the National Association of Securities Dealers, Inc. Sales commissions may vary, but are not expected to exceed 6.25% of Purchase Payments. In addition to commissions, we may pay additional promotional incentives, in the form of cash or other compensation, to selling broker-dealers. These incentives may be offered to certain licensed broker-dealers that sell or are expected to sell certain minimum amounts during specified time periods. The Contracts are distributed through the principal underwriter for the Separate Account:

     Investors Brokerage Services, Inc. ("IBS")
     1 Kemper Drive
     Long Grove, Illinois 60049

   IBS is our wholly-owned subsidiary. IBS enters into selling group agreements with affiliated and unaffiliated broker-dealers. All of the investment options are not available to all Owners. The investment options are available only under Contracts that are sold or serviced by broker-dealers having a selling group agreement with IBS authorizing the sale of Contracts with the investment options specified in this Prospectus. Other distributors may sell and service contracts with different investment options.

                                 VOTING RIGHTS

   Proxy materials in connection with any Fund shareholder meeting are delivered to each Owner with Subaccount interests invested in the Fund as of the record date. Proxy materials include a voting instruction form. We vote all Fund shares proportionately in accordance with instructions received from Owners. We will also vote any Fund shares attributed to amounts we have accumulated in the Subaccounts in the same proportion that Owners vote. A Fund is not required to hold annual shareholders' meetings. Funds hold special meetings as required or deemed desirable for such purposes as electing trustees, changing fundamental policies or approving an investment advisory agreement.

   Owners have voting instruction rights regarding a Portfolio based upon the Owner's proportionate interest in the corresponding Subaccount as measured by units. Owners have voting rights before surrender, the Annuity Date or the death of the Annuitant. Thereafter, the payee entitled to receive Variable Annuity payments has voting rights. During the Annuity Period, Annuitants' voting rights decrease as Annuity Units decrease.

                   REPORTS TO CONTRACT OWNERS AND INQUIRIES

   Each quarter, we send you a statement showing amounts credited to each Subaccount and to the Guarantee Period Value. In addition, if you transfer amounts among the investment options or make additional unscheduled payments, you will receive written confirmation of these transactions. We will also send a current statement upon your request. We also send you annual and semi-annual reports for the Portfolios that correspond to the Subaccounts in which you invest and a list of the securities held by that Portfolio.

   You will have access to Contract information through the Interactive Voice Response System (IVR) at (888) 477-9700. You will also be able to access your account information from our website at www.zurichlifeus.com.

   You may also direct inquiries to the selling agent or may call 1-888-477-9700 or write to Kemper Investors Life Insurance Company, Customer Service, 1 Kemper Drive, Long Grove, Illinois 60049.

                             DOLLAR COST AVERAGING

   Under our Dollar Cost Averaging program ("DCA"), you designate a portion of the Fixed Account, Scudder Money Market or Scudder Government Securities Subaccount Value to be transferred on a monthly or quarterly basis to the Subaccounts. The DCA program is available only during the Accumulation Period. DCA to the MVA Options are not permitted. The DCA theoretically gives you a lower average cost per unit over time than you would receive if you made a one time purchase of the selected Subaccounts. There is no guarantee that DCA will produce that result. There is currently no charge for this service.

   The first DCA will occur on the requested beginning date. If the requested beginning date is a non-business day, the first DCA will occur on the first business day prior to the requested beginning date. If you do not provide a requested beginning date, the first DCA will occur on the first business day following receipt of your request. We will delay the beginning date if information is missing from your request or if your request is deemed not in good order. Subsequent DCA transfers will occur, every one or three months, on the same day of the month as the initial DCA transfer. If a subsequent DCA transfer is scheduled for a non-business day, the transfer will take place on the business day prior to the scheduled DCA transfer date.

                          SYSTEMATIC WITHDRAWAL PLAN

   We offer a Systematic Withdrawal Plan ("SWP") allowing you to pre-authorize periodic withdrawals during the Accumulation Period. You instruct us to withdraw selected amounts from the Fixed Account, Subaccounts, or Guarantee Periods on a monthly, quarterly, semi-annual or annual basis. Withdrawals taken under the SWP may be subject to the 10% tax penalty on early withdrawals and to income taxes and may be subject to 20% withholding. If you are interested in SWP, you may obtain an application and information concerning this program and its restrictions from us or your agent. We give thirty days' notice if we amend the SWP. The SWP may be terminated at any time by you or us.

                           ASSET ALLOCATION SERVICE

   You may elect, where available, to enter into a separate investment advisory agreement with our affiliate, PMG Asset Management, Inc. ("PMG"). PMG is registered as an investment adviser with the SEC. For a fee, PMG provides a discretionary asset allocation service under its Managed Investment Advisory Account ("MIAA") which is fully described in a separate disclosure statement. Under an agreement with PMG, BARRA RogersCasey ("BARRA") performs certain functions for the MIAA program. BARRA is an unaffiliated registered investment adviser. MIAA is not currently available in all states or through all distributors.

A. Summary of the Service Provided.

   Under MIAA, your Contract Value is allocated among certain Subaccounts and the Fixed Account. PMG selects the appropriate allocation model based on your financial objectives and risk tolerance, utilizing BARRA's proprietary analysis of the Subaccounts and the underlying Funds. PMG then periodically transfers Contract Value between the Subaccounts and between the Subaccounts and the Fixed Account, in accordance with your selected allocation model. Currently, if you enroll in the MIAA program, all of your Contract Value must be placed under the MIAA program. If you transfer your Contract Value placed under the MIAA program, your participation in the MIAA program will automatically end. In the future, however, we expect to make changes to permit you to place only a portion of your Contract Value under the MIAA program and to manage the remainder yourself.

B. MIAA Charges.

   PMG's annual charge for the MIAA program is one-half of one percent (.50%) of the Contract Value allocated under the MIAA program. The MIAA Expense is paid by quarterly withdrawals from your Contract Value. The quarterly MIAA Expense with respect to the amount in each Subaccount covered by the MIAA program equals the average daily number of units in that Subaccount covered by the MIAA program, multiplied by the ending unit value for that Subaccount plus amounts in the Fixed Account covered by the MIAA program, and multiplied by
 .125%. You will also be charged an MIAA Initial Set Up Fee ("Set Up Fee") of $30.00. The MIAA Expense and Set Up Fee are in addition to the Contract Charges and Expenses appearing in the "Summary of Expenses".

C. Tax Treatment of Fees and Charges.

   This discussion is not exhaustive and is not intended as tax advice. A qualified tax adviser should always be consulted in the application of the law to individual circumstances.

   For Qualified Contracts, the MIAA Expense and Set Up Fee will not be treated as taxable distributions. For Non-Qualified Contracts, payments of MIAA Expense and Set Up Fee are treated as a taxable event. This means the MIAA Expense and Set Up Fee are taxable distributions to you and may subject you to an additional 10% tax penalty.

D. Risks to You.

   When you elect the MIAA program, you understand that:

    . all investments involve risk, the amount of which may vary significantly,

    . performance cannot be predicted or guaranteed, and

    . the value of your allocations in the Subaccounts will fluctuate due to market conditions and other factors.

   PMG has not authorized anyone to make any guarantee, either written or oral, that your investment objectives will be met.

   PMG seeks to perform services in a professional manner. However, except for negligence, malfeasance, or violations of applicable law, PMG and its officers, directors, agents and employees are not liable for any action performed or omitted to be performed or for any errors of judgment in your asset allocation or in transferring your Contract Value. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein in any way constitutes a waiver or limitation on any rights that you may have under federal securities laws.

E. Termination.

   You may terminate your participation in the MIAA program at any time by contacting us. If you terminate within 5 business days of enrolling in the MIAA program, you will not be charged any MIAA Expense or Set Up Fee. Otherwise, you will be charged any unpaid MIAA Expense for the period before your termination, and your Set Up Fee will not be refunded. PMG reserves the right, however, to waive the collection of unpaid MIAA Expense upon termination.

F. Conflicts of Interest.

   The MIAA program is marketed directly by officers of PMG and through solicitors who recommend the MIAA program, but who have no discretionary investment authority. The PMG solicitor is a registered representative with a broker-dealer registered under the Securities Exchange Act of 1934. As such, the PMG solicitor may receive or may have received commissions for your purchase of your Contract. PMG solicitors may also receive a portion of the MIAA Expense (See "MIAA Charges") as compensation. You will be charged the same fees for the MIAA program whether or not a PMG solicitor is involved. Since the PMG solicitor may receive commissions for the purchase of your Contract and may receive a portion of the MIAA Expense charged to your Contract, there is a potential for a conflict of interest.

                                    EXPERTS

   The consolidated balance sheets of KILICO as of December 31, 2000 and 1999 and the related consolidated statements of operations, comprehensive income, stockholder's equity, and cash flows for the years ended December 31, 2000, 1999, and 1998 ] have been included herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   Legal matters with respect to our organization, our authority to issue annuity contracts and the validity of the Contract, have been passed upon by Debra P. Rezabek, our Executive Vice President, General Counsel and Corporate Secretary. Jorden Burt LLP, Washington, D.C., has advised us on certain legal matters concerning federal securities laws applicable to the issue and sale of the Contracts.

                            SPECIAL CONSIDERATIONS

   We reserve the right to amend the Contract to meet the requirements of federal or state laws or regulations. We will notify you in writing of these amendments.

   Your rights under a Contract may be assigned as provided by law. An assignment will not be binding upon us until we receive a written copy of the assignment. You are solely responsible for the validity or effect of any assignment. You, therefore, should consult a qualified tax adviser regarding the tax consequences, as an assignment may be a taxable event.

                             AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and 500 West Madison, Suite 1400, Northwestern Atrium Center, Chicago, Illinois. Copies also can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or at the SEC's Web Site (http://www.sec.gov).

   We have filed registration statements (the "Registration Statements") relating to the Contracts with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940. This Prospectus has been filed as part of the Registration Statements and does not contain all of the information set forth in the Registration Statements. These Registration Statements contain further information about us and the Contracts. The Registration Statements may be inspected and copied, and copies can be obtained at prescribed rates, as mentioned above.

                                   BUSINESS

Corporate structure

   KILICO was founded in 1947 and is incorporated under the insurance laws of the State of Illinois and is licensed in the District of Columbia and all states except New York. KILICO and its subsidiaries (collectively, "KILICO", "the Company", "we", "our" or "us") is a wholly-owned subsidiary of Kemper Corporation ("Kemper"), a non-operating holding company. Kemper is a wholly-owned subsidiary of Zurich Group Holding ("ZGH" or "Zurich"), a Swiss holding company, formerly known as Zurich Financial Services. ZGH is wholly-owned by Zurich Financial Services ("ZFS"), a new Swiss holding company. ZFS was formerly Zurich Allied AG, which was merged with Allied Zurich p.l.c. in October 2000.

Strategic initiatives

   Our management, operations and strategic directions are integrated with those of several other Kemper subsidiaries:

    . Federal Kemper Life Assurance Company ("FKLA")

    . Zurich Life Insurance Company of America ("ZLICA"), and

    . Zurich Direct, Inc. ("ZD")

   This integration streamlines management, controls costs, improves profitability, increases operating efficiencies and productivity, and helps to expand the companies' distribution capabilities. Headquartered in Long Grove, Illinois, FKLA markets term and interest-sensitive life insurance, as well as certain annuity products, including non-surrenderable funding agreements, primarily through brokerage general agents and other independent distributors. ZLICA primarily markets term life insurance products primarily through ZD. ZD is an affiliated direct marketing life insurance agency currently marketing basic, low-cost term life insurance through various marketing media.

   Over the last several years, we have increased the competitiveness of our variable annuity products by adding multiple variable subaccount investment options and investment managers to existing variable annuity products. In 1997, we introduced a non-registered individual and group variable bank-owned life insurance contract ("BOLI") and a series of individual variable life insurance contracts. In 1998, we introduced a new registered individual variable annuity product with 37 variable subaccount investment options and various investment managers.

   In 2000, several new products were introduced. We introduced a registered individual and group variable annuity, a registered flexible premium variable universal life product, and an individual and group fixed annuity.

   In 2000, as part of our plan to sharpen our focus on the group retirement market, we purchased PMG Securities Corporation, PMG Asset Management, Inc., PMG Marketing, Inc., and PMG Life Agency, Inc. (collectively "PMG"), for $5.5 million. PMG is a well-respected broker-dealer in the eastern part of the country. We own 100% of the stock of PMG.

   Also in 2000, we transferred $63.3 million in fixed maturities and cash to fund the operations of our newly formed subsidiary, Zurich Kemper Life Insurance Company of New York ("ZKLICONY"). ZKLICONY received its insurance license from the state of New York in January 2001 and expects to begin writing business in the second quarter of 2001.

Narrative description of business

   We offer both individual fixed-rate (general account) and individual and group variable (separate account) annuity contracts, as well as individual and group term life, universal life and individual and group variable (separate account) life insurance products through various distribution channels. We offer investment-oriented products, guaranteed returns or a combination of both, to help policyholders meet multiple insurance and financial objectives. Financial institutions, securities brokerage firms, insurance agents and financial planners are important distribution channels for our products. Our sales mainly consist of deposits received on certain long duration fixed and variable annuities and variable life insurance contracts.

   Our fixed and variable annuities generally have surrender charges that are a specified percentage of policy values and decline as the policy ages. General account annuity and interest-sensitive life policies are guaranteed to accumulate at specified interest rates but allow for periodic crediting rate changes.

   Over the last several years, in part reflecting the current interest rate environment, we have increased our emphasis on marketing our existing and new separate account products. Unlike the fixed-rate annuity business where we manage spread revenue, such variable products pose minimal investment risk for us, as policyholders direct their premium to one or more subaccounts that invest in underlying investment funds that invest in stocks and bonds. We, in turn, receive administrative fee revenue on such variable products, which compensates us for providing death benefits potentially in excess of cash surrender values. In addition, on variable life insurance contracts, cost of insurance charges compensate us for providing death benefit coverage substantially in excess of surrender values.

   As a result of this strategy, our separate account assets and related sales of our variable annuity products have increased over the last couple of years. Our separate account assets and sales were as follows (in millions):

                                                           December 31,
                                                    ---------------------------
                                                      2000      1999     1998
                                                    --------- -------- --------
      Separate account assets...................... $11,179.6 $9,778.1 $7,099.2
                                                    ========= ======== ========

                                                      Year Ended December 31,
                                                    ---------------------------
                                                      2000      1999     1998
                                                    --------- -------- --------
      Variable annuity sales (1)................... $ 1,160.5 $  758.6 $  393.1
      Variable life sales..........................     856.1  1,661.1  1,523.0
                                                    --------- -------- --------
      Total separate account sales................. $ 2,016.6 $2,419.7 $1,916.1
                                                    ========= ======== ========

---------
(1) Includes the fixed account option of the variable contracts totaling $339.6 million, $289.7 million and $92.7 million in 2000, 1999 and 1998, respectively. The fixed account option is primarily used for dollar cost averaging into the separate account investment options. This allows contractholders the option to allocate amounts to the fixed account option and authorize pro-rated amounts to be automatically transferred into the separate account investment options over a specified period of time in order to reduce the effects of significant market fluctuations.

   In 2000, several new products were introduced. Zurich Preferred, a registered individual and group variable and market value adjusted deferred annuity, offers investors 27 different variable subaccount investment options with various investment managers. Zurich Kemper Lifeinvestor, a registered flexible premium variable universal life product, permits policyholders to allocate premiums among 31 different subaccount investment options with various investment managers. We also introduced a new individual and group fixed annuity, Zurich Classic.

   During mid-1998, we introduced DESTINATIONSSM, a registered individual and group variable, fixed and market value adjusted deferred annuity product. DESTINATIONSSM currently offers 37 variable subaccount investment options with various investment managers, ten guarantee periods, a fixed account option, dollar cost averaging and a guaranteed retirement income benefit option.

   During mid-1997, we introduced variable BOLI, a group variable life insurance contract that is primarily marketed to banks and other large corporate entities. Also in 1997, we issued a series of non-registered variable individual universal life insurance contracts that are marketed primarily to high net worth individuals. Significant fluctuations in our sales of the variable life products are due mainly to the nature of the BOLI product--high dollar volume per sale, low frequency of sales--and any potential changes to BOLI's tax advantaged status as proposed in the release of the Federal government's fiscal budgets.

   Investors Brokerage Services, Inc., ("IBS"), our wholly-owned subsidiary, and our affiliated broker-dealer, BFP Securities, LLC, are the principal underwriters of our registered variable annuity and variable life products. BFP Securities, LLC., is also the primary distributor of our BOLI and high net worth products.

   Current crediting rates, a conservative investment strategy, the interest rate environment and the equity markets have impacted our fixed annuity sales over the last several years. Our fixed annuity sales were as follows (in millions):

                                                                  Year Ended
                                                                 December 31,
                                                              ------------------
                                                               2000  1999  1998
                                                              ------ ----- -----
      Fixed annuity sales.................................... $168.6 $96.3 $89.3
                                                              ====== ===== =====

   KILICO's fixed annuity sales increased $72.3 million in 2000, compared with 1999. This increase is primarily a result of investors seeking a more stable return on their investments during a time of market volatility.

NAIC ratios

   The National Association of Insurance Commissioners (the "NAIC") annually calculates certain statutory financial ratios for most insurance companies in the United States. These calculations are known as the Insurance Regulatory Information System ("IRIS") ratios. Currently, twelve IRIS ratios are calculated. The primary purpose of the ratios is to provide an "early warning" of any negative developments. The NAIC reports a company's ratios to state regulators who may then contact the company if three or more ratios fall outside the NAIC's "usual ranges".

   Based on statutory financial data as of December 31, 2000, we had three ratios outside the usual ranges; the change in premium ratio, the change in product mix ratio and the change in reserving ratio. The results for the change in the premium ratio and the change in the product mix ratio reflect the following items:

    . Recapture of term life insurance business assumed from FKLA (discussed below in Reserves and reinsurance)

    . Assumption of $100.0 million of funding agreement business from FKLA
      (discussed below in Reserves and reinsurance)

    . Increased sales of the DESTINATIONSSM product, and

    . Decreased BOLI sales

   The result for the change in the reserving ratio is primarily caused by the recapture of the term business assumed from FKLA and the increase in individual variable universal life renewal premiums in 2000, compared to 1999. Other than certain states requesting quarterly financial reporting and/or explanations of the underlying causes for certain ratios, no state regulators have taken any action due to our IRIS ratios for 2000 or earlier years.

Risk-based capital, asset adequacy and codification

   Under Illinois' asset adequacy and risk-based capital rules, state regulators may mandate remedial action for inadequately reserved or inadequately capitalized companies. The asset adequacy rules are designed to assure that assets supporting reserves are adequate to cover liabilities under a variety of economic scenarios. The focus of risk-based capital rules is a risk-based formula that applies prescribed factors to various risk elements in an insurer's business and investments to develop a minimum capital requirement designed to be proportional to the amount of risk assumed by the insurer. We have capital levels substantially exceeding any that would mandate action under the risk-based capital rules and are in compliance with applicable asset adequacy rules.

   In 1998, the NAIC adopted the Codification of Statutory Accounting Principles ("Codification") guidance, which replaces the Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. The Illinois Insurance Department has adopted the Codification guidance, effective January 1, 2001. Our statutory surplus will be positively impacted upon adoption as a result of the net effect of recording a deferred tax asset, of non-admitting non-operating system software and of non-admitting net affiliated receivables and other changes caused by the Codification.

Reserves and reinsurance

   The following table provides a breakdown of our reserves for future policy benefits by product type (in millions):

                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
      General account annuities.......................    $2,635       $2,729
      Interest-sensitive life insurance and other.....       643          671
      Term life reserves..............................       --             9
      Ceded future policy benefits....................       310          310
                                                          ------       ------
          Total.......................................    $3,588       $3,719
                                                          ======       ======

   Ceded future policy benefits shown above reflect coinsurance (indemnity reinsurance) transactions where we insured liabilities of approximately $516 million in 1992 and $416 million in 1991 with an affiliate, Fidelity Life Association, A Mutual Legal Reserve Company ("FLA"). FLA shares directors, management, operations and employees with FKLA pursuant to an administrative and management services agreement. FLA issues policies not issued by FKLA or KILICO as well as other policies similar to certain FKLA policies. At December 31, 2000 and 1999, our reinsurance reserve credit from FLA relating to these coinsurance transactions totaled approximately $262.1 million and $309.7 million, respectively. Utilizing FKLA's employees, we are the servicing company for this coinsured business and we are reimbursed by FLA for the related servicing expenses.

   In 1996, we assumed, on a yearly renewable term basis, approximately $14.4 billion (face amount) of term life insurance from FKLA. Effective September 30, 2000, this reinsurance agreement with FKLA was terminated. Upon termination, we returned $7.7 million of premiums to FKLA, representing consideration for the recaptured reserves. Due to the difference in the generally accepted accounting principles basis and the statutory accounting basis of the reserves related to this recaptured business, we recorded a deemed dividend distribution to Kemper of $16.3 million. (See the note captioned "Reinsurance" in the Notes to Consolidated Financial Statements.)

   In the fourth quarter of 2000, we assumed from FKLA $100.0 million in premium deposits related to a Funding Agreement. Funding Agreements are insurance contracts similar to structured settlements, immediate annuities and guaranteed investment contracts ("GICs"). The contracts qualify as insurance under state laws and are sold as non-surrenderable immediate annuities to trusts established by a securities firm. The securities firm sold interests in these trusts to institutional investors. This Funding Agreement had a variable rate of interest, is an obligation of our general account and is recorded as future policy benefits. (See the note captioned "Reinsurance" in the Notes to Consolidated Financial Statements.)

   We are party to a funds withheld reinsurance agreement with a Zurich affiliated company, Zurich Insurance Company, Bermuda Branch ("ZICBB"). Under the original terms of this agreement, we ceded, on a yearly renewable term basis, 90 percent of the net amount at risk (death benefit payable to the insured less the insured's separate account cash surrender value) related to BOLI, which is held in our separate accounts. As consideration for this reinsurance coverage, we cede separate account fees (cost of insurance charges) to ZICBB and retain a portion of such funds under the terms of the reinsurance agreement in a funds withheld account, which is included as a component of benefits and funds payable in the accompanying consolidated balance sheets. During 1998, we modified the reinsurance agreement to increase the reinsurance from 90 percent to 100 percent.

   The following table contains amounts related to the BOLI funds withheld reinsurance agreement (in millions):

Business Owned Life Insurance (BOLI)
(in millions)

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  --------  --------  --------
      Face amount in force....................... $ 85,358  $ 82,021  $ 66,186
                                                  ========  ========  ========
      Net amount at risk ceded................... $(78,169) $(75,979) $(62,160)
                                                  ========  ========  ========
      Cost of insurance charges ceded............ $  173.8  $  166.4  $  175.5
                                                  ========  ========  ========
      Funds withheld account..................... $  228.8  $  263.4  $  170.9
                                                  ========  ========  ========

   We have a funds withheld account ("FWA") supporting reserve credits on reinsurance ceded on the BOLI product. Amendments to the reinsurance contracts during 1998 changed the methodology used to determine increases to the FWA. A substantial portion of the FWA was marked-to-market based predominantly upon the total return of the Government Bond Division of the KILICO Variable Series I Separate Account. During 1998, we recorded a $2.5 million increase to the FWA related to this mark-to-market. In November 1998, to properly match revenue and expenses, we had also placed assets supporting the FWA in a segmented portion of the General Account. This portfolio was classified as "trading" under Statement of Financial Accounting Standards No. 115 ("FAS 115") at December 31, 1998 and through November 30, 1999. FAS 115 mandates that assets held in a trading account be valued at fair value, with changes in fair value flowing through the income statement as realized capital gains and losses. During 1998, we recorded a realized capital gain of $2.8 million upon transfer of these assets from "available for sale" to the trading portfolio as required by FAS 115. In addition, we recorded realized capital losses of $7.3 million and $0.2 million related to the changes in fair value of this portfolio during 1999 and 1998, respectively.

   Due to a change in the reinsurance strategy related to the BOLI product, effective December 1, 1999, we no longer marked-to-market a portion of the FWA liability and therefore no longer designated the related portion of assets as "trading". As a result, changes in fair value to the FWA and the assets supporting the FWA no longer flow through our operating results.

Competition

   We are in a highly competitive business. We compete with a large number of other stock and mutual life insurance companies, many of which are larger financially, although none is truly dominant in the industry. KILICO, with its emphasis on annuity products, also competes for savings dollars with securities brokerage and investment advisory firms as well as other institutions that manage assets, produce financial products or market other types of investment products.

   Our principal methods of competition continue to be innovative products, often designed for selected distribution channels and economic conditions, as well as appropriate product pricing, careful underwriting, expense control and the quality of services provided to policyholders and agents.

   To address our competition, we have adopted certain business strategies. These include:

    . customer segmentation and focus

    . continued focus on existing and new variable and fixed annuities and variable life insurance products

    . distribution through diversified channels

    . systematic review of investment risk and our capital position, and

    . ongoing efforts to continue as a low-cost provider of insurance products and high-quality services to agents and policyholders through the use of technology

Rankings and ratings

   According to Best's Insurance Reports, 2000, as of December 31, 1999, we ranked 56th of 1,481 life insurers by admitted assets; 57th of 1,146 by insurance in force; and 57th of 1,382 by net premiums written.

   In 1999, we received rating upgrades from both A.M. Best and Standard & Poor's, primarily due to the perceived long-term strategic benefit of the merger and the increased financial strength of Zurich and Zurich Life (discussed below). Our current ratings and their current status are as follows:

                                                                        Current
                                                       Current Rating    Status
                                                      ----------------  --------
      A.M. Best Company.............................. A+ (Superior)     Affirmed
      Moody's Investors Service...................... Aa3 (Excellent)   Affirmed
      Standard & Poor's.............................. AA+ (Very Strong) Affirmed

Employees

   At December 31, 2000, we used the services of approximately 1,152 employees of FKLA, which are also shared with FLA and ZLICA. KILICO, FKLA, FLA and ZLICA collectively operate under the trade name Zurich Kemper Life.

Regulation

   We are generally subject to regulation and supervision by the insurance departments of Illinois and other jurisdictions where we are licensed to do business. These departments enforce laws and regulations designed to assure that insurance companies maintain adequate capital and surplus, manage investments according to prescribed character, standards and limitations and comply with a variety of operational standards. The departments also make periodic examinations of individual companies and review annual and other reports on the financial condition of each company operating within their respective jurisdictions. Regulations, which often vary from state to state, cover most aspects of the life insurance business, including market practices, policy forms and accounting and financial reporting procedures.

   Insurance holding company laws enacted in many states grant additional powers to state insurance commissioners to regulate acquisition of and by domestic insurance companies, to require periodic disclosure of relevant information and to regulate certain transactions with related companies. These laws also impose prior approval requirements for certain transactions with affiliates and generally regulate dividend distributions by an insurance subsidiary to its holding company parent.

   In addition, certain of our variable life insurance and variable annuity products, and the related separate accounts, are subject to regulation by the Securities and Exchange Commission (the "SEC").

   We believe we are in compliance in all material respects with all applicable regulations. For information on regulatory and other dividend restrictions, see ITEM 5(c).

Investments

   A changing marketplace has affected the life insurance industry. To accommodate customers' increased preference for safety over higher yields, we have systematically reduced our investment risk and strengthened our capital position.

   Our cash flow is carefully monitored and our investment program is regularly and systematically planned to provide funds to meet all obligations and to optimize investment return. For investment securities, portfolio management is handled by an affiliated company, Zurich Scudder Investments, Inc. ("ZSI"), formerly Scudder Kemper Investments, Inc., and its subsidiaries and affiliates. Our real estate-related investments are handled by a majority-owned Kemper real estate subsidiary. Investment policy is directed by our board of directors. Our investment strategies take into account the nature of each annuity and life insurance product, the respective crediting rates and the estimated future policy benefit maturities.

Forward-looking statements

   All statements, trend analyses and other information contained in this Prospectus and elsewhere (such as in other filings by KILICO with the SEC, press releases, presentations by KILICO or its management or oral statements) about markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. These factors include, among other things:

     (i) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of KILICO to sell its products, the market value of our investments and the lapse rate and profitability of our contracts

     (ii) our ability to achieve anticipated levels of operational efficiencies through certain cost-saving initiatives

     (iii) customer response to new products, distribution channels and marketing initiatives

     (iv) mortality, morbidity, and other factors which may affect the profitability of our insurance products

     (v) changes in the federal income tax laws and regulations which may affect the relative tax advantages of some of our products

     (vi) increasing competition which could affect the sale of our products

     (vii) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulations of the sale and underwriting and pricing of insurance products, and

     (viii) the risk factors or uncertainties listed from time to time in our other filings with the SEC

                                  PROPERTIES

   We share 91,279 sq. ft. of office space leased by FKLA from Lumbermens Mutual Casualty Company, a former affiliate, ("Lumbermens"), located in Long Grove, Illinois. We also share 98,066 sq. ft. of office space leased by FKLA and ZLICA from Zurich American Insurance Company, an affiliate, located in Schaumburg, Illinois.

                               LEGAL PROCEEDINGS

   KILICO has been named as defendant in certain lawsuits incidental to our insurance business. Based upon the advice of legal counsel, our management believes that the resolution of these various lawsuits will not result in any material adverse effect on our consolidated financial position.

                            SELECTED FINANCIAL DATA

   The following table sets forth selected financial information for KILICO for the five years ended December 31, 2000. Such information should be read in conjunction with KILICO's consolidated financial statements and notes thereto included in this Prospectus. All amounts are shown in millions.

                         December 31, December 31, December 31, December 31, December 31,
                             2000         1999         1998         1997         1996
                         ------------ ------------ ------------ ------------ ------------
Total revenue...........  $   360.9    $   363.4    $   419.7    $   425.5     $  356.2
                          =========    =========    =========    =========     ========
Net income excluding
 realized investment
 results................  $    53.7    $    51.1    $    31.4    $    31.9     $   25.6
                          =========    =========    =========    =========     ========
Net income..............  $    48.3    $    44.9    $    65.1    $    38.7     $   34.4
                          =========    =========    =========    =========     ========
Financial summary
Total separate account
 assets.................  $11,179.6    $ 9,778.1    $ 7,099.2    $ 5,122.0     $2,127.2
                          =========    =========    =========    =========     ========
Total assets............  $16,006.6    $14,655.7    $12,239.7    $10,589.7     $7,717.9
                          =========    =========    =========    =========     ========
Future policy benefits,
 net of reinsurance.....  $ 3,278.0    $ 3,409.1    $ 3,561.6    $ 3,856.9     $4,256.5
                          =========    =========    =========    =========     ========
Stockholder's equity....  $   730.1    $   630.0    $   853.9    $   865.6     $  751.0
                          =========    =========    =========    =========     ========

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

RESULTS OF OPERATIONS

   We recorded net income of $48.3 million in 2000, compared with net income of $44.9 million in 1999 and $65.1 million in 1998. The increase in net income in 2000, compared with 1999, was due to an increase in operating earnings before amortization of goodwill and a decrease in net realized investment losses.

   The following table reflects the components of net income:

     Net income
     (in millions)

                                                    Year Ended December 31,
                                                    -------------------------
                                                     2000     1999     1998
                                                    -------  -------  -------
      Operating earnings before amortization of
       goodwill and other intangibles.............. $  66.8  $  63.8  $  44.1
      Amortization of goodwill and other
       intangibles.................................   (13.1)   (12.7)   (12.7)
      Net realized investment gains (losses).......    (5.4)    (6.2)    33.7
                                                    -------  -------  -------
          Net income............................... $  48.3  $  44.9  $  65.1
                                                    =======  =======  =======

     Net realized investment results, after tax
     (in millions)

                                                      Year Ended December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
      Real estate-related gains...................... $   1.1  $   2.7  $  26.9
      Fixed maturities and write-downs...............    (7.9)    (6.3)     1.4
      Trading account securities.....................     --      (4.7)     1.7
      Other gains, net...............................     1.4      2.1      3.7
                                                      -------  -------  -------
          Total...................................... $  (5.4) $  (6.2) $  33.7
                                                      =======  =======  =======

   Net realized investment losses on fixed maturities in 2000 were primarily related to other-than-temporary declines in value of certain securities due to credit-related concerns about a small number of issuers. Net realized investment losses on fixed maturities in 1999 were primarily the result of rising interest rates throughout the year, leading to lower market values in fixed maturity investments. Net realized investment gains on fixed maturities in 1998 were offset by other-than-temporary declines in the value of certain U.S. dollar denominated fixed maturity investments which had significant exposure to countries in Southeast Asia, as well as other U.S. dollar denominated securities that had other-than-temporary declines in value in 1998.

   The real estate-related gains over the last three years reflect the adoption of Zurich's strategy for disposition of real estate-related investments. This strategy to reduce exposure to real estate-related investments, as well as improving real estate market conditions in most areas of the country, generated the real estate-related gains during the last three years.

   Trading account securities were used to manage the reinsurance strategy on the BOLI product. Effective November 1, 1998, the methodology used to determine the increase to the FWA was changed and a substantial portion of this liability was marked-to-market based predominately upon the total return of the Government Bond Division of the KILICO Variable Series I Separate Account. We also placed assets supporting the FWA in a segmented portfolio and classified this asset segment as "trading" under Statement of Financial Standards No. 115 ("FAS 115") at December 31, 1998 and through November 30, 1999. During 1998, a net realized capital gain of $2.8 million was recorded upon transfer of these assets to the trading portfolio as required by FAS 115. We recorded realized capital losses of $7.3 million and $0.2 million related to the changes in fair values of this portfolio during 1999 and 1998, respectively. Due to a change in the reinsurance strategy related to the BOLI product, effective December 1, 1999, we no longer marked-to-market a portion of the FWA liability and therefore no longer designated the related portion of assets as "trading". As a result, changes in fair value to the FWA and the assets supporting the FWA no longer flow through operating results.

   Other realized investment gains, net, relate primarily to distributions from joint venture capital partnerships in 2000.

   Operating earnings before the amortization of goodwill and other intangibles increased to $66.8 million in 2000, compared with $63.8 million in 1999, primarily due to:

    . an increase in spread revenue (net investment income less interest credited to policyholders)

    . an increase in other income

    . a decrease in claims incurred and other benefits

    . a decrease in taxes, licenses and fees, and

    . a decrease in income tax expense, offset by

    . a decrease in premium income

    . a decrease in separate account fees

    . an increase in commissions and operating expenses, net of the deferral of insurance acquisition costs, and

    . an increase in the amortization of insurance acquisition costs and value of business acquired

   Operating earnings before the amortization of goodwill increased to $63.8 million in 1999, compared with $44.1 million in 1998, primarily due to:

    . an increase in spread revenue

    . an increase in separate account fees and charges

    . a decrease in claims incurred and other policyholder benefits

    . a decrease in the amortization of insurance acquisition costs and value of business acquired, offset by

    . an increase in commissions and operating expenses, net of the deferral of insurance acquisition costs

   The following table reflects our sales.

     Sales and reinsurance assumed
     (in millions)

                                                     Year Ended December 31,
                                                    ---------------------------
                                                      2000      1999     1998
                                                    --------  -------- --------
      Annuities:
        Variable................................... $1,160.5  $  758.6 $  393.1
        Fixed......................................    168.6      96.3     89.3
        Funding Agreements assumed.................    100.0       --       --
                                                    --------  -------- --------
          Total annuities..........................  1,429.1     854.9    482.4
                                                    --------  -------- --------
      Life Insurance:
        Separate account Business-owned variable
         universal life ("BOLI")...................    819.6   1,622.0  1,501.0
        Separate account variable universal life...     36.5      39.1     22.0
        Term life..................................     (8.2)     21.9     22.4
        Interest-sensitive life....................      0.6       0.7      0.2
                                                    --------  -------- --------
          Total life...............................    848.5   1,683.7  1,545.6
                                                    --------  -------- --------
            Total sales............................ $2,277.6  $2,538.6 $2,028.0
                                                    ========  ======== ========

   Sales of annuity products consist of total deposits received, which are not recorded as revenue within the consolidated statements of operations. Variable annuity deposits, including deposits under the fixed account option, increased $401.9 million in 2000, compared with 1999. The increase in the variable annuity deposits is primarily due to continued strong sales of our product introduced in the second half of 1998 that offers both a variable and a fixed option, including dollar cost averaging. Dollar cost averaging allows contractholders the option to allocate amounts to the fixed account option and authorize pro-rated amounts to be automatically transferred into the separate account investment options over a specified period of time in order to reduce the effects of significant market fluctuations.

   Fixed annuity deposits increased $72.3 million in 2000 when compared with 1999 primarily due to investors seeking a more stable return on their investments during a time of market volatility.

   The $100.0 million Funding Agreement assumed in 2000 resulted from a new reinsurance agreement with FKLA. (See the note captioned "Reinsurance" in the Notes to Consolidated Financial Statements.)

   Sales of variable annuities increase administrative fees earned. In addition, they pose minimal investment risk to us, to the extent that policyholders allocate net premium to one or more subaccounts that invest in underlying investment funds that invest in stocks or bonds.

   Sales of BOLI decreased $802.4 million to $819.6 million in 2000, compared with $1,622.0 million in 1999. Sales of individual variable universal life insurance decreased $2.6 million to $36.5 in 2000, compared with $39.1 million in 1999. BOLI sales decreased primarily due to the nature of the product--high dollar volume per sale, low frequency of sales. The slight decrease in individual variable universal life insurance reflected the uncertain market conditions in 2000. Sales of these separate account variable products, like variable annuities, pose minimal investment risk as policyholders also direct their premium to one or more subaccounts that invest in underlying investment funds which invest in stocks and bonds. We receive premium tax and DAC tax expense loads from certain contractholders, as well as administrative fees and cost of insurance charges. These fees and charges are compensation for providing life insurance coverage to the contractholders potentially in excess of their cash surrender values. Face amount of new variable universal life insurance business issued amounted to $3.8 billion in 2000, compared with $16.6 billion in 1999 and $7.7 billion in 1998. The decrease in face amount issued in 2000, compared with 1999 is primarily due to the decrease in BOLI sales.

   The following table reflects our assets under management:

     Assets under management
     (in millions)

                                                     2000      1999      1998
                                                   --------- --------- ---------
      General account............................. $ 3,689.5 $ 3,831.0 $ 4,182.8
      Separate account--BOLI......................   6,905.9   5,750.5   4,104.6
      Separate account--non-BOLI..................   4,273.7   4,027.6   2,994.7
                                                   --------- --------- ---------
          Total................................... $14,869.1 $13,609.1 $11,282.1
                                                   ========= ========= =========

   Total assets under management have increased over the last few years primarily reflecting the volume of sales. The level of policyholder surrenders, withdrawals and death benefits also directly impacts the level of assets under management from year to year. Total assets under management were also affected by equity market and interest rate fluctuations. Increases in the equity markets in 1999 significantly increased non-BOLI separate account assets, while an equity market downturn in 2000 significantly reduced those assets.

   In 1999 and 1998 we assumed $21.3 million and $21.6 million, respectively, of term life insurance premiums from FKLA. Effective September 30, 2000, the reinsurance agreement with FKLA was terminated. Prior to the termination, we assumed $15.4 million of term life insurance premiums from FKLA. Upon termination, we returned $7.7 million of premiums to FKLA as consideration for the recaptured reserves. Excluding the amounts assumed from FKLA, total term life sales, including new and renewal premiums, amounted to $371 thousand in 2000, compared with $677 thousand in 1999 and $846 thousand in 1998. In the fourth quarter of 2000, the reinsurance agreement was recaptured by FKLA and resulted in a decrease in premiums of $13.6 million in 2000, compared with 1999.

   Spread revenue increased in 2000, compared with 1999 and 1998, due to a smaller decrease in investment income than in interest credited to policyholders. The decrease in investment income in 2000, compared with 1999 and 1998, was primarily due to a decrease in cash and invested assets from the 1999 and 1998 levels, reflecting the surrender and withdrawal activity during the last three years and the dividends paid to Kemper during 2000, 1999 and 1998. Also contributing to this decrease in cash and invested assets are the ongoing exchanges from the fixed to the variable option of in-force annuity policies, primarily reflecting the dollar cost averaging option mentioned previously. Net investment income was also negatively impacted in 2000 and 1999 by the placement of a real estate-related investment on non-accrual status effective January 1, 1999. Somewhat mitigating these factors was the reinvestment of 1999 and 2000 sales proceeds, maturities and prepayments at higher yields due to funds being directed to higher yielding securities, and overall increasing interest rate environment during 1999 and the first half of 2000.

   The decrease in interest credited in 2000, compared with 1999 and 1998, was primarily due to a decrease in policyholder liabilities due to surrender, withdrawal and exchange activity over the last three years and an overall decrease in crediting rates over the same period.

   Investment income was also reduced over the last three years reflecting purchase accounting adjustments related to the amortization of premiums on fixed maturity investments. Under purchase accounting, the fair value of the fixed maturity investments as of January 4, 1996, the date Kemper was acquired by Zurich, became the new cost basis in the investments. The difference between the new cost basis and original par is then amortized against investment income over the remaining effective lives of the fixed maturity investments. As a result of the interest rate environment as of January 4, 1996, the market value of the fixed maturity investments was approximately $133.9 million greater than original par. Premium amortization decreased investment income by approximately $4.5 million in 2000, compared with $7.8 million in 1999 and $14.4 million in 1998.

     Separate account fees and charges
     (in millions)

                                                     2000     1999     1998
                                                    -------  -------  -------
      Separate account fees on non-BOLI variable
       life and annuities.......................... $  62.1  $  47.0  $  38.8
      BOLI cost of insurance charges and fees--
       direct......................................   164.4    168.1    169.9
      BOLI cost of insurance charges--ceded........  (173.8)  (166.7)  (175.5)
      BOLI premium tax expense loads...............    15.6     26.3     28.8
                                                    -------  -------  -------
          Total.................................... $  68.3  $  74.7  $  62.0
                                                    =======  =======  =======

   Included in separate account fees and charges are administrative fees received from the separate account products of $61.4 million in 2000, compared with $46.1 million and $38.3 million in 1999 and 1998, respectively. Administrative fee revenue increased in each of the last three years due to growth in average separate account assets. Also included in separate account fees and charges are cost of insurance ("COI") charges related to variable universal life insurance, primarily BOLI, of $164.4 million, $167.9 million and $167.6 million in 2000, 1999 and 1998, respectively. Of these COI charges, $173.8 million, $166.4 million and $175.5 million were ceded, respectively, to a Zurich affiliated company, Zurich Insurance Company, Bermuda Branch ("ZICBB"). In 2000, COI charges ceded were in excess of 100 percent of the COI charges received due to appreciation of the BOLI funds withheld account. In 1998, COI charges ceded were in excess of 100 percent of the COI charges received due to changes to the reinsurance agreement. Separate account fees and charges in 2000, 1999 and 1998 also include BOLI-related premium tax expense loads of $15.6 million, $26.3 million and $28.8 million, respectively.

   Other income increased $23.4 million in 2000, compared with 1999. The increase is primarily due to an increase in commission revenue from broker-dealer operations of approximately $20.6 million. This increase was mainly due to the inclusion of PMG's operating results effective April 1, 2000. (See discussion of the PMG acquisition in the note captioned "Related-Party Transactions" in the Notes to Consolidated Financial Statements.) The increase in broker-dealer commission revenue was substantially offset by an increase in broker-dealer commission expense. Other income also includes surrender charge revenue of $6.0 million in 2000, compared with $5.0 million and $4.0 million in 1999 and 1998, respectively. The increase in surrender charge revenue in 2000, compared with 1999 and 1998, reflects the increased policyholder surrender and withdrawal activity during 2000, compared with 1999 and 1998.

     Policyholder surrenders, withdrawals and death benefits
     (in millions)

                                                             2000   1999   1998
                                                            ------ ------ ------
      General account...................................... $579.1 $564.2 $645.5
      Separate account.....................................  393.3  399.8  260.9
                                                            ------ ------ ------
          Total............................................ $972.4 $964.0 $906.4
                                                            ====== ====== ======

   Reflecting the current interest rate environment and other competitive market factors, we adjust crediting rates on interest-sensitive products over time in order to manage spread revenue and policyholder surrender and withdrawal activity. Spread revenue can also be improved over time by increasing investment income.

   General account surrenders, withdrawals and death benefits increased $14.9 million in 2000, compared with 1999, reflecting an increase in overall surrenders and withdrawals as investors seek potentially higher returns from alternative investments and higher death benefits in 2000, compared to 1999.

   Separate account surrenders, withdrawals and death benefits decreased $6.5 million in 2000, compared with 1999. Excluding a partial withdrawal of $39.8 million on a BOLI contract in 1999, separate account surrenders, withdrawals and death benefits increased $33.3 in 2000, compared with 1999. The increase is primarily due to investors' seeking alternative investments during a period of market uncertainty.

   Claims incurred and other policyholder benefits decreased $4.5 million in 2000, compared with 1999, primarily due to the termination of the assumed term life reinsurance agreement with FKLA. Claims incurred and other policyholder benefits decreased in 1999, compared with 1998, primarily due to a decrease in death benefits.

   Taxes, licenses and fees primarily reflect premium taxes on BOLI. Excluding the taxes due on BOLI, for which we received a corresponding expense load in separate account fees and other charges, taxes, licenses and fees amounted to $2.3 million in 2000, compared with $3.4 million in 1999 and $1.5 million in 1998.

   Commission expense and the deferral of insurance acquisition costs increased in 2000, compared with 1999 and 1998, due to the higher level of sales, excluding BOLI. Commission expense related to broker-dealer operations increased approximately $17.2 million in 2000, compared with 1999. The increase is primarily due to the inclusion of PMG's operating results in 2000. The increase in commission expense and the deferral of insurance acquisition costs in 1999, compared with 1998, is primarily due to the increase in total sales, excluding BOLI.

   Amortization of insurance acquisition costs increased $17.7 million in 2000, compared with 1999. This increase was primarily due to a recoverability takedown resulting from management's periodic review of the estimated future gross profits on annuity contracts. The recoverability takedown increased the amortization by $10.5 million in 2000. The remaining increase in amortization of deferred insurance acquisition costs is primarily due to the higher volume of variable annuity business.

   The decrease in the amortization of deferred insurance acquisition costs in 1999 compared with 1998 is primarily due to significant appreciation in the separate account assets due to rising markets during 1999, as well as realized capital losses on post-purchase investments during 1999. Appreciation in separate account assets increased estimated future gross profits and shifted amortization to later years. Realized capital losses on post-purchase investments decreased current gross profits and deferred amortization into future periods. The deferred insurance acquisition cost asset was $240.8 million and $159.7 million at December 31, 2000 and 1999, respectively.

   Deferred insurance acquisition costs, and their related amortization, for policies sold prior to January 4, 1996 have been replaced under purchase accounting by the value of business acquired. The value of business acquired reflects the present value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. The amortization of the value of business acquired is calculated assuming an interest rate equal to the liability or contract rate on the value of the business acquired. Deferred insurance acquisition costs are established on all new policies sold after January 4, 1996.

   Operating expenses increased in 2000, to $61.7 million, compared with $45.9 million and $44.6 million in 1999 and 1998, respectively. This increase was primarily due to an increase in salaries and related benefits, and data processing expenses in the continued development of infrastructure to support various new business initiatives. Also contributing to the increase is the inclusion of PMG's operating expenses of approximately $2.2 million.

   The amortization of the value of business acquired increased in 2000, compared with 1999, primarily as a result of depreciation in the separate account assets due to the downturn in equity markets in 2000, compared with 1999. The depreciation in the separate account assets decreases estimated future gross profits and accelerates amortization in the current year.

   The amortization of the value of business acquired decreased in 1999, compared with 1998, as a result of:

    . significant appreciation in separate account assets, which increased estimated future gross profits and shifts amortization to later years

    . a decreasing block of business previously acquired, resulting in less amortization as gross profits on this business decrease, and

    . a significant decrease in realized investment results on pre-purchase investments.

   The difference between Zurich's cost of acquiring us and the net fair value of the assets and liabilities as of January 4, 1996 was recorded as goodwill. Goodwill is amortized on a straight-line basis over a twenty-year period. Other intangible assets in the amount of $4.9 million were recorded in 2000 in connection with the purchase of PMG. These intangible assets are being amortized on a straight-line basis over a ten-year period.

   Tax expense was favorably impacted in 2000 due to the release of $15.2 million of a valuation allowance related to the ultimate realization of losses on real estate assets disposed of before December 31, 1995. An additional $4.6 million benefit was realized on the termination of the reinsurance agreement with FKLA.

Operations by Business Segment

   KILICO, FKLA, ZLICA and FLA operate under the trade name Zurich Kemper Life. Zurich Kemper Life is segregated by Strategic Business Unit ("SBU"). The SBU concept employed by ZFS has each SBU concentrate on a specific customer market. The SBU is the focal point of Zurich Kemper Life, because it is at the SBU level that Zurich Kemper Life can clearly identify customer segments and then work to understand and satisfy the needs of each customer. For purposes of operating segment disclosure, Zurich Kemper Life includes the operations of Zurich Direct, Inc., an affiliated direct marketing life insurance agency and excludes FLA, as it is owned by its policyholders.

   Zurich Kemper Life is segregated into the Life Brokerage, Financial Institutions ("Financial"), Retirement Solutions Group ("RSG") and Direct SBUs. The SBUs are not managed at the legal entity level, but rather at the Zurich Kemper Life level. Since Zurich Kemper Life's SBUs cross legal entity lines, as certain similar products are sold by more than one legal entity, discussion regarding results of operations in this Prospectus relate solely to KILICO. The vast majority of our business is derived from the Financial and RSG SBUs. The contributions of Zurich Kemper Life's SBUs to combined revenues, operating results and certain balance sheet data pertaining thereto, are shown in the Notes to Consolidated Financial Statements.

   The principal products and markets of the Financial and RSG SBUs are as follows:

     Financial: The Financial SBU focuses on a wide range of products that provide for the accumulation, distribution and transfer of wealth and primarily includes variable and fixed annuities, variable universal life and bank-owned life insurance. These products are distributed to consumers through financial intermediaries such as banks, brokerage firms and independent financial planners. Institutional business includes BOLI and funding agreements (primarily included in FKLA).

     RSG: The RSG SBU has a sharp focus on its target customer. This SBU markets fixed and variable annuities to K-12 schoolteachers, administrators, and healthcare workers, along with college professors and certain employees of selected non-profit organizations. This target market is eligible for what the IRS designates as retirement-oriented savings or investment plans that qualify for special tax treatment.

INVESTMENTS

   Our principal investment strategy is to maintain a balanced, well-diversified portfolio supporting the insurance contracts written. We make shifts in our investment portfolio depending on, among other factors:

    . our evaluation of risk and return in various markets

    . consistency with our business strategy and investment guidelines approved by the board of directors

    . the interest rate environment

    . liability durations, and

    . changes in market and business conditions

Invested assets and cash
(in millions)

                               December 31,  December 31,
                                   2000          1999
                               ------------  ------------
Cash and short-term
 investments.................. $   50   1.4% $   54   1.4%
Fixed maturities:
  Investment-grade:
    NAIC(1) Class 1...........  2,080  56.4   2,164  56.5
    NAIC(1) Class 2...........    960  26.1     994  25.9
  Below investment grade (NAIC
   classes 3 through 6):
    Performing................    116   3.2     118   3.1
    Non-performing............      1   --      --    --
Joint venture mortgage loans..     67   1.8      67   1.8
Third-party mortgage loans....     64   1.7      64   1.7
Other real estate-related
 investments..................      9   0.2      21   0.5
Policy loans..................    256   6.9     262   6.8
Equity securities.............     64   1.7      62   1.6
Other.........................     22   0.6      25   0.7
                               ------ -----  ------ -----
      Total(2)................ $3,689 100.0% $3,831 100.0%
                               ====== =====  ====== =====

---------
(1) National Association of Insurance Commissioners ("NAIC").
  --Class 1 = A- and above
  --Class 2 = BBB- through BBB+
(2) See the note captioned "Financial Instruments--Off-Balance-Sheet Risk" in the Notes to Consolidated Financial Statements.

Fixed maturities

   We carry our fixed maturity investment portfolio, which is considered available for sale, at estimated fair value. The aggregate unrealized appreciation or depreciation is recorded as a component of accumulated other comprehensive income, net of any applicable income tax expense. The aggregate unrealized depreciation on fixed maturities was $32.6 million and $121.2 million at December 31, 2000 and 1999, respectively. We do not record tax benefits related to aggregate unrealized depreciation on investments. Fair values are sensitive to movements in interest rates and other economic developments and can be expected to fluctuate, at times significantly, from period to period.

   At December 31, 2000, investment-grade fixed maturities, cash and short-term investments accounted for 83.9 percent of invested assets and cash, compared with 83.8 percent at December 31, 1999. Approximately 43.4 percent of our NAIC Class 1 bonds were rated AAA or equivalent at year-end 2000, compared with 45.9 percent at December 31, 1999.

   Approximately 18.9 percent of the investment-grade fixed maturities at December 31, 2000 were mortgage-backed securities, down from 20.0 percent at December 31, 1999, due to sales and paydowns during 2000. These investments consist primarily of marketable mortgage pass-through securities issued by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other investment-grade securities collateralized by mortgage pass-through securities issued by these entities. We have not made any investments in interest-only or other similarly volatile tranches of mortgage-backed securities. Our mortgage-backed investments are generally of AAA credit quality, and the markets for these investments have been and are expected to remain liquid. We plan to continue to reduce our holdings of such investments over time.

   Approximately 15.1 percent and 16.8 percent of the investment-grade fixed maturities at December 31, 2000 and 1999, respectively, consisted of corporate asset-backed securities. The majority of investments in asset-backed securities were backed by commercial mortgage-backed securities (26.8%), home equity loans (26.3%), manufactured housing loans (11.3%), collateralized loan and bond obligations (11.2%), and other commercial assets (8.9%).

   Future investment income from mortgage-backed securities and other asset-backed securities may be affected by the timing of principal payments and the yields on reinvestment alternatives available at the time of such payments. As a result of purchase accounting adjustments to fixed maturities, most of the mortgage-backed securities are carried at a premium over par. Prepayment activity resulting from a decline in interest rates on such securities purchased at a premium would accelerate the amortization of the premiums. Accelerated amortization would result in reductions of investment income related to such securities.

   At December 31, 2000 and 1999, unamortized premiums and discounts related to mortgage-backed and asset-backed securities were as follows (in millions):

                                                                       December
                                                                         31,
                                                                      ----------
                                                                      2000 1999
                                                                      ---- -----
Unamortized premiums................................................. $9.0 $11.6
                                                                      ==== =====
Unamortized discounts................................................ $5.2 $ 6.5
                                                                      ==== =====

   Amortization of the discount or premium from mortgage-backed and asset-backed securities is recognized using a level effective yield method. This method considers the estimated timing and amount of prepayments of the underlying loans and is adjusted to reflect differences between the prepayments originally anticipated and the actual prepayments received and currently anticipated. To the extent that the estimated lives of these securities change as a result of changes in prepayment rates, the adjustment is also included in net investment income.

   The table below provides information about the mortgage-backed and asset-backed securities that are sensitive to changes in interest rates. The expected maturity dates have been calculated on a security by security basis using prepayment assumptions obtained from a survey conducted by a securities information service. These assumptions are consistent with the current interest rate and economic environment.

                           Carrying                                                     Fair Value
                           Value at             Expected Maturity Date                      at
                         December 31, ------------------------------------------------ December 31,
     (in millions)           2000     2001   2002    2003    2004    2005   Thereafter     2000
     -------------       ------------ -----  -----  ------  ------  ------  ---------- ------------
Fixed Maturities:
 Mortgage-backed bonds..   $  575.7   $ 6.5  $39.5  $152.0  $131.9  $ 77.1    $168.7     $  575.7
   Average yield........       6.61%   6.61%  6.60%   6.62%   7.18%   7.60%     8.15%        6.61%
 Asset-backed bonds.....   $  339.3   $22.5  $37.6  $ 34.2  $ 39.9  $ 48.0    $157.1     $  339.3
   Average yield........       7.27%   7.32%  7.30%   7.21%   7.35%   7.57%     7.83%        7.27%
 CMBs...................   $  123.9   $ --   $ --   $  --   $  --   $  5.4    $118.5     $  123.9
   Average yield........       6.84%   6.84%  6.84%   6.84%   6.84%   6.82%     6.82%        6.84%
                           --------                                                      --------
                           $1,038.9                                                      $1,038.9
                           ========                                                      ========

                           Carrying                                                     Fair Value
                           Value at             Expected Maturity Date                      at
                         December 31, ------------------------------------------------ December 31,
     (in millions)           1999     2000   2001    2002    2003    2004   Thereafter     1999
     -------------       ------------ -----  -----  ------  ------  ------  ---------- ------------
Fixed Maturities:
 Mortgage-backed bonds..   $  630.4   $19.6  $21.6  $ 47.3  $149.5  $135.2    $257.2     $  630.4
   Average yield........       6.61%   6.61%  6.63%   6.63%   6.67%   7.09%     7.14%        6.61%
 Asset-backed bonds.....   $  409.8   $11.4  $27.0  $ 33.6  $ 48.8  $ 39.0    $250.0     $  409.8
   Average yield........       7.11%   7.17%  7.25%   7.18%   7.16%   7.34%     7.60%        7.11%
 CMBs...................   $  120.7   $ --   $ --   $  --   $  --   $  --     $120.7     $  120.7
   Average yield........       6.75%   6.75%  6.75%   6.75%   6.75%   6.75%     6.73%        6.75%
                           --------                                                      --------
                           $1,160.9                                                      $1,160.9
                           ========                                                      ========

   The current weighted average maturity of the mortgage-backed and asset-backed securities at December 31, 2000, is 3.95 years. A 200 basis point increase in interest rates would extend the weighted average maturity by approximately .26 of a year, while a 200 basis point decrease in interest rates would decrease the weighted average maturity by approximately 1.15 of a year.

   The weighted average maturity of the mortgage-backed and asset-backed securities at December 31, 1999, was 4.50 years. A 200 basis point increase in interest rates would have extended the weighted average maturity by approximately .26 of a year, while a 200 basis point decrease in interest rates would have decreased the weighted average maturity by approximately .93 of a year.

   Below investment-grade securities holdings (NAIC classes 3 through 6), representing securities of 44 issuers at December 31, 2000, totaled 3.2 percent of cash and invested assets at December 31, 2000 and 3.1 percent at December 31, 1999. Below investment-grade securities are generally unsecured and often subordinated to other creditors of the issuers. These issuers may have relatively higher levels of indebtedness and be more sensitive to adverse economic conditions than investment-grade issuers. Our strategy of limiting exposure to below investment-grade securities takes into account the more conservative nature of today's consumer and the resulting demand for higher-quality investments in the life insurance and annuity marketplace.

Real estate-related investments

   Our $140.4 million real estate-related portfolio consists of joint venture and third-party mortgage loans and other real estate-related investments. The real estate-related portfolio constituted 3.7 percent of cash and invested assets at December 31, 2000, compared with $151.6 million, or 3.9 percent, at December 31, 1999. The decrease in real estate-related investments during 2000 was primarily due to sales and loan paydowns.

   As reflected in the "Real estate portfolio" table below, we have continued to fund both existing projects and legal commitments. The future legal commitments were $29.8 million at December 31, 2000. This amount represented no change since December 31, 1999. As of December 31, 2000, we expect to fund approximately $0.1 million of these legal commitments, along with providing capital to existing projects. The disparity between total legal commitments and the amount expected to be funded relates principally to standby financing arrangements that provide credit enhancements to certain tax-exempt bonds. We do not currently expect to fund these commitments. The total legal commitments, along with estimated working capital requirements, are considered in management's evaluation of reserves and write-downs.

   Excluding the $1.0 million of net equity investments in joint ventures, real estate loans totaled $139.4 million at December 31, 2000, after reserves and write-downs. Of this amount, $75.1 million are on accrual status with a weighted average interest rate of approximately 7.85 percent. Of these accrual loans:

    . 15.7 percent have terms requiring current periodic payments of their full contractual interest

    . 84.3 percent require only partial payments or payments to the extent of borrowers' cash flow.

   The equity investments in real estate at December 31, 2000 consisted of other equity investments in joint ventures. These equity investments include our share of periodic operating results. As an equity owner or affiliate of an equity owner, we have the ability to fund, and historically have elected to fund, operating requirements of certain joint ventures.

Real estate portfolio
(in millions)

                                                Other Real Estate-
                               Mortgage Loans  Related Investments
                               --------------  --------------------
                                Joint  Third-   Other     Equity
                               Venture Party   Loans(2) Investments Total
                               ------- ------  -------- ----------- ------
Balance at December 31, 1999.   $67.2  $63.9    $ 19.6     $ 0.9    $151.6(1)
Additions (deductions):
Fundings.....................     0.2    --        --        --        0.2
Interest added to principal..     --     0.4       --        --        0.4
Sales/paydowns/distributions.     --    (0.8)    (12.3)     (0.1)    (13.2)
Operating gain...............     --     --        --        0.1       0.1
Net realized investments
 gains.......................     0.1    0.3       1.2       0.1       1.7(3)
Other transactions, net......     --    (0.3)     (0.1)      --       (0.4)(3)
                                -----  -----    ------     -----    ------
Balance at December 31, 2000.   $67.5  $63.5    $  8.4     $ 1.0    $140.4(4)
                                =====  =====    ======     =====    ======

-------
(1) Net of $23.7 million reserve and write-downs. Excludes $0.6 million of real estate-related accrued interest.
(2) The other real estate loans were notes receivable evidencing financing, primarily to joint ventures. These loans were issued generally to provide financing for Kemper's or our joint ventures for various purposes.
(3) Included in this amount were $0.4 million of contingent interest payments related to a 1995 real estate sale. These payments were recorded as realized investment gains and then deducted from other transactions because they did not affect the carrying value.
(4) Net of $22.4 million reserve and write-downs. Excludes $0.6 million of real estate-related accrued interest.

Real estate concentrations and outlook

   Our real estate portfolio is distributed by geographic location and property type. However, concentration exposures in certain states and in certain types of properties do exist. In addition to these exposures, exposures also exist as to certain real estate developers and partnerships.

   As a result of our ongoing strategy to reduce exposure to real estate-related investments, we had investments in three projects that accounted for approximately 91.0 percent of the $140.4 million real estate-related portfolio as of December 31, 2000.

   The largest of these investments at December 31, 2000 amounted to $63.5 million and consisted of second mortgages on nine hotel properties, one office building, and one retail property. Patrick M. Nesbitt or his affiliates, a third-party real estate developer, have ownership interests in these properties. These properties are geographically dispersed and the current market values of the underlying properties substantially exceed the balances due on the mortgages. These loans are on accrual status.

   Loans to a master limited partnership (the "MLP") between subsidiaries of Kemper and subsidiaries of Lumbermens, amounted to $55.7 million at December 31, 2000. The MLP's underlying investment primarily consists of a water development project located in California's Sacramento River Valley. On February 15, 2001, the State of California's State Water Resources Control Board ("SWRCB") approved the project's water right permit. The SWRCB is proceeding with the issuance of the permit. Additional permits must be obtained before development on this project can proceed. These additional permits are expected to be received during 2001. The final resolution of this permit process will impact the long-term economic viability of the project. Loans to the MLP were placed on non-accrual status at the beginning of 1999 to ensure that book value of the MLP did not increase over net realizable value.

   The remaining significant real estate-related investment amounted to $8.5 million at December 31, 2000 and consisted of various zoned and unzoned residential and commercial lots located in Hawaii. Due to certain negative zoning restriction developments in January 1997 and a continuing economic slump in Hawaii, these real estate-related investments were placed on nonaccrual status. As of March 12, 2001, all zoned properties have been sold. We are currently pursuing the zoning of all remaining unzoned properties. However, due to the state of Hawaii's economy, which has lagged behind the economic expansion of most of the rest of the United States, it is anticipated that it could be several additional years until we completely dispose of all investments in Hawaii.

   We evaluate our real estate-related investments (including accrued interest) using an estimate of the investments' observable market price, net of estimated selling costs. Because the real estate review process includes estimates involving changing economic conditions and other factors, there can be no assurance that current estimates will prove accurate over time. Real estate-related investments are expected to continue to decline further through future sales and paydowns. Net income could be reduced in future periods if:

    . real estate market conditions worsen in areas where our portfolio is located

    . Kemper's and KILICO's plans with respect to certain projects change, or

    . necessary construction or zoning permits are not obtained.

   Our only troubled real estate-related investments consisted of loans on nonaccrual status, before reserves and write-downs, totaling $86.3 million and $98.3 million at December 31, 2000 and 1999, respectively. Interest does not accrue on real estate-related investments when it is judged that the likelihood of interest collection is doubtful. Loans on nonaccrual status after reserves and write-downs amounted to $64.3 million and $76.3 million at December 31, 2000 and 1999, respectively. The decrease in nonaccrual loans in 2000, compared with 1999, is due to primarily to sales and paydowns in 2000.

Net investment income

   Our pre-tax net investment income totaled $257.5 million in 2000, compared with $264.6 million in 1999 and $273.5 million in 1998. This includes our share of the operating results from equity investments in real estate consisting of other income less depreciation, interest and other expenses. Such operating results exclude interest expense on loans that are on nonaccrual status. As previously discussed, net investment income in 2000, 1999 and 1998, has been negatively impacted by purchase accounting adjustments.

   Our total foregone investment income before tax on both nonperforming fixed maturity investments and nonaccrual real estate-related investments was as follows:

     Foregone investment income
     (in millions)

                                                                   Year Ended
                                                                  December 31,
                                                                 --------------
                                                                 2000 1999 1998
                                                                 ---- ---- ----
      Fixed maturities.......................................... $--  $--  $0.3
      Real estate-related investments...........................  9.1  9.9  3.2
                                                                 ---- ---- ----
          Total................................................. $9.1 $9.9 $3.5
                                                                 ==== ==== ====

   Foregone investment income is primarily due to certain real estate-related investments that have been placed on nonaccrual status. Any increase in nonperforming securities, and either worsening or stagnant real estate conditions, would increase the expected adverse effect on future investment income and realized investment results.

Realized investment results

   Net income reflects after-tax realized investment losses of $5.4 million and $6.2 million in 2000 and 1999, respectively, and after-tax realized investment gains of $33.7 million in 1998. Included in the 1999 after-tax realized investment losses are trading account security losses of $4.7 million. As previously discussed, we segregated a portion of the General Account investment portfolio in the first eleven months of 1999 into a "trading" account under FAS 115. FAS 115 mandates that assets held in a trading account be valued at fair value, with changes in fair value flowing through the income statement as realized capital gains and losses. Also, as previously discussed, effective December 1, 1999, we no longer designated a portion of the General Account investment portfolio as "trading". As a result, all investments previously designated as "trading" are currently classified as available for sale and changes in fair value to the FWA and the assets supporting the FWA no longer flow through operating results.

   Unrealized gains and losses on fixed maturity investments that are available for sale are not reflected in net income. These changes in unrealized value are recorded as a component of accumulated other comprehensive income, net of any applicable income taxes. If, and to the extent, a fixed maturity investment suffers an other-than-temporary decline in value, however, the security is written down to net realizable value, and the write-down adversely impacts net income. Pre-tax write-downs due to other-than-temporary decline in value amounted to $11.4 million, $0.1 million and $4.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

   We regularly monitor our investment portfolio and as part of this process review the assets for possible impairments of carrying value. Because the review process includes estimates involving changing economic conditions and other factors, there can be no assurance that current estimates will prove accurate over time.

   See Note 1, "Summary of Significant Accounting Policies", in the Notes to Consolidated Financial Statements for information regarding derivative investments.

Interest rates

   During 1998, the Federal Open Market Committee ("FOMC") lowered interest rates three times. This trend was reversed in 1999 when the FOMC raised rates three times over the course of the year, resulting in a flatter yield curve due to higher short-term interest rates. The FOMC continued its tightening campaign in 2000 by raising rates 100 basis points. The resultant slowing of the economy, combined with treasury buy back announcements, kept the yield curve inverted for most of the year. The curve began re-steepening near the end of the year as rates declined and the market began to price in future FOMC easings, resulting in a decrease in unrealized fixed maturity investment losses during 2000.

   When maturing or sold investments are reinvested at lower yields in a low interest rate environment, we can adjust crediting rates on fixed annuities and other interest-bearing liabilities. However, competitive conditions and contractual commitments do not always permit the reduction in crediting rates to fully or immediately reflect reductions in investment yield. This can result in narrower spreads.

   A rising interest rate environment can increase net investment income as well as contribute to both realized and unrealized fixed maturity investment losses. A declining interest rate environment can decrease net investment income as well as contribute to both realized and unrealized fixed maturity investment gains. Also, lower renewal crediting rates on annuities, compared with competitors' higher new money crediting rates, have influenced certain annuity holders to seek alternative products. We mitigate this risk somewhat by charging surrender fees, which decrease over time, when annuity holders withdraw funds prior to maturity on certain annuity products. Approximately 32 percent of the fixed and variable annuity liabilities as of December 31, 2000, however, were no longer subject to significant surrender fees.

LIQUIDITY AND CAPITAL RESOURCES

   We carefully monitor cash and short-term investments to maintain adequate balances for timely payment of policyholder benefits, expenses, taxes and policyholder's account balances. In addition, regulatory authorities establish minimum liquidity and capital standards. The major ongoing sources of liquidity are deposits for fixed annuities, premium income, investment income, separate account fees, other operating revenue and cash provided from maturing or sold investments.

Ratings

   Ratings are an important factor in establishing the competitive position of life insurance companies. Rating organizations continue to review the financial performance and condition of life insurers and their investment portfolios. Any reductions in our claims-paying ability or financial strength ratings could result in our products being less attractive to consumers. Any reductions in our parent's ratings could also adversely impact our financial flexibility.

   Ratings reductions for Kemper or its subsidiaries and other financial events can also trigger obligations to fund certain real estate-related commitments to take out other lenders. In such events, those lenders can be expected to renegotiate their loan terms, although they are not contractually obligated to do so.

   Each rating is subject to revision or withdrawal at any time by the assigning organization and should be evaluated independently of any other rating.

   During 1999, we received rating upgrades from both A.M. Best and Standard & Poor's, primarily due to the perceived long-term strategic benefit of the merger and the increased financial strength of Zurich and Zurich Life.

Stockholder's equity

   Stockholder's equity totaled $730.1 million at December 31, 2000, compared with $630.0 million at December 31, 1999 and $853.9 million at December 31, 1998. The increase in stockholder's equity in 2000 was primarily due to an increase in accumulated other comprehensive income of $88.1 million and net income of $48.3 million, offset by dividends of $36.3 million paid to Kemper. The increase in accumulated other comprehensive income was primarily related to unrealized appreciation of the fixed maturity investment portfolio due to declining interest rates during 2000.

   The decrease in stockholder's equity in 1999 was primarily due to a decrease in accumulated other comprehensive income (loss) of $153.8 million and dividends of $115.0 million paid to Kemper during 1999. This decrease was offset by net income of $44.9 million. The decrease in accumulated other comprehensive income (loss) was primarily related to the unrealized depreciation of the fixed maturity investment portfolio due to rising interest rates during 1999.

Emerging issues:

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard 133, ("SFAS 133") Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standard 137, Deferral of the Effective Date of FASB Statement No. 133 delayed implementation of SFAS 133 until fiscal years beginning January 1, 2001. Statement of Financial Accounting Standard 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133, ("SFAS 138"), further clarified the accounting treatment of certain derivative instruments. We have adopted SFAS 133 and SFAS 138 in the fourth quarter of 2000.

                    KILICOS Directors and Executive Officers

     Name and Age
 Position with KILICO
   Year of Election      Other Business Experience During Past 5 Years or More
 --------------------    -----------------------------------------------------
Gale K. Caruso (43)      President and Chief Executive Officer of Federal Kemper
 President and Chief     Life Assurance Company ("FKLA"), Fidelity Life
 Executive Officer       Association ("FLA") and Zurich Life Insurance Company of
 since June 1999.        America ("ZLICA"). President and Chief Executive Officer
 Director since July     of Zurich Direct, Incorporated ("ZD") since April 2000.
 1999.                   Director of FKLA, FLA and ZLICA since July 1999 and of ZD
                         since March 2000. President and Chief Executive Officer
                         of Zurich Kemper Life Insurance Company of New York
                         ("ZKLICONY") since April 2000 and Director since October
                         1999. Chairman and Director of Investors Brokerage
                         Services, Inc. ("IBS") since May 2000 and of Investors
                         Brokerage Services Insurance Agency, Inc. ("IBSIA") since
                         March 2000. Chairman and Director of PMG Asset
                         Management, Inc. ("PMGAM"), PMG Life Agency Inc.
                         ("PMGLA"), PMG Marketing, Inc. ("PMG Marketing") and PMG
                         Securities Corporation ("PMG Securities") since March
                         2000. Executive Vice President and Director of Kemper
                         Corporation ("Kemper") since February 2000. Chairman,
                         President and Chief Executive Officer of Scudder Canada
                         Investor Services, Ltd. from 1995 to June 1999. Managing
                         Director of Scudder Kemper Investments, Inc. from July
                         1986 to June 1999.
Eliane C. Frye (53)      Executive Vice President of FKLA and FLA since March
 Executive Vice          1995. Executive Vice President of ZLICA and ZD since
 President since March   March 1996. Executive Vice President of ZKLICONY since
 1995. Director since    April 2000 and Director since October 1999. Director of
 May 1998.               FLA since December 1997. Director of FKLA and ZLICA since
                         May 1998. Director of ZD from March 1996 to March 1997.
                         Director of IBS and IBSIA since 1995.
Frederick L. Blackmon    Executive Vice President of FKLA, FLA, ZLICA and ZD since
 (49)                    June 2000. Chief Financial Officer of FKLA since December
 Executive Vice          1995. Chief Financial Officer of FLA since January 1996.
 President since June    Chief Financial Officer of ZLICA and ZD since March 1996.
 2000. Chief Financial   Senior Vice President and Chief Financial Officer of
 Officer since December  ZKLICONY since April 2000. Director of FKLA and ZLICA
 1995.                   since January 2001. Senior Vice President of KILICO and
 Director since January  FKLA from December 1995 to June 2000. Senior Vice
 2001.                   President of FLA from January 1996 to June 2000. Senior
                         Vice President of ZLICA and ZD from March 1996 to June
                         2000. Director of FLA since May 1998. Director of ZD from
                         March 1996 to March 1997 and since January 2001. Chief
                         Financial Officer of Kemper since January 1996. Treasurer
                         of Kemper from January 1996 to February 2000.
Russell M. Bostick (43)  Executive Vice President of FKLA, FLA, ZLICA and ZD since
 Executive Vice          June 2000. Chief Information Officer of FKLA, FLA, ZLICA
 President since June    and ZD since April 1998. Senior Vice President and Chief
 2000. Chief             Information Officer of ZKLICONY since April 2000. Senior
 Information Officer     Vice President of FKLA, FLA, ZLICA and ZD from March 1999
 since April 1998.       to June 2000. Vice President of FKLA, FLA, KILICO, ZLICA
                         and ZD from April 1998 to March 1999. Chief Technology
                         Officer of Corporate Software & Technology from June 1997
                         to April 1998. Vice President, Information Technology
                         Department of CNA Insurance Companies from January 1995
                         to June 1997.

     Name and Age
 Position with KILICO
   Year of Election      Other Business Experience During Past 5 Years or More
 --------------------    -----------------------------------------------------
James C. Harkensee (42)  Executive Vice President of FKLA, FLA, ZLICA and ZD since
 Executive Vice          June 2000. Senior Vice President of ZKLICONY since April
 President since June    2000 and Director since October 1999. Senior Vice
 2000.                   President of KILICO, FKLA and FLA from January 1996 to
                         June 2000. Senior Vice President of ZLICA and ZD from
                         1995 to June 2000. Director of ZD from April 1993 to
                         March 1997 and since March 1998.
James E. Hohmann (45)    Executive Vice President of FKLA, FLA, ZLICA and ZD since
 Executive Vice          June 2000. Senior Vice President of ZKLICONY since April
 President since June    2000. Senior Vice President of KILICO and FKLA from
 2000.                   December 1995 to June 2000. Chief Actuary of KILICO and
 Director since May      FKLA from December 1995 to January 1999. Senior Vice
 1998.                   President of FLA from January 1996 to June 2000. Chief
                         Actuary of FLA from January 1996 to January 1999. Senior
                         Vice President of ZLICA and ZD from March 1996 to June
                         2000. Chief Actuary of ZLICA and ZD from March 1996 to
                         January 1999. Director of FLA since June 1997. Director
                         of FKLA and ZLICA since May 1998. Director of ZD from
                         March 1996 to March 1997.
Edward K. Loughridge     Executive Vice President of FKLA, FLA, ZLICA and ZD since
 (46)                    June 2000. Corporate Development Officer of FKLA and FLA
 Executive Vice          since January 1996. Corporate Development Officer for
 President since         ZLICA and ZD since March 1996. Senior Vice President and
 June 2000. Corporate    Corporate Development Officer of ZKLICONY since April
 Development Officer     2000. Senior Vice President of KILICO, FKLA and FLA from
 since January 1996.     January 1996 to June 2000. Senior Vice President of ZLICA
                         and ZD from March 1996 to June 2000.
Debra P. Rezabek (45)    Executive Vice President of FKLA, FLA, ZLICA and ZD since
 Executive Vice          June 2000. General Counsel of FKLA and FLA since 1992.
 President since         General Counsel ZLICA and ZD since March 1996. Corporate
 June 2000. General      Secretary of FKLA and FLA since January 1996. Corporate
 Counsel since           Secretary of ZLICA and ZD since March 1996. Director of
 May 1993. Corporate     FKLA and ZLICA since January 2001. Senior Vice President
 Secretary since         of KILICO, FKLA, FLA, ZLICA and ZD from March 1996 to
 January 1996. Director  June 2000. Director of FLA since May 1998. Director of ZD
 since January 2001.     from March 1996 to March 1997. Senior Vice President,
                         General Counsel and Corporate Secretary of ZKLICONY since
                         April 2000. Secretary of IBS and IBSIA since 1993.
                         Secretary of PMGAM, PMGLA, PMG Marketing and PMG
                         Securities since March 2000. Director of Government
                         Affairs of FKLA and FLA from 1992 to April 1997 and of
                         KILICO from 1993 to April 1997. Assistant Secretary of
                         Kemper since January 1996.
Edward L. Robbins (61)   Executive Vice President of FKLA, FLA, ZLICA and ZD since
 Executive Vice          June 2000. Chief Actuary of FKLA, FLA, ZLICA and ZD since
 President since         March 1999. Senior Vice President and Chief Actuary of
 June 2000. Chief        ZKLICONY since April 2000. Senior Vice President of
 Actuary since           KILICO, FKLA, FLA, ZLICA and ZD from March 1999 to June
 March 1999.             2000. Senior Actuary of FKLA, FLA, KILICO, ZLICA and ZD
                         from July 1998 to March 1999. Principal of KPMG Peat
                         Marwick LLP from May 1984 to July 1998.

      Name and Age
  Position with KILICO
    Year of Election      Other Business Experience During Past 5 Years or More
  --------------------    -----------------------------------------------------
Ivor K. H. Tham (38)      Executive Vice President of FKLA, FLA and ZLICA since
 Executive Vice           September 2000 and of ZD since January 2001. Vice
 President since          President of Mass Mutual Financial from 1999 to September
 September 2000.          2000. Assistant Vice President of Times Publishing Ltd.
                          from 1994 to 1999.
George Vlaisavljevich     Executive Vice President of FKLA, FLA, ZLICA and ZD since
 (58)                     June 2000. Senior Vice President of KILICO, FKLA, FLA and
 Executive Vice           ZLICA since October 1996. Senior Vice President of ZD
 President since          since March 1997. Senior Vice President of ZKLICONY since
 June 2000.               April 2000. Director of IBS and IBSIA since October 1996.
                          Director of PMGAM, PMGLA, PMG Marketing and PMG
                          Securities since March 2000. Executive Vice President of
                          The Copeland Companies from April 1983 to September 1996.
Martin D. Feinstein (52)  Chairman of the Board of FKLA, FLA and ZLICA since
 Chairman of the Board    January 2001. Chairman of the Board of Farmers Group,
 since January 2001.      Inc. ("FGI") since November 1997 and President since
                          January 1995. Chief Executive Officer of FGI since
                          January 1995 and Director since February 1995. Member of
                          Group Management Board of Zurich Financial Services since
                          March 1998. Director of Zurich Scudder Investments, Inc.
                          since January 2001. Director of Farmers New World Life.
                          Chief Operating Officer of FGI from January 1995 to
                          January 1997. Director of B.A.T. from January 1997 to
                          September 1998.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

                                                                  Long Term
                                                                 Compensation
                              Annual Compensation                   Awards
                             ---------------------              --------------
                                                      Other       Long Term
                                                      Annual    Incentive Plan  All Other
Name and Principal                                 Compensation    Payouts     Compensation
Position                Year Salary($) Bonus($)(2)    ($)(3)        ($)(2)        ($)(4)
------------------      ---- --------- ----------- ------------ -------------- ------------
Gale K. Caruso......... 2000 $179,500   $ 91,920     $10,866       $126,720      $14,094
 Chief Executive
  Officer(1)            1999   91,636     93,840      23,088        117,600        4,800

Frederick L. Blackmon.. 2000  109,760     50,715       7,060         51,695       11,637
 Executive Vice
  President and         1999  113,420     62,805      20,545         90,630       13,640
 Chief Financial
  Officer(1)            1998   94,160     63,800         --          78,540        8,977

George Vlaisavljevich.. 2000  260,000    116,500      17,493        126,000       30,750
 Executive Vice
  President(1)          1999  260,000    152,500         --         208,000       30,600
                        1998  260,000    146,000         --         216,600       23,236

James E. Hohmann....... 2000  252,200    119,310      15,105        117,855       29,197
 Executive Vice
  President(1)          1999  237,650    141,620         --         190,120       31,767
                        1998   88,400     71,175         --          79,560        7,823

Edward Robbins......... 2000  110,250     52,185       6,382              0       11,937
 Executive Vice
  President and         1999   90,000        --        4,575            --         4,625
 Chief Actuary(1)       1998   29,538        --          --             --           --

-------
(1) Also served in same positions for FKLA, ZLICA and FLA. An allocation of the time devoted to duties as executive officer of KILICO has been made. All compensation items reported in the Summary Compensation Table reflect this allocation.
(2) Annual bonuses are paid pursuant to annual incentive plans.
(3) The amounts disclosed in this column include:
  (a) The taxable benefit from personal use of an employer-provided automobile and certain estate planning services facilitated for executives.
  (b) Relocation expense reimbursements of $18,574 in 1999 for Ms. Caruso.
(4) The amounts in this column include:
  (a) The amounts of employer contributions allocated to the accounts of the named persons under profit sharing plans or under supplemental plans maintained to provide benefits in excess of applicable ERISA limitations.
  (b) Distributions from the Kemper and FKLA supplemental plans.

            TABLE OF CONTENTS--STATEMENT OF ADDITIONAL INFORMATION

   The Statement of Additional Information, Table of Contents is: Services to the Separate Account; Performance Information of Subaccounts; State Regulation; Experts; Financial Statements; Report of Independent Accountants; Financial Statements of the Separate Account; Appendix A Tables of Adjusted Accumulation Unit Values (reflecting current charges) and Performance Information; and Appendix B State Premium Tax Chart. The Statement of Additional Information should be read in conjunction with this Prospectus.

                             FINANCIAL STATEMENTS

   The financial statements of KILICO that are included in this Prospectus should be considered primarily as bearing on our ability to meet our obligations under the Contracts. The Contracts are not entitled to participate in our earnings, dividends or surplus.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Kemper Investors Life Insurance Company:

   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Kemper Investors Life Insurance Company and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 23, 2001

            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (in thousands, except share data)

                                                       December     December
                                                       31, 2000     31, 1999
                                                      -----------  -----------
Assets
Fixed maturities, available for sale, at fair value
 (amortized cost:
 December 31, 2000, $3,189,719; December 31, 1999,
 $3,397,188)......................................... $ 3,157,169  $ 3,276,017
Equity securities (cost: December 31, 2000, $65,473;
 December 31, 1999, $65,235).........................      63,879       61,592
Short-term investments...............................      15,900       42,391
Joint venture mortgage loans.........................      67,473       67,242
Third-party mortgage loans...........................      63,476       63,875
Other real estate-related investments................       9,468       20,506
Policy loans.........................................     256,226      261,788
Other invested assets................................      21,792       25,621
                                                      -----------  -----------
  Total investments..................................   3,655,383    3,819,032
Cash.................................................      34,101       12,015
Accrued investment income............................     134,585      127,219
Goodwill.............................................     191,163      203,907
Value of business acquired...........................      95,621      119,160
Other intangible assets..............................       4,531          --
Deferred insurance acquisition costs.................     240,801      159,667
Deferred income taxes................................     120,781       93,502
Reinsurance recoverable..............................     310,183      309,696
Receivable on sales of securities....................       8,286        3,500
Other assets and receivables.........................      31,569       29,950
Assets held in separate accounts.....................  11,179,639    9,778,068
                                                      -----------  -----------
  Total assets....................................... $16,006,643  $14,655,716
                                                      ===========  ===========
Liabilities
Future policy benefits............................... $ 3,588,140  $ 3,718,833
Other policyholder benefits and funds payable........     399,585      457,328
Other accounts payable and liabilities...............     109,152       71,482
Liabilities related to separate accounts.............  11,179,639    9,778,068
                                                      -----------  -----------
  Total liabilities..................................  15,276,516   14,025,711
                                                      -----------  -----------
Commitments and contingent liabilities
Stockholder's equity
Capital stock--$10 par value, authorized 300,000
 shares; outstanding 250,000 shares..................       2,500        2,500
Additional paid-in capital...........................     804,347      804,347
Accumulated other comprehensive loss.................     (32,718)    (120,819)
Retained deficit.....................................     (44,002)     (56,023)
                                                      -----------  -----------
  Total stockholder's equity.........................     730,127      630,005
                                                      -----------  -----------
  Total liabilities and stockholder's equity......... $16,006,643  $14,655,716
                                                      ===========  ===========

   See accompanying notes to consolidated financial statements.

            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (in thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     2000      1999      1998
                                                   --------  --------  --------
Revenue
Net investment income............................. $257,470  $264,640  $273,512
Realized investment gains (losses)................   (8,277)   (9,549)   51,868
Premium income....................................    8,394    21,990    22,346
Separate account fees and charges.................   68,293    74,715    61,982
Other income......................................   35,030    11,623    10,031
                                                   --------  --------  --------
  Total revenue...................................  360,910   363,419   419,739
                                                   --------  --------  --------
Benefit and Expenses
Interest credited to policyholders................  152,289   162,243   176,906
Claims incurred and other policyholder benefits...   13,718    18,185    28,029
Taxes, licenses and fees..........................   17,861    30,234    30,292
Commissions.......................................  114,162    67,555    39,046
Operating expenses................................   61,671    45,989    44,575
Deferral of insurance acquisition costs........... (104,608)  (69,814)  (46,565)
Amortization of insurance acquisition costs.......   23,231     5,524    12,082
Amortization of value of business acquired........   19,926    12,955    17,677
Amortization of goodwill..........................   12,744    12,744    12,744
Amortization of other intangible assets...........      368       --        --
                                                   --------  --------  --------
  Total benefits and expenses.....................  311,362   285,615   314,786
                                                   --------  --------  --------
Income before income tax expense..................   49,548    77,804   104,953
Income tax expense................................    1,247    32,864    39,804
                                                   --------  --------  --------
  Net income...................................... $ 48,301  $ 44,940  $ 65,149
                                                   ========  ========  ========

   See accompanying notes to consolidated financial statements.

            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (in thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     2000      1999      1998
                                                   --------  ---------  -------
Net income.......................................  $ 48,301  $  44,940  $65,149
                                                   --------  ---------  -------
Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on investments
 arising during period:
Unrealized holding gains (losses) on investments.    61,487   (180,267)  25,372
Adjustment to value of business acquired.........    (3,400)    12,811   (9,332)
Adjustment to deferred insurance acquisition
 costs...........................................      (230)     5,726   (2,862)
                                                   --------  ---------  -------
  Total unrealized holding gains (losses) on
   investments arising during period.............    57,857   (161,730)  13,178
                                                   --------  ---------  -------
Less reclassification adjustments for items
 included in net income:
Adjustment for (gains) losses included in
 realized investment gains (losses)..............   (24,583)    16,651    6,794
Adjustment for amortization of premium on fixed
 maturities included in net investment income....    (4,538)   (10,533) (17,064)
Adjustment for (gains) losses included in
 amortization of value of business acquired......       214       (454)  (7,378)
Adjustment for (gains) losses included in
 amortization of insurance acquisition costs.....        13      1,892     (463)
                                                   --------  ---------  -------
  Total reclassification adjustments for items
   included in net income........................   (28,894)     7,556  (18,111)
                                                   --------  ---------  -------
Other comprehensive income (loss), before related
 income tax expense (benefit)....................    86,751   (169,286)  31,289
Related income tax expense (benefit).............    (1,350)   (15,492)  10,952
                                                   --------  ---------  -------
  Other comprehensive income (loss), net of tax..    88,101   (153,794)  20,337
                                                   --------  ---------  -------
  Comprehensive income (loss)....................  $136,402  $(108,854) $85,486
                                                   ========  =========  =======

   See accompanying notes to consolidated financial statements.

            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                 (in thousands)

                                                   Year Ended December 31,
                                                 ------------------------------
                                                   2000       1999       1998
                                                 ---------  ---------  --------
Capital stock, beginning and end of period.....  $   2,500  $   2,500  $  2,500
                                                 ---------  ---------  --------
Additional paid-in capital, beginning of
 period........................................    804,347    804,347   806,538
Capital contributions from parent..............        --         --      4,261
Adjustment to prior period capital contribution
 from parent...................................        --         --     (6,452)
                                                 ---------  ---------  --------
  End of period................................    804,347    804,347   804,347
                                                 ---------  ---------  --------
Accumulated other comprehensive income (loss),
 beginning of period...........................   (120,819)    32,975    12,637
Other comprehensive income (loss), net of tax..     88,101   (153,794)   20,338
                                                 ---------  ---------  --------
  End of period................................    (32,718)  (120,819)   32,975
                                                 ---------  ---------  --------
Retained earnings (deficit), beginning of
 period........................................    (56,023)    14,037    43,888
Net income.....................................     48,301     44,940    65,149
Dividends to parent............................    (36,280)  (115,000)  (95,000)
                                                 ---------  ---------  --------
  End of period................................    (44,002)   (56,023)   14,037
                                                 ---------  ---------  --------
    Total stockholder's equity.................  $ 730,127  $ 630,005  $853,859
                                                 =========  =========  ========

   See accompanying notes to consolidated financial statements.

            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                Year Ended December 31,
                                           -----------------------------------
                                             2000        1999         1998
                                           ---------  -----------  -----------
Cash flows from operating activities
Net income................................ $  48,301  $    44,940  $    65,149
Reconcilement of net income to net cash
 provided:
  Realized investment (gains) losses......     8,277        9,549      (51,868)
  Net change in trading account
   securities.............................       --       (51,239)      (6,727)
  Interest credited and other charges.....   142,344      158,557      173,958
  Deferred insurance acquisition costs,
   net....................................   (81,377)     (64,290)     (34,483)
  Amortization of value of business
   acquired...............................    19,926       12,955       17,677
  Amortization of goodwill................    12,744       12,744       12,744
  Amortization of discount and premium on
   investments............................     4,538       11,157       17,353
  Amortization of other intangible assets.       368          --           --
  Deferred income taxes...................   (25,930)     (42,952)     (12,469)
  Net change in current federal income
   taxes..................................   (18,593)     (10,594)     (73,162)
  Benefits and premium taxes due related
   to separate account bank-owned life
   insurance..............................   (61,476)     149,477      123,884
  Other, net..............................    42,377      (11,901)     (41,477)
                                           ---------  -----------  -----------
    Net cash flow from operating
     activities...........................    91,499      218,403      190,579
                                           ---------  -----------  -----------
Cash flows from investing activities
Cash from investments sold or matured:
  Fixed maturities held to maturity.......   170,465      335,735      491,699
  Fixed maturities sold prior to maturity.   589,933    1,269,290      882,596
  Equity securities.......................     1,271       11,379      107,598
  Mortgage loans, policy loans and other
   invested assets........................    73,177       75,389      180,316
Cost of investments purchased or loans
 originated:
  Fixed maturities........................  (569,652)  (1,455,496)  (1,319,119)
  Equity securities.......................    (1,264)      (8,703)     (83,303)
  Mortgage loans, policy loans and other
   invested assets........................   (47,109)     (43,665)     (66,331)
  Investment in subsidiaries..............    (4,899)         --           --
Short-term investments, net...............    26,491       15,943      177,723
Net change in receivable and payable for
 securities transactions..................    (4,786)         --          (677)
Net change in other assets................    (5,141)      (2,725)         --
                                           ---------  -----------  -----------
    Net cash from investing activities....   228,486      197,147      370,502
                                           ---------  -----------  -----------
Cash flows from financing activities
Policyholder account balances:
  Deposits................................   608,363      383,874      180,124
  Withdrawals.............................  (881,888)    (694,848)    (649,400)
Capital contributions from parent.........       --           --         4,261
Dividends to parent.......................   (36,280)    (115,000)     (95,000)
Other.....................................    11,906        8,953      (11,448)
                                           ---------  -----------  -----------
    Net cash used in financing activities.  (297,899)    (417,021)    (571,463)
                                           ---------  -----------  -----------
    Net increase (decrease) in cash.......    22,086       (1,471)     (10,382)
Cash, beginning of period.................    12,015       13,486       23,868
                                           ---------  -----------  -----------
Cash, end of period....................... $  34,101  $    12,015  $    13,486
                                           =========  ===========  ===========

   See accompanying notes to consolidated financial statements.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Basis of presentation

   Kemper Investors Life Insurance Company and subsidiaries (the "Company") issues fixed and variable annuity products, variable life, term life and interest-sensitive life insurance products marketed primarily through a network of financial institutions, securities brokerage firms, insurance agents and financial planners. The Company is licensed in the District of Columbia and all states except New York. The Company is a wholly-owned subsidiary of Kemper Corporation ("Kemper"). Kemper is a wholly-owned subsidiary of Zurich Group Holding ("ZGH" or "Zurich"), a Swiss holding company, formerly known as Zurich Financial Services. ZGH is wholly-owned by Zurich Financial Services ("ZFS"), a new Swiss holding company. ZFS was formerly Zurich Allied AG, which was merged with Allied Zurich p.l.c. in October 2000.

   The financial statements include the accounts of the Company on a consolidated basis. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the 1999 and 1998 consolidated financial statements in order for them to conform to the 2000 presentation. The accompanying consolidated financial statements of the Company as of and for the years ended December 31, 2000, 1999 and 1998, have been prepared in conformity with accounting principles generally accepted in the United States of America.

Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities as well as the disclosure of contingent assets or liabilities at the date of the financial statements. As a result, actual results reported as revenue and expenses could differ from the estimates reported in the accompanying financial statements. As further discussed in the accompanying notes to the consolidated financial statements, significant estimates and assumptions affect goodwill, deferred insurance acquisition costs, the value of business acquired, provisions for real estate-related losses and reserves, other-than-temporary declines in values for fixed maturities, the valuation allowance for deferred income taxes and the calculation of fair value disclosures for certain financial instruments.

Goodwill and other intangibles

   The Company reviews goodwill and other intangibles ("intangible assets") to determine if events or changes in circumstances may have affected the recoverability of the outstanding intangible assets as of each reporting period. In the event that the Company determines that the intangible assets are not recoverable, it would amortize such amounts as additional amortization expense in the accompanying financial statements. As of December 31, 2000, the Company believes that no such adjustment is necessary.

   The difference between Zurich's cost of acquiring the Company and the net fair value of the assets and liabilities as of January 4, 1996 was recorded as goodwill. Goodwill is amortized on a straight-line basis over a twenty-year period. Other intangible assets of $4.9 million, recorded in 2000 in connection with the purchase of PMG, are being amortized on a straight-line basis over a ten-year period.

Value of business acquired

   The value of business acquired reflects the estimated fair value of the Company's life insurance business in force and represents the portion of the cost to acquire the Company that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition, January 4, 1996. Such value is the present value of the actuarially determined projected cash flows for the acquired policies.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of Significant Accounting Policies (continued)

   The value of the business acquired is amortized over the estimated contract life of the business acquired in relation to the present value of estimated gross profits using current assumptions based on an interest rate equal to the liability or contract rate on the value of business acquired. The estimated amortization and accretion of interest for the value of business acquired for each of the years through December 31, 2005 are as follows:

                                                              Projected
                                                              Accretion
(in thousands)                         Beginning                 of      Ending
Year Ended December 31,                 Balance  Amortization Interest  Balance
-----------------------                --------- ------------ --------- --------
1998 (actual)......................... $143,744    $(26,807)   $9,129   $126,066
1999 (actual).........................  126,066     (20,891)    7,936    113,111
2000 (actual).........................  113,111     (26,805)    6,879     93,185
2001..................................   93,185     (18,664)    5,733     80,254
2002..................................   80,254     (16,249)    4,955     68,960
2003..................................   68,960     (15,765)    4,178     57,373
2004..................................   57,373     (14,646)    3,433     46,160
2005..................................   46,160     (12,868)    2,753     36,045

   The projected ending balance of the value of business acquired will be further adjusted to reflect the impact of unrealized gains or losses on fixed maturities held as available for sale in the investment portfolio. Such adjustments are not recorded in the Company's net income but rather are recorded as a credit or charge to accumulated other comprehensive income, net of income tax. This adjustment increased the value of business acquired by $2.4 million and $6.0 million as of December 31, 2000 and 1999, respectively. Accumulated other comprehensive income increased by approximately $1.6 million and $3.9 million as of December 31, 2000 and 1999, respectively, due to this adjustment.

Life insurance revenue and expenses

   Revenue for annuities, variable life insurance and interest-sensitive life insurance products consists of investment income, and policy charges such as mortality, expense and surrender charges and expense loads for premium taxes on certain contracts. Expenses consist of benefits and interest credited to contracts, policy maintenance costs and amortization of deferred insurance acquisition costs.

   Premiums for term life policies are reported as earned when due. Profits for such policies are recognized over the duration of the insurance policies by matching benefits and expenses to premium income.

Reinsurance

   In the ordinary course of business, the Company enters into reinsurance agreements to diversify risk and limit its overall financial exposure to certain blocks of fixed-rate annuities and to individual death claims. The Company generally cedes 100 percent of the related annuity liabilities under the terms of the reinsurance agreements for these certain blocks of fixed-rate annuities. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the Company, they do not discharge the Company from its primary liabilities and obligations to policyholders. As such, these amounts paid or deemed to have been paid are recorded on the Company's consolidated balance sheet as reinsurance recoverables and ceded future policy benefits.

Deferred insurance acquisition costs

   The costs of acquiring new business, principally commission expense and certain policy issuance and underwriting expenses, have been deferred to the extent they are recoverable from estimated future gross profits on the related contracts and policies. The deferred insurance acquisition costs for annuities, separate account business and interest-sensitive life insurance products are being amortized over the estimated contract life in relation to the present value of estimated gross profits. Deferred insurance acquisition costs related to such interest-sensitive products also reflect the estimated impact of unrealized gains or losses on fixed

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of Significant Accounting Policies (continued)

maturities held as available for sale in the investment portfolio, through a charge or credit to accumulated other comprehensive income, net of income tax. The deferred insurance acquisition costs for term-life insurance products are being amortized over the premium paying period of the policies.

Future policy benefits

   Liabilities for future policy benefits related to annuities and interest-sensitive life contracts reflect net premiums received plus interest credited during the contract accumulation period and the present value of future payments for contracts that have annuitized. Current interest rates credited during the contract accumulation period range from 3.0 percent to 10.0 percent. Future minimum guaranteed interest rates vary from 3.0 percent to 4.0 percent. For contracts that have annuitized, interest rates used in determining the present value of future payments range principally from 2.5 percent to 12.0 percent.

   Liabilities for future term life policy benefits have been computed principally by a net level premium method. Anticipated rates of mortality are based on the 1975-1980 Select and Ultimate Table modified by Company experience, including withdrawals. Assumed investment yields are by policy duration and range from 7.3 percent to 6.0 percent over 20 years.

Guaranty fund assessments

   The Company is liable for guaranty fund assessments related to certain unaffiliated insurance companies that have become insolvent during the years 2000 and prior. The Company's financial statements include provisions for all known assessments that are expected to be levied against the Company as well as an estimate of amounts (net of estimated future premium tax recoveries) that the Company believes it will be assessed in the future for which the life insurance industry has estimated the cost to cover losses to policyholders.

Invested assets and related income

   Investments in fixed maturities and equity securities are carried at fair value. Short-term investments are carried at cost, which approximates fair value.

   The amortized cost of fixed maturities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed and asset-backed securities, over the estimated life of the security. Such amortization is included in net investment income. Amortization of the discount or premium from mortgage-backed and asset-backed securities is recognized using a level effective yield method which considers the estimated timing and amount of prepayments of the underlying loans and is adjusted to reflect differences which arise between the prepayments originally anticipated and the actual prepayments received and currently anticipated. To the extent that the estimated lives of such securities change as a result of changes in prepayment rates, the adjustment is also included in net investment income. The Company does not accrue interest income on fixed maturities deemed to be impaired on an other-than-temporary basis, or on mortgage loans and other real estate loans where the likelihood of collection of interest is doubtful.

   Mortgage loans are carried at their unpaid balance, net of unamortized discount and any applicable reserves or write-downs. Other real estate-related investments, net of any applicable reserves and write-downs, include notes receivable from real estate ventures and investments in real estate ventures, adjusted for the equity in the operating income or loss of such ventures. Real estate reserves are established when declines in collateral values, estimated in light of current economic conditions, indicate a likelihood of loss.

   Investments in policy loans and other invested assets, consisting primarily of venture capital investments and a leveraged lease, are carried primarily at cost.

   Realized gains or losses on sales of investments, determined on the basis of identifiable cost on the disposition of the respective investment, recognition of other-than-temporary declines in value and changes in real estate-related reserves and write-downs are included in revenue. Net unrealized gains or losses on revaluation of investments are credited or charged to accumulated other comprehensive income (loss). Such unrealized gains are recorded net of deferred income tax expense, while unrealized losses are not tax benefited.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of Significant Accounting Policies (continued)

Derivative instruments

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard 133, ("SFAS 133") Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standard 137, Deferral of the Effective Date of FASB Statement No. 133 delayed implementation of SFAS 133 until fiscal years beginning January 1, 2001. Statement of Financial Accounting Standard 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133, ("SFAS 138"), further clarified the accounting treatment of certain derivative instruments. The Company has adopted SFAS 133 and SFAS 138 in the fourth quarter of 2000. Up until the fourth quarter of 2000, the Company held no derivative investments.

   In the fourth quarter of 2000, the Company entered into an interest rate swap with Zurich Capital Markets, Inc. ("ZCM"), an affiliated counterparty, to alter interest rate exposures arising from mismatches between assets and liabilities. Under the interest rate swap, an agreement was reached with another party to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. No cash was exchanged at the outset of the contract and no principal payments are made by either party. A single net payment is made by the counterparty at each due date.

   Exposure exists to credit-related losses in the event of nonperformance by the counterparty to the financial instrument, but the Company does not expect the counterparty to fail to meet its obligations given their high credit ratings. The credit exposure of the interest rate swap is represented by the fair value (market value) of the contract. At December 31, 2000, an open swap agreement with a notional value of $100.0 million and an expiration date of November 2004, had a negative market value of $271,409.

Separate account business

   The assets and liabilities of the separate accounts represent segregated funds administered and invested by the Company for purposes of funding variable annuity and variable life insurance contracts for the exclusive benefit of variable annuity and variable life insurance contract holders. The Company receives administrative fees from the separate account and retains varying amounts of withdrawal charges to cover expenses in the event of early withdrawals by contract holders. The assets and liabilities of the separate accounts are carried at fair value.

Income tax

   The Company files a separate Federal income tax return. Deferred taxes are provided on the temporary differences between the tax and financial statement basis of assets and liabilities.

(2) Cash Flow Information

   The Company defines cash as cash in banks and money market accounts. The Company paid federal income taxes of $43.9 million, $83.8 million and $126.0 million directly to the United States Treasury Department during 2000, 1999 and 1998, respectively.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3) Invested Assets and Related Income

   The Company is carrying its fixed maturity investment portfolio at estimated fair value as fixed maturities are considered available for sale. The carrying value of fixed maturities compared with amortized cost, adjusted for other-than-temporary declines in value, were as follows:

                                                                 Estimated
                                                                Unrealized
                                        Carrying  Amortized  -----------------
                                         Value       Cost     Gains   Losses
                                       ---------- ---------- ------- ---------
(in thousands)
December 31, 2000
U.S. treasury securities and
 obligations of U.S. government
 agencies and authorities............. $   11,823 $   11,777 $    69 $     (24)
Obligations of states and political
 subdivisions, special revenue and
 nonguaranteed........................     24,022     24,207     --       (186)
Debt securities issued by foreign
 governments..........................     21,811     21,893      90      (171)
Corporate securities..................  2,060,678  2,093,916  12,634   (45,871)
Mortgage and asset-backed securities..  1,038,835  1,037,926   7,495    (6,586)
                                       ---------- ---------- ------- ---------
  Total fixed maturities.............. $3,157,169 $3,189,719 $20,288 $ (52,838)
                                       ========== ========== ======= =========
December 31, 1999
U.S. treasury securities and
 obligations of U.S. government
 agencies and authorities............. $    6,516 $    6,631 $   --  $    (115)
Obligations of states and political
 subdivisions, special revenue and
 nonguaranteed........................     21,656     22,107     --       (451)
Debt securities issued by foreign
 governments..........................     23,890     24,749     380    (1,239)
Corporate securities..................  2,063,054  2,147,606   2,750   (87,302)
Mortgage and asset-backed securities..  1,160,901  1,196,095     450   (35,644)
                                       ---------- ---------- ------- ---------
  Total fixed maturities.............. $3,276,017 $3,397,188 $ 3,580 $(124,751)
                                       ========== ========== ======= =========

The carrying value and amortized cost of fixed maturity investments, by contractual maturity at December 31, 2000, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties and because mortgage-backed and asset-backed securities provide for periodic payments throughout their life.

                                                           Carrying  Amortized
                                                            Value       Cost
                                                          ---------- ----------
(in thousands)
One year or less......................................... $   83,099 $   86,709
Over one year through five years.........................    868,898    879,011
Over five years through ten years........................    881,703    891,370
Over ten years...........................................    284,634    294,703
Securities not due at a single maturity date, primarily
 mortgage and asset-backed securities(1).................  1,038,835  1,037,926
                                                          ---------- ----------
  Total fixed maturities................................. $3,157,169 $3,189,719
                                                          ========== ==========

---------
(1) Weighted average maturity of 4.4 years.

   Proceeds from sales of investments in fixed maturities prior to maturity were $589.9 million, $1,269.3 million and $882.6 million during 2000, 1999 and 1998, respectively. Gross gains of $8.6 million, $7.9 million and $10.1 million and gross losses, including write-downs of fixed maturities for other-than-temporary declines in value, of $20.8 million, $17.7 million and $8.0 million were realized on sales in 2000, 1999 and 1998, respectively. Pre-tax write-downs due to other-than-temporary declines in value amounted to $11.4 million, $0.1 million and $4.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

   At December 31, 2000, the Company held a $100.0 million investment in ZSLM Trust, issued by an affiliate, which exceeded 10 percent of the Company's stockholder's equity at December 31, 2000. Excluding

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3) Invested Assets and Related Income (continued)

agencies of the U.S. government, no other individual investment exceeded 10 percent of the Company's stockholder's equity at December 31, 2000.

   At December 31, 2000, securities carried at approximately $6.3 million were on deposit with governmental agencies as required by law.

   Upon default or indication of potential default by an issuer of fixed maturity securities, the issue(s) of such issuer would be placed on nonaccrual status and, since declines in fair value would no longer be considered by the Company to be temporary, would be analyzed for possible write-down. Any such issue would be written down to its net realizable value during the fiscal quarter in which the impairment was determined to have become other than temporary. Thereafter, each issue on nonaccrual status is regularly reviewed, and additional write-downs may be taken in light of later developments.

   The Company's computation of net realizable value involves judgments and estimates, so such value should be used with care. Such value determination considers such factors as the existence and value of any collateral security; the capital structure of the issuer; the level of actual and expected market interest rates; where the issue ranks in comparison with other debt of the issuer; the economic and competitive environment of the issuer and its business; the Company's view on the likelihood of success of any proposed issuer restructuring plan; and the timing, type and amount of any restructured securities that the Company anticipates it will receive.

   The Company's $140.4 million real estate portfolio at December 31, 2000 consists of joint venture and third-party mortgage loans and other real estate-related investments. At December 31, 2000 and 1999, total impaired real estate-related loans were as follows:

                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
(in millions)
Impaired loans without reserves--gross................    $ 62.6       $ 74.9
Impaired loans with reserves--gross...................      23.7         23.4
                                                          ------       ------
    Total gross impaired loans........................      86.3         98.3
Reserves related to impaired loans....................     (18.5)       (18.5)
Write-downs related to impaired loans.................      (3.5)        (3.5)
                                                          ------       ------
    Net impaired loans................................    $ 64.3       $ 76.3
                                                          ======       ======

   Impaired loans without reserves include loans in which the deficit in equity investments in real estate-related investments is considered in determining reserves and write-downs. The Company had an average balance of $90.2 million and $100.0 million in impaired loans for 2000 and 1999, respectively. Cash payments received on impaired loans are generally applied to reduce the outstanding loan balance.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3) Invested Assets and Related Income (continued)

   At December 31, 2000 and 1999, loans on nonaccrual status, before reserves and write-downs, amounted to $86.3 million and $98.3 million, respectively. The Company's nonaccrual loans are generally included in impaired loans.

Net Investment Income

   The sources of net investment income were as follows:

                                                    2000      1999      1998
                                                  --------  --------  --------
(in thousands)
Interest on fixed maturities..................... $223,964  $231,176  $232,707
Dividends on equity securities...................    4,573     4,618     2,143
Income from short-term investments...............    3,433     3,568     5,391
Income from mortgage loans.......................    6,091     6,296    14,964
Income from policy loans.........................   20,088    20,131    21,096
Income from other real estate-related
 investments.....................................       99       155       352
Income from other loans and investments..........    2,455     2,033     2,223
                                                  --------  --------  --------
    Total investment income...................... $260,703  $267,977  $278,876
Investment expense...............................   (3,233)   (3,337)   (5,364)
                                                  --------  --------  --------
    Net investment income........................ $257,470  $264,640  $273,512
                                                  ========  ========  ========

Net Realized Investment Gains (Losses)

   Net realized investment gains (losses) for the years ended December 31, 2000, 1999 and 1998, were as follows:

                                                      2000     1999     1998
                                                     -------  -------  -------
(in thousands)
Real estate-related................................. $ 1,711  $ 4,201  $41,362
Fixed maturities.................................... (12,185)  (9,755)   2,158
Trading account securities--gross gains.............     --       491    3,254
Trading account securities--gross losses............     --    (7,794)    (417)
Trading account securities--holding losses..........     --       --      (151)
Equity securities...................................     245    1,039    5,496
Other...............................................   1,952    2,269      166
                                                     -------  -------  -------
    Realized investment gains (losses) before income
     tax expense (benefit).......................... $(8,277) $(9,549) $51,868
Income tax expense (benefit)........................  (2,897)  (3,342)  18,154
                                                     -------  -------  -------
    Net realized investment gains (losses).......... $(5,380) $(6,207) $33,714
                                                     =======  =======  =======

   Unrealized gains (losses) are computed below as follows: fixed maturities-- the difference between fair value and amortized cost, adjusted for other-than-temporary declines in value; equity and other securities--the difference between fair value and cost. The change in net unrealized investment gains (losses) by class of investment for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                         December 31, December 31, December 31,
                                             2000         1999         1998
                                         ------------ ------------ ------------
(in thousands)
Fixed maturities........................   $89,421     $(182,456)    $36,717
Equity and other securities.............     1,187        (3,929)     (1,075)
Adjustment to deferred insurance
 acquisition costs......................      (243)        3,834      (2,399)
Adjustment to value of business
 acquired...............................    (3,614)       13,265      (1,954)
                                           -------     ---------     -------
  Unrealized gain (loss) before income
   tax expense (benefit)................    86,751      (169,286)     31,289
Income tax expense (benefit)............    (1,350)      (15,492)     10,952
                                           -------     ---------     -------
    Net unrealized gain (loss) on
     investments........................   $88,101     $(153,794)    $20,337
                                           =======     =========     =======

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(4) Unconsolidated Investees

   At December 31, 2000 and 1999 the Company, along with other Kemper subsidiaries, directly held partnership interests in a number of real estate joint ventures. The Company's direct and indirect real estate joint venture investments are accounted for utilizing the equity method, with the Company recording its share of the operating results of the respective partnerships. The Company, as an equity owner, has the ability to fund, and historically has elected to fund, operating requirements of certain of the joint ventures. Consolidation accounting methods are not utilized as the Company, in most instances, does not own more than 50 percent in the aggregate, and in any event, major decisions of the partnership must be made jointly by all partners.

   As of December 31, 2000 and 1999, the Company's net equity investment in unconsolidated investees amounted to $1.0 million and $0.9 million, respectively. The Company's share of net income related to such unconsolidated investees amounted to $99 thousand, $155 thousand and $241 thousand in 2000, 1999 and 1998, respectively.

(5) Concentration of Credit Risk

   The Company generally strives to maintain a diversified invested asset portfolio; however, certain concentrations of credit risk exist in mortgage and asset-backed securities and real estate.

   Approximately 18.9 percent of the Company's investment-grade fixed maturities at December 31, 2000 were mortgage-backed securities, down from
20.0 percent at December 31, 1999, due to sales and paydowns during 2000. These investments consist primarily of marketable mortgage pass-through securities issued by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other investment-grade securities collateralized by mortgage pass-through securities issued by these entities. The Company has not made any investments in interest-only or other similarly volatile tranches of mortgage-backed securities. The Company's mortgage-backed investments are generally AAA credit quality.

   Approximately 15.1 percent and 16.8 percent of the Company's investment-grade fixed maturities at December 31, 2000 and 1999, respectively, consisted of corporate asset-backed securities. The majority of the Company's investments in asset-backed securities were backed by commercial mortgage-backed securities (26.8%), home equity loans (26.3%), manufactured housing loans (11.3%), collateralized loan and bond obligations (11.2%), and other commercial assets (8.9%).

   The Company's real estate portfolio is distributed by geographic location and property type. The geographic distribution of a majority of the real estate portfolio as of December 31, 2000 was as follows: California (40.4%), Washington (11.9%), Colorado (10.8%) and Illinois (8.4%). The property type distribution of a majority of the real estate portfolio as of December 31, 2000 was as follows: land (39.6%), hotels (39.5%) and office (9.9%).

   To maximize the value of certain land and other projects, additional development has been proceeding or has been planned. Such development of existing projects would continue to require funding, either from the Company or third parties. In the present real estate markets, third-party financing can require credit enhancing arrangements (e.g., standby financing arrangements and loan commitments) from the Company. The values of development projects are dependent on a number of factors, including Kemper's and the Company's plans with respect thereto, obtaining necessary construction and zoning permits and market demand for the permitted use of the property. There can be no assurance that such permits will be obtained as planned or at all, nor that such expenditures will occur as scheduled, nor that Kemper's and the Company's plans with respect to such projects may not change substantially.

   Slightly more than half of the Company's real estate mortgage loans are on properties or projects where the Company, Kemper, or their affiliates have taken ownership positions in joint ventures with a small number of partners.

   At December 31, 2000, loans to and investments in joint ventures in which Patrick M. Nesbitt or his affiliates ("Nesbitt"), a third-party real estate developer, have ownership interests constituted approximately

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5) Concentration of Credit Risk (continued)

$63.5 million, or 45.2 percent, of the Company's real estate portfolio. The Nesbitt ventures consist of nine hotel properties, one office building and one retail property. At December 31, 2000, the Company did not have any Nesbitt-related off-balance-sheet legal funding commitments outstanding.

   At December 31, 2000, loans to a master limited partnership (the "MLP") between subsidiaries of Kemper and subsidiaries of Lumbermens Mutual Casualty Company ("Lumbermens"), a former affiliate, constituted approximately $55.7 million, or 39.7 percent, of the Company's real estate portfolio. Kemper's interest in the MLP is 75.0 percent at December 31, 2000. Loans to the MLP were placed on non-accrual status at the beginning of 1999 due to management's desire not to increase book value of the MLP over net realizable value, as interest on these loans has historically been added to principal. At December 31, 2000, MLP-related commitments accounted for approximately $0.1 million of the Company's off-balance-sheet legal commitments.

   The remaining significant real estate-related investments amounted to $8.5 million at December 31, 2000 and consisted of various zoned and unzoned residential and commercial lots located in Hawaii. Due to certain negative zoning restriction developments in January 1997 and a continuing economic slump in Hawaii, these real estate-related investments were placed on nonaccrual status. As of March 12, 2001, all zoned properties have been sold. We are currently pursuing the zoning of all remaining unzoned properties. However, due to the state of Hawaii's economy, which has lagged behind the economic expansion of most of the rest of the United States, the Company anticipates that it could be several additional years until it completely disposes of all of its investments in Hawaii. At December 31, 2000, off-balance sheet legal commitments related to Hawaiian properties totaled $4.0 million.

   At December 31, 2000, the Company no longer had any outstanding loans or investments in projects with the Prime Group, Inc. or its affiliates, as all such investments have been sold. However, the Company continues to have Prime Group-related commitments, which accounted for $25.7 million of the Company's off-balance-sheet legal commitments at December 31, 2000.

(6) Income Taxes

   Income tax expense (benefit) was as follows for the years ended December 31, 2000, 1999 and 1998:

                                                     2000      1999      1998
                                                   --------  --------  --------
(in thousands)
Current........................................... $ 28,274  $ 75,816  $ 52,273
Deferred..........................................  (27,027)  (42,952)  (12,469)
                                                   --------  --------  --------
    Total......................................... $  1,247  $ 32,864  $ 39,804
                                                   ========  ========  ========

   Additionally, the deferred income tax (benefit) expense related to items included in other comprehensive income was as follows for the years ended
December 31, 2000, 1999 and 1998:

                                                     2000      1999      1998
                                                   --------  --------  --------
(in thousands)
Unrealized gains and losses on investments........ $    --   $(21,477) $ 12,476
Value of business acquired........................   (1,265)    4,643      (684)
Deferred insurance acquisition costs..............      (85)    1,342      (840)
                                                   --------  --------  --------
    Total......................................... $ (1,350) $(15,492) $ 10,952
                                                   ========  ========  ========

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Income Taxes (continued)

   The actual income tax expense for 2000, 1999 and 1998 differed from the "expected" tax expense for those years as displayed below. "Expected" tax expense was computed by applying the U.S. federal corporate tax rate of 35 percent in 2000, 1999, and 1998 to income before income tax expense.

                                                     2000     1999     1998
                                                    -------  -------  -------
(in thousands)
Computed expected tax expense...................... $17,342  $27,232  $36,734
Difference between "expected" and actual tax
 expense:
  State taxes......................................     737    1,608     (434)
  Amortization of goodwill and other intangibles...   4,589    4,460    4,460
  Dividend received deduction......................  (1,191)     --      (540)
  Foreign tax credit...............................    (214)    (306)    (250)
  Change in valuation allowance.................... (15,201)     --       --
  Recapture of affiliated reinsurance..............  (4,599)     --       --
  Other, net.......................................    (216)    (130)    (166)
                                                    -------  -------  -------
    Total actual tax expense....................... $ 1,247  $32,864  $39,804
                                                    =======  =======  =======

   Deferred tax assets and liabilities are generally determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   The $4.6 million tax benefit in 2000 is due to the deferred tax effect related to the deemed dividend distribution. (See the note captioned "Summary of Significant Accounting Policies--Reinsurance.") This deferred tax benefit was recognized in the tax provision under current accounting guidance relating to the recognition of deferred taxes.

   The Company only records deferred tax assets if future realization of the tax benefit is more likely than not. The Company has established a valuation allowance to reduce the deferred federal tax asset related to real estate and unrealized losses on investments to a realizable amount. This amount is based on the evidence available and management's judgment. The valuation allowance is subject to future adjustments based upon, among other items, the Company's estimates of future operating earnings and capital gains. The decrease in the valuation allowance in 2000 is related to the ultimate realization of losses on real estate assets disposed of before December 31, 1995, as well as a change in the amount of unrealized losses on investments.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Income Taxes (continued)

   The tax effects of temporary differences that give rise to significant portions of the Company's net deferred federal tax assets or liabilities were as follows:

                                         December 31, December 31, December 31,
                                             2000         1999         1998
                                         ------------ ------------ ------------
(in thousands)
Deferred federal tax assets:
  Deferred insurance acquisition costs
   ("DAC Tax")..........................   $131,591     $121,723     $ 86,332
  Unrealized losses on investments......     12,045       43,758          --
  Life policy reserves..................     67,260       43,931       27,240
  Unearned revenue......................     58,200       59,349       42,598
  Real estate-related...................      6,515        7,103       13,944
  Other investment-related..............      5,330          928        5,770
  Other.................................      4,329        3,133        4,923
                                           --------     --------     --------
    Total deferred federal tax assets...    285,270      279,925      180,807
  Valuation allowance...................    (12,045)     (58,959)     (15,201)
                                           --------     --------     --------
    Total deferred federal tax assets
     after valuation allowance..........    273,225      220,966      165,606
                                           --------     --------     --------
Deferred federal tax liabilities:
  Value of business acquired............     33,467       55,884       41,598
  Deferred insurance acquisition costs..     84,280       41,706       32,040
  Depreciation and amortization.........     21,799       19,957       19,111
  Other investment-related..............      7,973        7,670       14,337
  Unrealized gains on investments.......        --           --        21,477
  Other.................................      4,925        2,247        1,984
                                           --------     --------     --------
    Total deferred federal tax
     liabilities........................    152,444      127,464      130,547
                                           --------     --------     --------
Net deferred federal tax assets.........   $120,781     $ 93,502     $ 35,059
                                           ========     ========     ========

   The net deferred tax assets relate primarily to unearned revenue and the DAC Tax associated with a non-registered individual and group variable business-owned life insurance contract ("BOLI"). Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income over the ten year amortization period of the unearned revenue and DAC Tax to realize such deferred tax assets.

   The tax returns through the year 1993 have been examined by the Internal Revenue Service ("IRS"). Changes proposed are not material to the Company's financial position. The tax returns for the years 1994 through 1996 are currently under examination by the IRS.

(7) Related-Party Transactions

   The Company paid cash dividends of $20.0 million, $115.0 million and $95.0 million to Kemper during 2000, 1999 and 1998, respectively. The Company received capital contributions from Kemper of $4.3 million during 1998.

   The Company has loans to joint ventures, consisting primarily of mortgage loans on real estate, in which the Company and/or one of its affiliates has an ownership interest. At December 31, 2000 and 1999, joint venture mortgage loans totaled $67.5 million and $67.2 million, respectively, and during 2000, 1999 and 1998, the Company earned interest income on these joint venture loans of $0.8 million, $0.6 million and $6.8 million, respectively.

   All of the Company's personnel are employees of Federal Kemper Life Assurance Company ("FKLA"), an affiliated company. Expenses are allocated to the Company for the utilization of FKLA employees and facilities and the investment management services of Zurich Scudder Investments, Inc. ("ZSI"), (formerly Scudder Kemper Investments, Inc.), an affiliated company. The Company paid to ZSI investment management fees of $1.6 million, $1.8 million and $3.1 million during 2000, 1999 and 1998, respectively. In addition, expenses

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Related-Party Transactions (continued)

allocated to the Company from FKLA during 2000, 1999 and 1998 amounted to $23.3 million, $18.3 million and $15.3 million, respectively. The Company also paid to Kemper real estate subsidiaries fees of $0.6 million, $1.0 million and $1.5 million in 2000, 1999 and 1998, respectively, related to the management of the Company's real estate portfolio.

   In 2000, the Company purchased PMG Securities Corporation, PMG Asset Management, Inc., PMG Marketing, Inc., and PMG Life Agency, Inc. (collectively "PMG"), for $5.5 million. The Company owns 100% of the stock of PMG. Also in 2000, the Company transferred $63.3 million in fixed maturities and cash to fund the operations of its newly formed subsidiary, Zurich Kemper Life Insurance Company of New York ("ZKLICONY"). ZKLICONY received its insurance license from the state of New York in January 2001 and expects to begin writing business in the second quarter of 2001.

   At December 31, 2000, the Company held a $100.0 million investment in ZSLM Trust, issued by an affiliate.

   As previously discussed, the Company entered into an interest rate swap in 2000 with ZCM, an affiliated counterparty. (See the note captioned "Summary of Significant Accounting Policies--Derivative instruments" above.)

(8) Reinsurance

   As of December 31, 2000 and 1999, the reinsurance recoverable related to fixed-rate annuity liabilities ceded to an affiliate, Fidelity Life Association ("FLA"), a Mutual Legal Reserve Company, amounted to $262.1 million and $309.7 million, respectively.

   The Company cedes 90 percent of all new direct life insurance premiums to outside reinsurers. Life reserves ceded to outside reinsurers on the Company's direct business amounted to approximately $2.0 million and $595 thousand as of December 31, 2000 and 1999, respectively.

   The Company is party to a funds withheld reinsurance agreement with a Zurich affiliated company, Zurich Insurance Company, Bermuda Branch ("ZICBB"). Under the original terms of this agreement, the Company ceded, on a yearly renewable term basis, 90 percent of the net amount at risk (death benefit payable to the insured less the insured's separate account cash surrender value) related to BOLI, which is held in the Company's separate accounts. As consideration for this reinsurance coverage, the Company cedes separate account fees (cost of insurance charges) to ZICBB and retains a portion of such funds under the terms of the reinsurance agreement in a funds withheld account which is included as a component of benefits and funds payable in the accompanying consolidated balance sheets. During 1998, the Company modified the reinsurance agreement to increase the reinsurance from 90 percent to 100 percent.

   In the fourth quarter of 2000, the yearly renewable term reinsurance agreement between the Company and FKLA was terminated. Premiums and reserves were both reduced by $7.7 million. A difference in the basis of the reserves between GAAP and statutory accounting resulted in a deemed dividend distribution to Kemper of $16.3 million.

   Also in the fourth quarter of 2000, the Company assumed from FKLA $100.0 million in premiums related to a Funding Agreement. Funding Agreements are insurance contracts similar to structured settlements, immediate annuities and guaranteed investment contracts ("GICs"). The contracts qualify as insurance under state laws and are sold as non-surrenderable immediate annuities to a trust established by a securities firm. The securities firm sold interests in the trust to institutional investors. This Funding Agreement has a variable rate of interest based upon LIBOR, is an obligation of the Company's general account and is recorded as a future policy benefit. As previously discussed, the Company entered into an interest rate swap in 2000 to exchange the floating-rate interest payments for fixed interest payments.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Reinsurance (continued)

   The following table contains amounts related to the BOLI funds withheld reinsurance agreement (in millions):

Business Owned Life Insurance (BOLI)

(in millions)

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  --------  --------  --------
Face amount in force............................. $ 85,358  $ 82,021  $ 66,186
                                                  ========  ========  ========
Net amount at risk ceded......................... $(78,169) $(75,979) $(62,160)
                                                  ========  ========  ========
Cost of insurance charges ceded.................. $  173.8  $  166.4  $  175.5
                                                  ========  ========  ========
Funds withheld account........................... $  228.8  $  263.4  $  170.9
                                                  ========  ========  ========

   The Company has a funds withheld account ("FWA") supporting reserve credits on reinsurance ceded on the BOLI product. Amendments to the reinsurance contracts during 1998 changed the methodology used to determine increases to the FWA. A substantial portion of the FWA was marked-to-market based predominantly upon the total return of the Government Bond Division of the KILICO Variable Series I Separate Account. During 1998, the Company recorded a $2.5 million increase to the FWA related to this mark-to-market. In November 1998, to properly match revenue and expenses, the Company had also placed assets supporting the FWA in a segmented portion of its General Account. This portfolio was classified as "trading" under Statement of Financial Accounting Standards No. 115 ("FAS 115") at December 31, 1998 and through November 30, 1999. FAS 115 mandates that assets held in a trading account be valued at fair value, with changes in fair value flowing through the income statement as realized capital gains and losses. During 1998, the Company recorded a realized capital gain of $2.8 million upon transfer of these assets from "available for sale" to the trading portfolio as required by FAS 115. In addition, the Company recorded realized capital losses of $7.3 million and $0.2 million related to the changes in fair value of this portfolio during 1999 and 1998, respectively.

   Due to a change in the reinsurance strategy related to the BOLI product, effective December 1, 1999, the Company no longer marked-to-market a portion of the FWA liability and therefore no longer designated the related portion of assets as "trading". As a result, changes in fair value to the FWA and the assets supporting the FWA no longer flow through the Company's operating results.

(9) Postretirement Benefits Other Than Pensions

   FKLA sponsors a health and welfare benefit plan that provides insurance benefits covering substantially all eligible, active and retired employees of FKLA and their covered dependents and beneficiaries. The Company is allocated a portion of the costs of providing such benefits. The Company is self insured with respect to medical benefits, and the plan is not funded except with respect to certain disability-related medical claims. The medical plan provides for medical insurance benefits at retirement, with eligibility based upon age and the participant's number of years of participation attained at retirement. The plan is contributory for pre-Medicare retirees, and will be contributory for all retiree coverage for most current employees, with contributions generally adjusted annually. Postretirement life insurance benefits are noncontributory and are limited to $10,000 per participant.

   The allocated accumulated postretirement benefit obligation accrued by the Company amounted to $1.3 million and $1.2 million at December 31, 2000 and 1999, respectively.

   The discount rate used in determining the allocated postretirement benefit obligation was 7.5 percent and 8.0 percent for 2000 and 1999, respectively. The assumed health care trend rate used was based on projected experience for 2000, 6.8 percent for 2001, gradually declining to 5.3 percent by the year 2005 and gradually declining thereafter.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) Postretirement Benefits Other Than Pensions (continued)

   A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 2000 and 1999 by $78 thousand and $190 thousand, respectively.

(10) Commitments and Contingent Liabilities

   The Company is involved in various legal actions for which it establishes liabilities where appropriate. In the opinion of the Company's management, based upon the advice of legal counsel, the resolution of such litigation is not expected to have a material adverse effect on the consolidated financial statements.

   Although neither the Company nor its joint venture projects have been identified as a "potentially responsible party" under Federal environmental guidelines, inherent in the ownership of, or lending to, real estate projects is the possibility that environmental pollution conditions may exist on or near or relate to properties owned or previously owned or on properties securing loans. Where the Company has presently identified remediation costs, they have been taken into account in determining the cash flows and resulting valuations of the related real estate assets. Based on the Company's receipt and review of environmental reports on most of the projects in which it is involved, the Company believes its environmental exposure would be immaterial to its consolidated results of operations. However, the Company may be required in the future to take actions to remedy environmental exposures, and there can be no assurance that material environmental exposures will not develop or be identified in the future. The amount of future environmental costs is impossible to estimate due to, among other factors, the unknown magnitude of possible exposures, the unknown timing and extent of corrective actions that may be required, the determination of the Company's liability in proportion to others and the extent such costs may be covered by insurance or various environmental indemnification agreements.

(11) Financial Instruments--Off-Balance-Sheet Risk

   At December 31, 2000, the Company had future legal loan commitments and stand-by financing agreements totaling $29.8 million to support the financing needs of various real estate investments. To the extent these arrangements are called upon, amounts loaned would be collateralized by assets of the joint ventures, including first mortgage liens on the real estate. The Company's criteria in making these arrangements are the same as for its mortgage loans and other real estate investments. These commitments are included in the Company's analysis of real estate-related reserves and write-downs. The fair values of loan commitments and standby financing agreements are estimated in conjunction with and using the same methodology as the fair value estimates of mortgage loans and other real estate-related investments.

(12) Fair Value of Financial Instruments

   Fair value estimates are made at specific points in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. A significant portion of the Company's financial instruments are carried at fair value. Fair value estimates for financial instruments not carried at fair value are generally determined using discounted cash flow models and assumptions that are based on judgments regarding current and future economic conditions and the risk characteristics of the investments. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could significantly affect the estimates and such estimates should be used with care.

   Fair value estimates are determined for existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and certain liabilities that are not considered financial instruments. Accordingly, the aggregate fair value estimates presented do not represent the underlying value of the Company. For example, the Company's subsidiaries are not considered financial instruments, and their value has not been incorporated into the fair value estimates. In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12) Fair Value of Financial Instruments (continued)

   The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

   Fixed maturities and equity securities: Fair values were determined by using market quotations, or independent pricing services that use prices provided by market makers or estimates of fair values obtained from yield data relating to instruments or securities with similar characteristics, or fair value as determined in good faith by the Company's portfolio manager, ZSI.

   Cash and short-term investments: The carrying amounts reported in the consolidated balance sheets for these instruments approximate fair values.

   Policy loans: The carrying value of policy loans approximates the fair value as the Company adjusts the rates to remain competitive.

   Mortgage loans and other real estate-related investments: Fair values were estimated based upon the investments observable market price, net of estimated costs to sell. The estimates of fair value should be used with care given the inherent difficulty in estimating the fair value of real estate due to the lack of a liquid quotable market. Mortgage loans and other real estate-related investments are stated at their aggregate unpaid balances, less a valuation allowance of $18.6 million and $19.9 million in 2000 and 1999, respectively. The real estate portfolio is monitored closely and reserves are adjusted to reflect market conditions. This results in a carrying value that approximates fair value at December 31, 2000 and 1999.

   Other loans and investments: The carrying amounts reported in the consolidated balance sheets for these instruments approximate fair values. The fair values of policy loans were estimated by discounting the expected future cash flows using an interest rate charged on policy loans for similar policies currently being issued.

   Life policy benefits: For deposit liabilities with defined maturities, the fair value was based on the discounted value of future cash flows. The discount rate was based on the rate that would be offered for similar deposits at the reporting date. For all other deposit liabilities, primarily deferred annuities and universal life contracts, the fair value was based on the amount payable on demand at the reporting date.

   The carrying values and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 were as follows:

                                      December 31, 2000     December 31, 1999
                                    --------------------- ---------------------
                                     Carrying              Carrying
                                      Value    Fair Value   Value    Fair Value
                                    ---------- ---------- ---------- ----------
(in thousands)
Financial instruments recorded as
 assets:
  Fixed maturities................. $3,157,169 $3,157,169 $3,276,017 $3,276,017
  Cash and short-term investments..     50,001     50,001     54,406     54,406
  Mortgage loans and other real
   estate-related assets...........    140,417    140,417    151,623    151,623
  Policy loans.....................    256,226    256,226    261,788    261,788
  Equity securities................     63,879     63,879     61,592     61,592
  Other invested assets............     21,792     20,109     25,620     26,226
Financial instruments recorded as
 liabilities:
  Life policy benefits, excluding
   term life reserves..............  3,273,573  3,206,501  3,399,299  3,299,254
  Funds withheld account...........    228,822    228,822    263,428    263,428

(13) Stockholder's Equity--Retained Earnings

   The maximum amount of dividends which can be paid by insurance companies domiciled in the State of Illinois to shareholders without prior approval of regulatory authorities is restricted. The maximum amount of dividends which can be paid by the Company without prior approval in 2001 is $20.0 million. The Company paid cash dividends of $20.0 million, $115.0 million and $95.0 million to Kemper during 2000, 1999 and 1998, respectively. The Company reported a deemed dividend distribution of $16.3 million during 2000 related to the recapture of the reinsurance agreement with FKLA.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Stockholder's Equity--Retained Earnings (continued)

   The Company's net income and capital and surplus as determined in accordance with statutory accounting principles were as follows:

                                                       2000     1999     1998
                                                     -------- -------- --------
(in thousands)
Net income.......................................... $ 19,975 $ 59,116 $ 64,871
                                                     ======== ======== ========
Statutory capital and surplus....................... $397,423 $394,966 $455,213
                                                     ======== ======== ========

   In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles ("Codification") guidance, which replaces the Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. The Illinois Insurance Department has adopted the Codification guidance, effective January 1, 2001. The Company's statutory surplus will be positively impacted upon adoption as a result of the net effect of recording a deferred tax asset, of non-admitting non-operating system software and of non-admitting net affiliated receivables and other changes caused by the Codification.

(14) Unaudited Interim Financial Information

   The following table sets forth the Company's unaudited quarterly financial information:

(in thousands)
                          March 31  June 30   September 30 December 31   Year
                          --------  --------  ------------ ----------- --------
Quarter Ended
2000 Operating Summary
  Revenue................ $87,648   $103,446    $94,249     $ 75,567   $360,910
                          =======   ========    =======     ========   ========
  Net operating income,
   excluding realized
   gains (losses)........ $12,031   $  9,953    $ 8,710     $ 22,987   $ 53,681
  Net realized investment
   gains (losses)........  (1,378)      (105)       948       (4,845)    (5,380)
                          -------   --------    -------     --------   --------
    Net income........... $10,653   $  9,848    $ 9,658     $ 18,142   $ 48,301
                          =======   ========    =======     ========   ========
1999 Operating Summary
  Revenue................ $95,646   $ 86,164    $78,301     $103,308   $363,419
                          =======   ========    =======     ========   ========
  Net operating income,
   excluding realized
   gains (losses)........ $11,222   $ 14,385    $11,568     $ 13,972   $ 51,147
  Net realized investment
   gains (losses)........    (627)    (1,286)    (5,098)         804     (6,207)
                          -------   --------    -------     --------   --------
    Net income........... $10,595   $ 13,099    $ 6,470     $ 14,776   $ 44,940
                          =======   ========    =======     ========   ========
1998 Operating Summary
  Revenue................ $98,026   $110,003    $98,752     $112,958   $419,739
                          =======   ========    =======     ========   ========
  Net operating income,
   excluding realized
   gains................. $ 8,025   $  5,700    $ 7,169     $ 10,541   $ 31,435
  Net realized investment
   gains.................   1,205     10,187      5,818       16,504     33,714
                          -------   --------    -------     --------   --------
    Net income........... $ 9,230   $ 15,887    $12,987     $ 27,045   $ 65,149
                          =======   ========    =======     ========   ========

(15) Operating Segments and Related Information

   In June 1997, the Financial Accounting Standards Board ("the FASB") issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), Disclosures about Segments of an Enterprise and Related Information. FAS 131 established standards for how to report information about operating segments. It also established standards for related disclosures about products and services, geographic areas and major

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) Operating Segments and Related Information (continued)

customers. The Company adopted FAS 131 as of December 31, 1998 and the impact of implementation did not affect the Company's consolidated financial position, results of operations or cash flows.

   The Company, FKLA, Zurich Life Insurance Company of America, ("ZLICA"), and FLA, operate under the trade name Zurich Kemper Life. For purposes of this operating segment disclosure, Zurich Kemper Life will also include the operations of Zurich Direct, Inc., an affiliated direct marketing life insurance agency and excludes FLA, as it is owned by its policyholders.

   Zurich Kemper Life is segregated by Strategic Business Unit ("SBU"). The SBU concept employed by ZFS has each SBU concentrate on a specific customer market. The SBU is the focal point of Zurich Kemper Life, because it is at the SBU level that Zurich Kemper Life can clearly identify customer segments and then work to understand and satisfy the needs of each customer. The contributions of Zurich Kemper Life's SBUs to consolidated revenues, operating results and certain balance sheet data pertaining thereto, are shown in the following tables on the basis of accounting principles generally accepted in the United States.

   Zurich Kemper Life is segregated into the Life Brokerage, Financial Institutions ("Financial"), Retirement Solutions Group ("RSG") and Direct SBUs. The SBUs are not managed at the legal entity level, but rather at the Zurich Kemper Life level. Zurich Kemper Life's SBUs cross legal entity lines, as certain similar products are sold by more than one legal entity. The vast majority of the Company's business is derived from the Financial and RSG SBUs.

   Each SBU's revenue is derived from geographically dispersed areas as Zurich Kemper Life is licensed in the District of Columbia and all states except New York. During 2000, 1999 and 1998, Zurich Kemper Life did not derive net revenue from one customer that exceeded 10 percent of the total revenue of Zurich Kemper Life.

   The principal products and markets of Zurich Kemper Life's SBUs are as follows:

   Life Brokerage: The Life Brokerage SBU develops low cost term, universal life insurance and variable universal life, as well as fixed annuities, to market through independent agencies and national marketing organizations.

   Financial: The Financial SBU focuses on a wide range of products that provide for the accumulation, distribution and transfer of wealth and primarily includes variable and fixed annuities, variable universal life and bank-owned life insurance. These products are distributed to consumers through financial intermediaries such as banks, brokerage firms and independent financial planners. Institutional business includes BOLI and funding agreements (primarily included in FKLA).

   RSG: The RSG SBU has a sharp focus on its target customer. This SBU markets variable annuities to K-12 schoolteachers, administrators, and healthcare workers, along with college professors and certain employees of selected non-profit organizations. This target market is eligible for what the IRS designates as retirement-oriented savings or investment plans that qualify for special tax treatment.

   Direct: The Direct SBU is a direct marketer of basic, low-cost term life insurance through various marketing media.

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) Operating Segments and Related Information (continued)

   Summarized financial information for Zurich Life's SBU's is as follows:

As of and for the period ending December 31, 2000:

(in thousands)

                            Life
                         Brokerage   Financial      RSG      Direct      Total
                         ----------  ----------  ----------  -------  -----------
Income Statement
Revenue
Premium income.......... $   96,744  $      464  $      --   $12,946  $   110,154
Net investment income...    124,518     198,322      93,299    2,458      418,597
Realized investment
 losses.................     (4,480)     (4,130)     (3,356)     (88)     (12,054)
Fees and other income...     61,976      38,869      60,210   43,916      204,971
                         ----------  ----------  ----------  -------  -----------
  Total revenue.........    278,758     233,525     150,153   59,232      721,668
                         ----------  ----------  ----------  -------  -----------
Benefits and Expenses
Policyholder benefits...    118,556     131,552      63,318    1,650      315,076
Intangible asset
 amortization...........     55,186      12,782      20,860      --        88,828
Net deferral of
 insurance acquisition
 costs..................    (35,392)    (67,048)    (11,416) (43,259)    (157,115)
Commissions and taxes,
 licenses and fees......      8,260      84,232      44,431   11,264      148,187
Operating expenses......     48,166      32,182      29,463   94,635      204,446
                         ----------  ----------  ----------  -------  -----------
  Total benefits and
   expenses.............    194,776     193,700     146,656   64,290      599,422
                         ----------  ----------  ----------  -------  -----------
Income (loss) before
 income tax expense
 (benefit)..............     83,982      39,825       3,497   (5,058)     122,246
Income tax expense
 (benefit)..............     32,873       7,982      (3,914)  (1,762)      35,179
                         ----------  ----------  ----------  -------  -----------
  Net income (loss)..... $   51,109  $   31,843  $    7,411  $(3,296) $    87,067
                         ==========  ==========  ==========  =======  ===========
Balance Sheet
Future policy benefits.. $1,954,307  $2,956,326  $1,365,963  $75,065  $ 6,351,661
                         ==========  ==========  ==========  =======  ===========
Liabilities related to
 separate accounts...... $   23,410  $8,646,454  $2,509,775  $   --   $11,179,639
                         ==========  ==========  ==========  =======  ===========

                                                                   Liabilities
                                                 Net      Future   Related to
                                               Income     Policy    Separate
                                      Revenue  (Loss)    Benefits   Accounts
                                      -------- -------  ---------- -----------
Total revenue, net income, future
 policy benefits and liabilities
 related to separate accounts,
 respectively, from above:........... $721,668 $87,067  $6,351,661 $11,179,639
                                      -------- -------  ---------- -----------
Less:
  Revenue, net income and selected
   liabilities of FKLA...............  268,198  43,922   2,427,185         --
  Revenue, net income and selected
   liabilities of ZLICA..............   48,650   7,212     336,336         --
  Revenue, net loss and selected
   liabilities of Zurich Direct......   43,910 (12,368)        --          --
                                      -------- -------  ---------- -----------
    Totals per the Company's
     consolidated financial
     statements...................... $360,910 $48,301  $3,588,140 $11,179,639
                                      ======== =======  ========== ===========

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) Operating Segments and Related Information (continued)

As of and for the period ending December 31, 1999:

(in thousands)

                             Life
                          Brokerage   Financial      RSG      Direct     Total
                          ----------  ----------  ----------  -------  ----------
Income Statement
Revenue
Premium income..........  $  145,533  $      410  $      --   $ 8,038  $  153,981
Net investment income...     137,106     175,590     101,202    1,297     415,195
Realized investment
 gains (losses).........         976      (6,980)        (98)     --       (6,102)
Fees and other income...      70,477      48,873      35,742   44,528     199,620
                          ----------  ----------  ----------  -------  ----------
  Total revenue.........     354,092     217,893     136,846   53,863     762,694
                          ----------  ----------  ----------  -------  ----------
Benefits and Expenses
Policyholder benefits...     200,161     112,869      68,801    3,529     385,360
Intangible asset
 amortization...........      54,957      12,053      13,989      --       80,999
Net deferral of
 insurance acquisition
 costs..................     (37,433)    (43,664)    (20,624) (41,412)   (143,133)
Commissions and taxes,
 licenses and fees......      21,881      66,702      26,700   17,411     132,694
Operating expenses......      56,179      25,101      23,611   71,194     176,085
                          ----------  ----------  ----------  -------  ----------
  Total benefits and
   expenses.............     295,745     173,061     112,477   50,722     632,005
                          ----------  ----------  ----------  -------  ----------
Income before income tax
 expense................      58,347      44,832      24,369    3,141     130,689
Income tax expense......      25,707      19,235      10,966    1,114      57,022
                          ----------  ----------  ----------  -------  ----------
  Net income............  $   32,640  $   25,597  $   13,403  $ 2,027  $   73,667
                          ==========  ==========  ==========  =======  ==========
Balance Sheet
Future policy benefits..  $2,099,940  $2,620,132  $1,577,944  $34,957  $6,332,973
                          ==========  ==========  ==========  =======  ==========
Liabilities related to
 separate accounts......  $   20,552  $6,916,807  $2,840,709  $   --   $9,778,068
                          ==========  ==========  ==========  =======  ==========

                                                                  Liabilities
                                                Net      Future   Related to
                                              Income     Policy    Separate
                                     Revenue  (Loss)    Benefits   Accounts
                                     -------- -------  ---------- -----------
Total revenue, net income, future
 policy benefits and liabilities
 related to separate accounts,
 respectively, from above:.......... $762,694 $73,667  $6,332,973 $9,778,068
                                     -------- -------  ---------- ----------
Less:
  Revenue, net income and selected
   liabilities of FKLA..............  305,334  24,801   2,299,783        --
  Revenue, net income and selected
   liabilities of ZLICA.............   49,460   8,528     314,357        --
  Revenue, net loss and selected
   liabilities of Zurich Direct.....   44,481  (4,602)        --         --
                                     -------- -------  ---------- ----------
    Totals per the Company's
     consolidated financial
     statements..................... $363,419 $44,940  $3,718,833 $9,778,068
                                     ======== =======  ========== ==========

            KEMPER INVESTOR LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) Operating Segments and Related Information (continued)

As of and for the period ending December 31, 1998:

(in thousands)

                             Life
                          Brokerage   Financial      RSG      Direct     Total
                          ----------  ----------  ----------  -------  ----------
Income Statement
Revenue
Premium income..........  $  160,067  $       56  $      --   $ 5,583  $  165,706
Net investment income...     141,171     180,721     100,695      271     422,858
Realized investment
 gains..................      20,335      33,691      15,659       30      69,715
Fees and other income...      80,831      40,421      31,074   23,581     175,907
                          ----------  ----------  ----------  -------  ----------
  Total revenue.........     402,404     254,889     147,428   29,465     834,186
                          ==========  ==========  ==========  =======  ==========
Benefits and Expenses
Policyholder benefits...     243,793     117,742      73,844    2,110     437,489
Intangible asset
 amortization...........      58,390      15,669      15,703      --       89,762
Net deferral of
 insurance acquisition
 costs..................     (55,569)     (9,444)    (22,964) (22,765)   (110,742)
Commissions and taxes,
 licenses and fees......      29,539      43,919      22,227   11,707     107,392
Operating expenses......      61,659      24,924      20,279   35,593     142,455
                          ----------  ----------  ----------  -------  ----------
  Total benefits and
   expenses.............     337,812     192,810     109,089   26,645     666,356
                          ==========  ==========  ==========  =======  ==========
Income before income tax
 expense................      64,592      62,079      38,339    2,820     167,830
Income tax expense......      26,774      24,340      14,794    1,001      66,909
                          ----------  ----------  ----------  -------  ----------
  Net income............  $   37,818  $   37,739  $   23,545  $ 1,819  $  100,921
                          ==========  ==========  ==========  =======  ==========
Balance Sheet
Future policy benefits..  $2,225,727  $2,372,144  $1,648,393  $15,069  $6,261,333
Liabilities related to
 separate accounts......  $    8,497  $4,867,189  $2,223,518  $   --   $7,099,204
                          ==========  ==========  ==========  =======  ==========


                                                                   Liabilities
                                                Net       Future   Related to
                                               Income     Policy    Separate
                                     Revenue   (Loss)    Benefits   Accounts
                                     -------- --------  ---------- -----------
Total revenue, net income, future
 policy benefits and liabilities
 related to separate accounts,
 respectively, from above:.......... $834,186 $100,921  $6,261,333 $7,099,204
                                     -------- --------  ---------- ----------
Less:
  Revenue, net income and selected
   liabilities of FKLA..............  336,841   35,953   2,037,683        --
  Revenue, net loss and selected
   liabilities of ZLICA.............   54,058   (1,066)    317,259        --
  Revenue, net income and selected
   liabilities of Zurich Direct.....   23,548      885         --         --
                                     -------- --------  ---------- ----------
    Totals per the Company's
     consolidated financial
     statements..................... $419,739 $ 65,149  $3,906,391 $7,099,204
                                     ======== ========  ========== ==========

(16) Subsequent Event

   In February 2001, the Company sold to FKLA a $60.0 million group variable life insurance policy covering all current FKLA employees as of February 14, 2001. The transaction, as business-owned life insurance, will permit FKLA to indirectly fund certain of its employee benefit obligations.

                                  APPENDIX A

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

      Contract Value................................... $40,000
      Guarantee Period................................. 5 Years
      Guaranteed Interest Rate......................... 5% Annual Effective Rate

   The following examples illustrate how the Market Value Adjustment may affect the values of a Contract upon a withdrawal. The 5% assumed Guaranteed Interest Rate is the rate required to be used in the "Summary of Expenses." In these examples, the withdrawal occurs one year after the Date of Issue. The Market Value Adjustment operates in a similar manner for transfers.

   The Guarantee Period Value for this $40,000 Contract Value is $51,051.26 at the end of the five-year Guarantee Period. After one year, when the withdrawals occur in these examples, the Guarantee Period Value is $42,000.00. It is also assumed, for the purposes of these examples, that no prior partial withdrawals or transfers have occurred.

   The Market Value Adjustment will be based on the rate we are then crediting (at the time of the withdrawal) on new Contracts with the same Guarantee Period as your Guarantee Period. One year after the Purchase Payment there would have been four years remaining in your Guarantee Period.

Example of a Downward Market Value Adjustment

   A downward Market Value Adjustment results from a full or partial withdrawal that occurs when interest rates have increased. Assume interest rates have increased one year after the Purchase Payment and we are then crediting 6.5% for a five-year Guarantee Period. Upon a full withdrawal, the market value adjustment factor would be:

                        .054 = .075 X 48 X (.065 - .05)

   The Market Value Adjustment is a reduction of $2,268.00 from the Guarantee Period Value:

                          2,268.00 = .054 X 42,000.00

   The Market Adjusted Value would be:

                      $39,732.00 = $42,000.00 - $2,268.00

   If instead of a full withdrawal, 50% of the Guarantee Period Value was withdrawn (partial withdrawal of 50%), the Market Value Adjustment would be 50% of that of the full withdrawal:

                         $1,134.00 = .054 X $21,000.00

   The Market Adjusted Value would be:

                      $19,866.00 = $21,000.00 - $1,134.00

Example of an Upward Market Value Adjustment

   An upward Market Value Adjustment results from a withdrawal that occurs when interest rates have decreased. Assume interest rates have decreased one year later and we are then crediting 4% for a five-year Guarantee Period. Upon a full withdrawal, the market value adjustment factor would be:

                        -.036 = .075 X 48 X (.04 - .05)

   The Market Value Adjustment is an increase of $1,512.00 to the Guarantee Period Value:

                        -$1,512.00 = $42,000.00 X -.036

   The Market Adjusted Value would be:

                    $43,512.00 = $42,000.00 - (-$1,512.00)

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   If instead of a full withdrawal, 50% of the Guarantee Period Value was withdrawn (partial withdrawal of 50%), the Market Value Adjustment would be:

                         -$756.00 = $21,000.00 X -.036

   The Market Adjusted Value of $21,000.00 would be:

                       $21,756.00 = $21,000.00 + $756.00

   Actual Market Value Adjustment may have a greater or lesser impact than that shown in the Examples, depending on the actual change in interest crediting rates and the timing of the withdrawal or transfer in relation to the time remaining in the Guarantee Period.

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                                  APPENDIX B

  KEMPER INVESTORS LIFE INSURANCE COMPANY DEFERRED FIXED AND VARIABLE ANNUITY
               IRA, ROTH IRA AND SIMPLE IRA DISCLOSURE STATEMENT

   This Disclosure Statement describes the statutory and regulatory provisions applicable to the operation of traditional Individual Retirement Annuities
(IRAs), Roth Individual Retirement Annuities (Roth IRAs) and Simple Individual Retirement Annuities (SIMPLE IRAs). Internal Revenue Service regulations require that this be given to each person desiring to establish an IRA, Roth IRA or a SIMPLE IRA. Except where otherwise indicated, IRA discussion includes Simplified Employee Pension IRAs (SEP IRAs). Further information can be obtained from Kemper Investors Life Insurance Company and from any district office of the Internal Revenue Service.

A. Revocation

   Within 7 days of the date you signed your enrollment application, you may revoke the Contract and receive back 100% of your money. To do so, write Kemper Investors Life Insurance Company, 1 Kemper Drive, Long Grove, Illinois 60049, or call 1-800-621-5001.

B. Statutory Requirements

   This Contract is intended to meet the requirements of Section 408(b) of the Internal Revenue Code (Code), Section 408A of the Code for use as a Roth IRA, or of Section 408(p) of the Code for use as a SIMPLE IRA, whichever is applicable. The Contract has not been approved as to form for use as an IRA, Roth IRA or a SIMPLE IRA by the Internal Revenue Service. Such approval by the Internal Revenue Service is a determination only as to form of the Contract, and does not represent a determination on the merits of the Contract.

   1. The amount in your IRA, Roth IRA, and SIMPLE IRA, whichever is applicable, must be fully vested at all times and the entire interest of the owner must be nonforfeitable.

   2. The Contract must be nontransferable by the owner.

   3. The Contract must have flexible premiums.

   4. For IRAs and SIMPLE IRAs, you must start receiving distributions on or before April 1 of the year following the year in which you reach age 70 1/2 (the required beginning date)(see "Required Distributions"). However, Section 401(a)(9)(A) of the Code (relating to minimum distributions required to commence at age 70 1/2), and the incidental death benefit requirements of
Section 401(a) of the Code, do not apply to Roth IRAs.

   If you die before your entire interest in your Contract is distributed, unless otherwise permitted under applicable law, any remaining interest in the Contract must be distributed to your beneficiary by December 31 of the calendar year containing the fifth anniversary of your death; except that: (1) if the interest is payable to an individual who is your designated beneficiary (within the meaning of Section 401(a)(9) of the Code), the designated beneficiary may elect to receive the entire interest over his or her life, or over a period certain not extending beyond his or her life expectancy, commencing on or before December 31 of the calendar year immediately following the calendar year in which you die; and (2) if the designated beneficiary is your spouse, the Contract will be treated as his or her own IRA, or, where applicable, Roth IRA.

   5. Except in the case of a rollover contribution or a direct transfer (see "Rollovers and Direct Transfers"), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP), (1) all contributions to an IRA, including a Roth IRA, must be cash contributions which do not exceed $2,000 for any taxable year, and (2) all contributions to a SIMPLE IRA must be cash contributions, including matching or nonelective employer contributions (see "SIMPLE IRAs"), which do not exceed $6,000 for any year (as adjusted for inflation).

   6. The Contract must be for the exclusive benefit of you and your beneficiaries.

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C. Rollovers and Direct Transfers for IRAs and SIMPLE IRAs

   1. A rollover is a tax-free transfer from one retirement program to another that you cannot deduct on your tax return. There are two kinds of tax-free rollover payments under an IRA. In one, you transfer amounts from one IRA to another. With the other, you transfer amounts from a qualified employee benefit plan or tax-sheltered annuity to an IRA. Tax-free rollovers can be made from a SIMPLE IRA to another SIMPLE IRA or to a SIMPLE Individual Retirement Account under Section 408(p) of the Code. An individual can make a tax-free rollover to an IRA from a SIMPLE IRA after a two-year period has expired since the individual first participated in a SIMPLE plan.

   2. You must complete the transfer by the 60th day after the day you receive the distribution from your IRA or other qualified employee benefit plan or SIMPLE IRA.

   3. A rollover distribution may be made to you only once a year. The one-year period begins on the date you receive the rollover distribution, not on the date you roll it over (reinvest it).

   4. A direct transfer to an IRA of funds in an IRA from one trustee or insurance company to another is not a rollover. It is a transfer that is not affected by the one-year waiting period.

   5. All or a part of the premium for this Contract used as an IRA may be paid from a rollover from an IRA, qualified pension or profit-sharing plan or tax-sheltered annuity, or from a direct transfer from another IRA. All or part of the premium for this Contract used as a SIMPLE IRA may be paid from a rollover from a SIMPLE IRA or SIMPLE Individual Retirement Account or, to the extent permitted by law, from a direct transfer from a SIMPLE IRA or SIMPLE Individual Retirement Account.

   6. A distribution that is eligible for rollover treatment from a qualified employee benefit plan or tax-sheltered annuity will be subject to twenty percent (20%) withholding by the Internal Revenue Service even if you roll the distribution over within the 60-day rollover period. One way to avoid this withholding is to make the distribution as a direct transfer to the IRA trustee or insurance company.

D. Contribution Limits and Allowance of Deduction for IRAs

   1. In general, the amount you can contribute each year to an IRA is the lesser of $2,000 or your taxable compensation for the year. If you have more than one IRA, the limit applies to the total contributions made to your own IRAs for the year. Generally, if you work the amount that you earn is compensation. Wages, salaries, tips, professional fees, bonuses and other amounts you receive for providing personal services are compensation. If you own and operate your own business as a sole proprietor, your net earnings reduced by your deductible contributions on your behalf to self-employed retirement plans is compensation. If you are an active partner in a partnership and provide services to the partnership, your share of partnership income reduced by deductible contributions made on your behalf to qualified retirement plans is compensation. All taxable alimony and separate maintenance payments received under a decree of divorce or separate maintenance is compensation.

   2. In the case of a married couple filing a joint return, up to $2,000 can be contributed to each spouse's IRA, even if one spouse has little or no compensation. This means that the total combined contributions that can be made to both IRAs can be as much as $4,000 for the year. Previously, if one spouse had no compensation or elected to be treated as having no compensation, the total combined contributions to both IRAs could not be more than $2,250.

   3. In the case of a married couple with unequal compensation who file a joint return, the limit on the deductible contributions to the IRA of the spouse with less compensation is the smaller of:

   a. $2,000 or

   b. The total compensation of both spouses, reduced by any deduction allowed for contributions to IRAs of the spouse with more compensation.

   The deduction for contributions to both spouses' IRAs may be further limited if either spouse is covered by an employer retirement plan.

   4. Even if your spouse is covered by an employer retirement plan, you may be able to deduct your contributions to an IRA if you are not covered by an employer plan. The deduction is limited to $2,000 and

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it must be reduced if your adjusted gross income on a joint return is more than $150,000 but less than $160,000. Your deduction is eliminated if your income on a joint return is $160,000 or more.

   5. Contributions to your IRA can be made at any time. If you make the contribution between January 1 and April 15, however, you may elect to treat the contribution as made either in that year or in the preceding year. You may file a tax return claiming a deduction for your IRA contribution before the contribution is actually made. You must, however, make the contribution by the due date of your return not including extensions.

   6. You cannot make a contribution other than a rollover contribution to your IRA for the year in which you reach age 70 1/2 or thereafter.

E. SEP IRAs

   1. SEP IRA rules concerning eligibility and contributions are governed by Code Section 408(k). The maximum deductible contribution for a SEP IRA is the lesser of $30,000 or 15% of compensation.

   2. A SEP must be established and maintained by an employer (corporation, partnership, sole proprietor). Information about the Kemper SEP is available upon request.

F. SIMPLE IRAs

   1. A SIMPLE IRA must be established with your employer using a qualified salary reduction agreement.

   2. You may elect to have your employer contribute to your SIMPLE IRA, under a qualified salary reduction agreement, an amount (expressed as a percentage of your compensation) not to exceed $6,000 (as adjusted for inflation) for the year. In addition to these employee elective contributions, your employer is required to make each year either (1) a matching contribution equal to up to 3 percent, and not less than 1 percent, of your SIMPLE IRA contribution for the year, or (2) a nonelective contribution equal to 2 percent of your compensation for the year (up to $150,000 of compensation, as adjusted for inflation). No other contributions may be made to a SIMPLE IRA.

   3. Employee elective contributions and employer contributions (i.e., matching contributions and nonelective contributions) to your SIMPLE IRA are excluded from your gross income.

   4. To the extent an individual with a SIMPLE IRA is no longer participating in a SIMPLE plan (e.g., the individual has terminated employment), and two years has passed since the individual first participated in the plan, the individual may treat the SIMPLE IRA as an IRA.

G. Tax Status of the Contract and Distributions for IRAs and SIMPLE IRAs

   1. Earnings of your IRA annuity contract are not taxed until they are distributed to you.

   2. In general, taxable distributions are included in your gross income in the year you receive them.

   3. Distributions under your IRA are non-taxable to the extent they represent a return of non-deductible contributions (if any). The non-taxable percentage of a distribution is determined by dividing your total undistributed, non-deductible IRA contributions by the value of all your IRAs (including SEPs and rollovers).

   4. You cannot choose the special five-year or ten-year averaging that may apply to lump sum distributions from qualified employer plans.

H. Required Distributions for IRAs and SIMPLE IRAs

   You must start receiving minimum distributions required under the Contract and Section 401(a)(9) of the Code from your IRA and SIMPLE IRA starting with the year you reach age 70 1/2 (your 70 1/2 year). Ordinarily, the required minimum distribution for a particular year must be received by December 31 of that year. However, you may delay the required minimum distribution for the year you reach age 70 1/2 until April 1 of the following year (i.e., the required beginning date).


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   Annuity payments which begin by April 1 of the year following your 70 1/2 year satisfy the minimum distribution requirement if they provide for non-increasing payments over the life or the lives of you and your spouse, provided that, if installments are guaranteed, the guaranty period does not exceed the lesser of 20 years or the applicable life expectancy.

   The applicable life expectancy is your remaining life expectancy or the remaining joint life and last survivor expectancy of you and your designated beneficiary. Life expectancies are determined using the expected return multiple tables shown in IRS Publication 590 "Individual Retirement Arrangements." To obtain a free copy of IRS Publication 590 and other IRS forms, phone the IRS toll free at 1-800-729-3676 or write the IRS Forms Distribution Center for your area as shown in your income tax return instructions.

   If you have more than one IRA, you must determine the required minimum distribution separately for each IRA; however, you can take the actual distributions of these amounts from any one or more of your IRAs.

   If the actual distribution from your Contract is less than the minimum amount that should be distributed in accordance with the minimum distribution requirements mentioned above, the difference generally is an excess accumulation. There is a 50% excise tax on any excess accumulations. If the excess accumulation is due to reasonable error, and you have taken (or are taking) steps to remedy the insufficient distribution, you can request that this 50% excise tax be excused by filing with your tax return an IRS Form 5329, together with a letter of explanation and the excise tax payment.

I. Roth IRAs

   1. If your Contract is a special type of individual retirement plan known as Roth IRA, it will be administered in accordance with the requirements of section 408A of the Code. (Except as otherwise indicated, references herein to an "IRA" are to an "individual retirement plan," within the meaning of Section 7701(a)(37) of the Code, other than a Roth IRA.) Roth IRAs are treated the same as other IRAs, except as described here. However, the provisions of the Code governing Roth IRAs may be modified by pending legislation. We will notify you of any such changes.

   2. The IRS is not presently accepting submissions for opinion letters approving annuities as Roth IRAs, but will issue in the future procedures for requesting such opinion letters. We will apply for approval as soon as possible after the IRS issues its procedures on this matter. Such approval will be a determination only as to the form of the annuity, and will not represent a determination of the merits of the annuity.

   3. If your Contract is a Roth IRA, we will send you a Roth IRA endorsement to be attached to, and to amend, your Contract after we obtain approval of the endorsement from the IRS and your state insurance department. We reserve the right to amend the Contract as necessary or advisable from time to time to comply with future changes in the Internal Revenue Code, regulations or other requirements imposed by the IRS to obtain or maintain its approval of the annuity as a Roth IRA.

   4. Earnings in your Roth IRA are not taxed until they are distributed to you, and will not be taxed if they are paid as a "qualified distribution," as described to you in section L, below.

J. Eligibility and Contributions for Roth IRAs

   1. Generally, you are eligible to establish or make a contribution to your Roth IRA only if you meet certain income limits. No deduction is allowed for contributions to your Roth IRA. Contributions to your Roth IRA may be made even after you attain age 70 1/2.

   2. The aggregate amount of contributions for any taxable year to all IRAs, including all Roth IRAs, maintained for your benefit (the "contribution limit") generally is the lesser of $2,000 and 100% of your compensation for the taxable year. However, if you file a joint return and receive less compensation for the taxable year than your spouse, the contribution limit for the taxable year is the lesser of $2,000 and the sum of (1) your compensation for the taxable year, and (2) your spouse's compensation for the taxable year reduced by any deductible contributions to an IRA of your spouse, and by any contributions to a Roth IRA for your spouse, for the taxable year.

   The contribution limit for any taxable year is reduced (but not below zero) by the amount which bears the same ratio to such amount as:

     (a) the excess of (i) your adjusted gross income for the taxable year, over (ii) the "applicable dollar amount", bears to

     (b) $15,000 (or $10,000 if you are married).

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   For this purpose, "adjusted gross income" is determined in accordance with
Section 219(g)(3) of the Code and (1) excludes any amount included in gross income as a result of any rollover from, transfer from, or conversion of an IRA to a Roth IRA, and (2) is reduced by any deductible IRA contribution. In addition, the "applicable dollar amount" is equal to $150,000 for a married individual filing a joint return, $0 for a married individual filing a separate return, and $95,000 for any other individual.

   A "qualified rollover contribution" (discussed in section K, below), and a non-taxable transfer from another Roth IRA, are not taken into account for purposes of determining the contribution limit.

K. Rollovers, Transfers and Conversions to Roth IRAs

   1. Rollovers and Transfers--A rollover may be made to a Roth IRA only if it is a "qualified rollover contribution." A "qualified rollover contribution" is a rollover to a Roth IRA from another Roth IRA or from an IRA, but only if such rollover contribution also meets the rollover requirements for IRAs under
Section 408(d)(3). In addition, a transfer may be made to a Roth IRA directly from another Roth IRA or from an IRA.

   You may not make a qualified rollover contribution or transfer in a taxable year from an IRA to a Roth IRA if (a) your adjusted gross income for the taxable year exceeds $100,000 or (b) you are married and file a separate return.

   The rollover requirements of Section 408(d)(3) are complex and should be carefully considered before you make a rollover. One of the requirements is that the amount received be paid into another IRA (or Roth IRA) within 60 days after receipt of the distribution. In addition, a rollover contribution from a Roth IRA may be made by you only once a year. The one-year period begins on the date you receive the Roth IRA distribution, not on the date you roll it over (reinvest it) into another Roth IRA. If you withdraw assets from a Roth IRA, you may roll over part of the withdrawal tax free into another Roth IRA and keep the rest of it. A portion of the amount you keep may be included in your gross income.

   2. Taxation of Rollovers and Transfers to Roth IRAs--A qualified rollover contribution or transfer from a Roth IRA maintained for your benefit to another Roth IRA maintained for your benefit which meets the rollover requirements for IRAs under Section 408(d)(3) is tax-free.

   In the case of a qualified rollover contribution or a transfer from an IRA maintained for your benefit to a Roth IRA maintained for your benefit, any portion of the amount rolled over or transferred which would be includible in your gross income were it not part of a qualified rollover contribution or a nontaxable transfer will be includible in your gross income. However, Code
Section 72(t) (relating to the 10 percent penalty tax on premature distributions) will generally not apply unless the amounts rolled over or transferred are withdrawn within the five-year period beginning with the taxable year in which such contribution was made.

   3. Transfers of Excess IRA Contributions to Roth IRAs--If, before the due date of your federal income tax return for any taxable year (not including extensions), you transfer, from an IRA, contributions for such taxable year (and earnings thereon) to a Roth IRA, such amounts will not be includible in gross income to the extent that no deduction was allowed with respect to such amount.

   4. Taxation of Conversions of IRAs to Roth IRAs--All or part of amounts in an IRA maintained for your benefit may be converted into a Roth IRA maintained for your benefit. The conversion of an IRA to a Roth IRA is treated as a special type of qualified rollover contribution. Hence, you must be eligible to make a qualified rollover contribution in order to convert an IRA to a Roth IRA. A conversion typically will result in the inclusion of some or all of your IRA's value in gross income, as described above.

   A conversion of an IRA to a Roth IRA can be made without taking an actual distribution from your IRA. For example, an individual may make a conversion by notifying the IRA issuer or trustee, whichever is applicable.

   UNDER SOME CIRCUMSTANCES, IT MIGHT NOT BE ADVISABLE TO ROLLOVER, TRANSFER, OR CONVERT ALL OR PART OF AN IRA TO A ROTH IRA. WHETHER YOU SHOULD DO SO WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, SUCH FACTORS AS WHETHER YOU QUALIFY TO MAKE SUCH A ROLLOVER, TRANSFER, OR CONVERSION, YOUR FINANCIAL SITUATION, AGE, CURRENT AND FUTURE INCOME NEEDS,

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YEARS TO RETIREMENT, CURRENT AND FUTURE TAX RATES, YOUR ABILITY AND DESIRE TO
PAY CURRENT INCOME TAXES WITH RESPECT TO AMOUNTS ROLLED OVER, TRANSFERRED, OR CONVERTED, AND WHETHER SUCH TAXES MIGHT NEED TO BE PAID WITH WITHDRAWALS FROM YOUR ROTH IRA (SEE DISCUSSION BELOW OF "NONQUALIFIED DISTRIBUTIONS"). YOU SHOULD CONSULT A QUALIFIED TAX ADVISER BEFORE ROLLING OVER, TRANSFERRING, OR CONVERTING ALL OR PART OF AN IRA TO A ROTH IRA.

   5. Separate Roth IRAs--Due to the complexity of, and proposed changes to, the tax law, it may be advantageous to maintain amounts rolled over, transferred, or converted from an IRA in separate Roth IRAs from those containing regular Roth IRA contributions. For the same reason, you should consider maintaining a separate Roth IRA for each amount rolled over, transferred, or converted from an IRA. These considerations should be balanced against the additional costs you may incur from maintaining multiple Roth IRAs. You should consult your tax adviser if you intend to contribute rollover, transfer, or conversion amounts to your Contract or if you intend to roll over or transfer amounts from your Contract to another Roth IRA maintained for your benefit.

L. Income Tax Consequences of Roth IRAs

   1. Qualified Distributions--Any "qualified distribution" from a Roth IRA is excludible from gross income. A "qualified distribution" is a payment or distribution which satisfies two requirements. First, the payment or distribution must be (a) made after you attain 59 1/2, (b) made after your death, (c) attributable to your being disabled, or (d) a "qualified special purpose distribution" (i.e., a qualified first-time homebuyer distribution under Section 72(t)(2)(F) of the Code). Second, the payment or distribution must be made in a taxable year that is at least five years after (1) the first taxable year for which a contribution was made to any Roth IRA established for you, or (2) in the case of a rollover from, or a conversion of, an IRA to a Roth IRA, the taxable year in which the rollover or conversion was made if the payment or distribution is allocable (as determined in the manner set forth in guidance issued by the IRS) to the rollover contribution or conversion (or to income allocable thereto).

   2. Nonqualified Distributions--A distribution from a Roth IRA which is not a qualified distribution is taxed under Section 72 (relating to annuities), except that such distribution is treated as made first from contributions to the Roth IRA to the extent that such distribution, when added to all previous distributions from the Roth IRA, does not exceed the aggregate amount of contributions to the Roth IRA. For purposes of determining the amount taxed,
(a) all Roth IRAs established for you will be treated as one contract, (b) all distributions during any taxable year from Roth IRAs established for you will be treated as one distribution, and (c) the value of the contract, income on the contract, and investment in the contract, if applicable, will be computed as of the close of the calendar year in which the taxable year begins.

   An additional tax of 10% is imposed on nonqualified distributions (including amounts deemed distributed as the result of a prohibited loan or use of your Roth IRA as security for a loan) made before the benefited individual has attained age 59 1/2, unless one of the exceptions discussed in Section N applies.

M. Tax on Excess Contributions

   1. You must pay a 6% excise tax each year on excess contributions that remain in your Contract. Generally, an excess contribution is the amount contributed to your Contract that is more than you can contribute. The excess is taxed for the year of the excess contribution and for each year after that until you correct it.

   2. You will not have to pay the 6% excise tax if you withdraw the excess amount by the date your tax return is due including extensions for the year of the contribution. You do not have to include in your gross income an excess contribution that you withdraw from your Contract before your tax return is due if the income earned on the excess was also withdrawn and no deduction was allowed for the excess contribution. You must include in your gross income the income earned on the excess contribution.

N. Tax on Premature Distributions

   There is an additional tax on premature distributions from your IRA, Roth IRA or SIMPLE IRA, equal to 10% of the taxable amount. For premature distributions from a SIMPLE IRA made within the first 2 years you participate in a SIMPLE plan, the additional tax is equal to 25% of the amount of the premature

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distribution that must be included in gross income. Premature distributions are generally amounts you withdraw before you are age 59 1/2. However, the tax on premature distributions does not apply:

   1. To amounts that are rolled over tax free;

   2. To a distribution which is made on or after your death, or on account of you being disabled within the meaning of Code Section 72(m)(7);

   3. To a distribution which is part of a series of substantially equal periodic payments (made at least annually) over your life or your life expectancy or the joint life or joint life expectancy of you and your beneficiary; or

   4. To a distribution which is used for qualified first-time homebuyer expenses, qualified high education expenses, certain medical expenses, or by an unemployed individual to pay health insurance premiums.

O. IRA Excise Tax Reporting

   Use Form 5329, Additional Taxes Attributable to Qualified Retirement Plans (Including IRAs), Annuities, and Modified Endowment Contracts, to report the excise taxes on excess contributions, premature distributions, and excess accumulations. If you do not owe any IRA, Roth IRA or SIMPLE IRA excise taxes, you do not need Form 5329. Further information can be obtained from any district office of the Internal Revenue Service.

P. Borrowing

   If you borrow money against your Contract or use it as security for a loan, the Contract will lose its classification as an IRA, Roth IRA or SIMPLE IRA, whichever is applicable, and you must include in gross income the fair market value of the Contract as of the first day of your tax year. In addition, you may be subject to the tax on premature distributions described above. (Note:
This Contract does not allow borrowings against it, nor may it be assigned or pledged as collateral for a loan.)

Q. Reporting

   We will provide you with any reports required by the Internal Revenue
Service.

R. Estate Tax

   Generally, the value of your IRA, including your Roth IRA, is included in your gross estate for federal estate tax purposes.

S. Financial Disclosure for the Separate Account (Variable Account) and MVA Option.

   1. If on the enrollment application you indicated an allocation to a Subaccount, this Contract will be assessed a daily charge of an amount which will equal an aggregate of 1.25% per annum.

   2. An annual records maintenance charge of $30.00 will be assessed against the Separate Account Value each Contract Year. If no values are in the Subaccounts, the charge will be assessed against Guarantee Period Value.

   3. Withdrawal and early annuitization charges will be assessed based on the Contract Years elapsed since the Contract was issued as described in the prospectus under the heading "Withdrawal Charge."

   Withdrawals, transfers and early annuitizations of Guarantee Period Value may be subject to a Market Value Adjustment as described in the prospectus under the heading "Market Value Adjustment."

   4. The method used to compute and allocate the annual earnings is contained in the prospectus under the heading "Accumulation Unit Value" for Separate Account Value and under the headings "Guarantee Periods of the MVA Option" and "Establishment of Guaranteed Interest Rates" for Guarantee Period Value.

   5. The growth in value of your Contract is neither guaranteed nor projected but is based on the investment experience of the Subaccounts or rates of interest as declared by Kemper Investors Life Insurance Company.

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